UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    Comerica Incorporated

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Comerica Incorporated

Proxy Statement and Notice of

2015 Annual Meeting of Shareholders

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

March 17, 2015

Dear Shareholder,

It is our pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of Comerica Incorporated at 9:30 a.m., Central Time, on Tuesday, April 28, 2015 at Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201. Registration will begin at 8:30 a.m., Central Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

This year, we are continuing to provide proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of our annual proxy campaign. On or about March 17, 2015, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement, our annual report and additional soliciting materials online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 27, 2015 to shareholders of record that have not yet voted) unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2015 proxy statement, our 2014 annual report, which summarizes Comerica’s major developments during 2014 and includes the 2014 consolidated financial statements, and additional soliciting materials.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

Ralph W. Babb, Jr.

Chairman and Chief Executive Officer

PROXY STATEMENT

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

 Annual Meeting of Shareholders

Time and Date	9:30 a.m., Central Time, April 28, 2015

Place	Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201

Record Date	February 27, 2015

Mailing Date	On or around March 17, 2015

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Voting Matters

	Board Vote Recommendation	Page Reference
Election of directors	FOR EACH DIRECTOR NOMINEE	12

Ratification of Ernst & Young LLP as independent auditors for 2015	FOR	25

Approval of the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors	FOR	32

Advisory approval of the Company’s executive compensation	FOR	37

 Board Nominees

The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term. Directors are elected by a majority of votes cast.

		Director			Committee Memberships				Other Public Company Boards
Name	Age	since	Occupation	Independent	AC	GCNC	ERC	QLCC

Ralph W. Babb, Jr.	66	2001	Chairman, President & CEO, Comerica Incorporated and Comerica Bank						Texas Instruments Inc.
Roger A. Cregg	58	2006	President & CEO, AV Homes, Inc.	X	F	X		X	AV Homes, Inc.
T. Kevin DeNicola	60	2006	Former CFO, KIOR, Inc.	X	C, F		X	C	Axiall Corporation
Jacqueline P. Kane	62	2008	EVP, Human Resources and Corporate Affairs, The Clorox Company	X		X
Richard G. Lindner	60	2008	Retired; Former SEVP & CFO, AT&T, Inc.	IFD		C	X
Alfred A. Piergallini	68	1991	Consultant, Desert Trail Consulting	X		X			Central Garden & Pet Company
Robert S. Taubman	61	2000	Chairman, President & CEO, Taubman Centers, Inc. and The Taubman Company	X			X		Sotheby’s Holdings, Inc., Taubman Centers, Inc.
Reginald M. Turner, Jr.	55	2005	Attorney, Clark Hill PLC	X	X		C	X	Masco Corporation
Nina G. Vaca	43	2008	Chairman & CEO, Pinnacle Technical Resources, Inc. and Vaca Industries Inc.	X	X		X	X	Cinemark Holdings, Inc., Kohl’s Corporation

AC — Audit Committee; C — Chair; ERC — Enterprise Risk Committee; F — Financial expert; GCNC — Governance, Compensation and Nominating Committee; IFD — Independent Facilitating Director; QLCC — Qualified Legal Compliance Committee

 Attendance

All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

 Corporate Governance Highlights

Comerica is very committed to sound corporate governance practices. We believe that strong corporate governance is important, and that integrity and trustworthiness are the cornerstones upon which successful companies are built. In light of this belief, over the past several years, we have implemented multiple enhancements in the corporate governance of Comerica. Specifically, we have:

•

strengthened the role of the independent Facilitating Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of the Board of Directors;

•	adopted a majority vote standard for director elections;

•	eliminated supermajority voting requirements in our governing documents;

•	declassified our Board of Directors to allow for the annual election of all directors; and

•	prohibited transactions by employees and directors that are designed to hedge or offset any decrease in the market value of Comerica’s equity securities.

 Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2015. Set forth below is summary information with respect to Ernst & Young’s fees for services provided in 2014 and 2013.

	2014	2013
Audit Fees	$2,283,079	$1,846,915
Audit-Related Fees	278,300	272,900
Tax Fees	18,987	66,933
All Other Fees	1,995	218,181

	$2,582,361	$2,404,929

 2014 Compensation Highlights

•

Implemented a new three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals that can be modified by relative total shareholder return (TSR) performance

•	Eliminated duplicate metrics in both the short- and long-term incentive programs

•	Restructured the short-term cash incentive program to measure absolute (actual) performance as opposed to relative (compared to our peers) performance

•	Updated the funding scale for the long-term cash incentive program to more clearly align pay with performance

•	Adopted a forfeiture provision applicable to awards granted in 2014 or later that allows for the cancelation of unvested equity awards in the event of an adverse risk outcome

•	Revised stock ownership guidelines to increase the amount of shares the CEO must own from 5 times base salary to 6 times base salary

COMERICA INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2015

Date:	April 28, 2015

Time:	9:30 a.m., Central Time

Place:	Comerica Bank Tower 1717 Main Street, 4th Floor Dallas, Texas 75201

We invite you to attend the Comerica Incorporated Annual Meeting of Shareholders for the following purposes:

1.	To elect nine directors nominated by the Board of Directors for one-year terms expiring in 2016 or upon the election and qualification of their successors;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015;

3.	To approve the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors;

4.	To approve a non-binding, advisory proposal approving executive compensation; and

5.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 27, 2015 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 17, 2015, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire. In addition, on or around March 27, 2015, Comerica will mail a proxy card to its shareholders of record that have not yet voted, along with a second copy of the Notice of Internet Availability of Proxy Materials. Shareholders of record who previously enrolled in a program to receive electronic versions of the proxy materials will receive an email notice with details on how to access those materials and how to vote.

Comerica will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Comerica Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares with you to the Annual Meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive a printed proxy card in the mail, by completing, dating, signing and returning the proxy card so that your shares may be represented at the Annual Meeting. “Street name” holders must vote their shares in the manner prescribed by their brokerage firm, bank or other nominee. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Jon W. Bilstrom Executive Vice President — Governance, Regulatory Relations and Legal Affairs, and Corporate Secretary

March 17, 2015

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

2015 PROXY STATEMENT

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Comerica Incorporated (“Comerica” or the “Company”) is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to the shareholders on or about March 17, 2015.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 17, 2015, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 27, 2015 to shareholders of record that have not yet voted). The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Who can vote?

Only record holders of Comerica’s common stock at the close of business on February 27, 2015, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If you are a shareholder of record as of the Record Date (as opposed to a street name holder), you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet. On or about March 17, 2015, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to submit their proxy via the Internet. In addition, on or about March 27, 2015, we will mail a printed version of the proxy card, along with a second copy of the Notice of Internet Availability of Proxy Materials, to such shareholders of record, if they have not yet voted. Generally, shareholders of record will need information on the Notice of Internet Availability of Proxy Materials or the proxy card to vote. If you previously enrolled in a program to receive electronic versions of Comerica’s annual report and proxy statement instead of receiving printed versions, you will receive an email notice that will provide you with the information you will need to access the proxy materials and vote.

To vote in person, you will need to attend the Annual Meeting to cast your vote. To vote by proxy card, complete, sign, date and return the proxy card in the return envelope provided with your proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 1-866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•

You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (Central Time), April 27, 2015. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 26, 2015.

(OR)

TO VOTE BY THE INTERNET:             http://www.proxydocs.com/cma

•	Use the Internet to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•

You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (Central Time), April 27, 2015. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 26, 2015.

If you submit a proxy to Comerica before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the nine directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015; for the approval of the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors; and for the non-binding, advisory proposal to approve executive compensation. No other matters are currently scheduled to be acted upon at the Annual Meeting.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by the Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

What is a quorum?

There were 178,069,044 shares of Comerica’s common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares, 89,034,523 shares, present or represented by proxy at the meeting, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Directors:             If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting, broker non-votes (described below) and shares voting “abstain” have no effect on the election of directors. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting.

Other Proposals:             If a quorum exists, the proposals: (i) to ratify the appointment of Ernst & Young LLP as independent auditors; (ii) to approve the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors; and (iii) to approve a non-binding, advisory proposal to approve executive compensation must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the applicable proposal. Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs.

An independent third party, Wells Fargo, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Comerica pays the cost of preparing and printing the proxy statement and soliciting proxies. Comerica will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Comerica will use the services of Georgeson Inc., a proxy solicitation firm, at a cost of $10,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Comerica and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Comerica also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Comerica’s common stock.

When are shareholder proposals for the 2016 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, all shareholder proposals must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, and received by November 18, 2015.

Under Comerica’s bylaws, shareholders of Comerica must provide advance notice to Comerica if they wish to propose items of business at an Annual Meeting of Comerica’s shareholders. For the 2016 Annual Meeting of Shareholders, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 29, 2016 and no earlier than the close of business on December 30, 2015. If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2016), Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the new Annual Meeting date and no later than the close of business on the later of the 90th day prior to the new Annual Meeting date or the 10th day following the day on which Comerica first made a public announcement of the new Annual Meeting date.

Comerica’s bylaws contain additional requirements for shareholder proposals. A copy of Comerica’s bylaws can be obtained by making a written request to the Corporate Secretary.

How can shareholders nominate persons for election as directors at the 2016 Annual Meeting?

All shareholder nominations of persons for election as directors at the 2016 Annual Meeting of Shareholders must comply with applicable laws and regulations, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Under Comerica’s bylaws, shareholders of Comerica must provide advance notice to Comerica’s Corporate Secretary if they wish to nominate persons for election as directors at an Annual Meeting of Comerica’s Shareholders. For the 2016 Annual Meeting of Shareholders, written notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 29, 2016 and no earlier than the close of business on December 30, 2015.

If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date that is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2016), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s

Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Comerica first made a public announcement of the meeting date (and, in the case of a special meeting, of the nominees proposed by the Board of Directors to be elected at such meeting).

If Comerica increases the number of directors to be elected to the Board at the Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the immediately preceding year’s Annual Meeting, then Comerica will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Comerica’s Corporate Secretary receives your notice no later than the close of business on the 10th day following the day on which Comerica first makes the public announcement of the increase in the number of directors.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary (in accordance with the time periods described above, in the case of director nominations by shareholders) a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica.

You may receive a copy of Comerica’s bylaws specifying the advance notice and additional requirements for shareholder nominations by making a written request to the Corporate Secretary.

Does Comerica have a Code of Ethics?

Yes, Comerica has a Code of Business Conduct and Ethics for Employees, which applies to employees and agents of Comerica and its subsidiaries and affiliates, as well as a Code of Business Conduct and Ethics for Members of the Board of Directors. Comerica also has a Senior Financial Officer Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Code of Business Conduct and Ethics for Employees, the Code of Business Conduct and Ethics for Members of the Board of Directors and the Senior Financial Officer Code of Ethics are available on Comerica’s website at www.comerica.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.

A copy of Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2015.

The proxy statement, annual report to security holders and additional soliciting materials are available at www.proxydocs.com/cma.

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote “FOR”

the candidates for director.

Election of Directors. Comerica’s Board of Directors currently has nine members, and directors are elected annually for terms of one year. Based on the recommendation of the Governance, Compensation and Nominating Committee, the Board has nominated all of Comerica’s current directors to serve another term or until their successors are elected and qualified. The current directors are the only nominees, and each of them has been previously elected by the shareholders. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Comerica, if elected. Proxies cannot be voted for a greater number of people than the number of nominees named.

If any director is unable to stand for re-election, Comerica may vote the shares to elect any substitute nominees recommended by the Governance, Compensation and Nominating Committee. If the Governance, Compensation and Nominating Committee does not recommend any substitute nominees, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable to serve.

In identifying potential candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the specific qualities and skills of potential directors. Criteria for assessing nominees include a potential nominee’s ability to represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Comerica, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional or educational organizations.

For those proposed director nominees who meet the minimum qualifications, the Governance, Compensation and Nominating Committee then assesses the proposed nominee’s specific qualifications, evaluates his or her independence, and considers other factors, including skills, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Comerica as necessary to properly discharge his or her duties. Considerations of diversity can include seeking nominees with a broad diversity of experience, professions, skills, geographic representation and/or backgrounds. The Governance, Compensation and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. All of the director nominees completed the required questionnaire.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica. All of the director nominees made the foregoing representations and agreements.

The Governance, Compensation and Nominating Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Governance, Compensation and Nominating Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in Comerica’s bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Governance, Compensation and Nominating Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with Comerica’s bylaws ensures that the Governance, Compensation and Nominating Committee receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.

The Governance, Compensation and Nominating Committee also periodically uses a third-party search firm for the purpose and function of identifying potential director nominees.

Further information regarding the Board and these nominees begins directly below.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CANDIDATES FOR DIRECTOR.

INFORMATION ABOUT NOMINEES

The following section provides information as of March 17, 2015 about each nominee for election as a director.

The information provided includes the age of each nominee or incumbent director; the nominee’s or incumbent director’s principal occupation, employment and business experience during the past five years, including employment with Comerica and Comerica Bank, a wholly-owned subsidiary of Comerica; other public company or registered investment company directorships during the past five years; and the year in which the nominee or incumbent director became a director of Comerica.

Ralph W. Babb, Jr.	Director since 2001(1)

Mr. Babb, 66, has been President and Chief Executive Officer (since January 2002), Chairman (since October 2002), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002) of Comerica Incorporated and Comerica Bank. He has been a director of Texas Instruments Inc. since March 2010.

As our Chairman, President and Chief Executive Officer and our former Chief Financial Officer, Mr. Babb has extensive knowledge of all aspects of our business which, combined with his drive for excellence and his strong leadership skills, position him well to continue to serve as our Chairman, President and Chief Executive Officer.

Roger A. Cregg	Director since 2006

Mr. Cregg, 58, has been President, Chief Executive Officer and a director of AV Homes, Inc., a developer and homebuilder in Florida, Arizona and North Carolina, since December 2012. From August 2011 through November 2012, he served as senior vice president of finance and chief financial officer of The ServiceMaster Company, a residential and commercial service company. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

As the current Chief Executive Officer of a public company and the former Chief Financial Officer of public companies, Mr. Cregg has demonstrated leadership capability and extensive knowledge of complex financial and operational issues.

T. Kevin DeNicola	Director since 2006

Mr. DeNicola, 60, served as Chief Financial Officer of KIOR, Inc., a biofuels company, from November 2009 to January 2011. He was Senior Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company, from June 2008 until October 2009. From June 2002 to January 2008, he was Senior Vice President and Chief Financial Officer of Lyondell Chemical Company, a global manufacturer of basic chemicals. Mr. DeNicola also served as Senior Vice President and Chief Financial Officer of Equistar Chemicals, LP and Millenium Chemicals Inc., both subsidiaries of Lyondell Chemical Company, from June 2002 to January 2008. In January 2009, Lyondell Chemical Company and certain of its subsidiaries, including Equistar Chemicals, LP and Millenium Chemicals Inc., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Lyondell emerged from bankruptcy in April 2010. Mr. DeNicola has been a volunteer adjunct professor at Rice University, a higher learning institution, from March 2008 to the present. He also has been a director of Axiall Corporation (formerly Georgia Gulf Corporation) since September 2009.

Mr. DeNicola is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of several public companies makes him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. DeNicola’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. He is also a licensed CPA. The depth and breadth of his exposure to complex financial issues make him a skilled advisor.

Jacqueline P. Kane	Director since 2008

Ms. Kane, 62, has been Executive Vice President, Human Resources and Corporate Affairs, of The Clorox Company, a manufacturer and marketer of consumer products, since February 2015. She was Senior Vice President, Human Resources and Corporate Affairs, from December 2004 to February 2015, Senior Vice President, Human Resources from June 2004 to December 2004, and Vice President, Human Resources from March 2004 to May 2004 for The Clorox Company. From March 2003 to January 2004, she was Vice President, Human Resources and Executive Leadership for The Hewlett-Packard Company, a technology company.

As a senior executive with experience in human resources, including compensation matters, as well as experience in several of our key geographic markets, Ms. Kane has a unique and insightful perspective to offer the Board. As a member of our Governance, Compensation and Nominating Committee, she is able to use her experience and perspectives to offer best practices advice.

Richard G. Lindner	Director since 2008

Mr. Lindner, 60, is retired. He served as Senior Executive Vice President and Chief Financial Officer of AT&T, Inc. (formerly SBC Communications, Inc.), a telecommunications company, from May 2004 to June 2011. From October 2000 to May 2004, he was the Chief Financial Officer of Cingular Wireless LLC (now AT&T Mobility LLC), a wireless telecommunications company. From October 2002 to March 2007, he served as a director of Sabre Holdings.

As the former Chief Financial Officer of AT&T, Inc., Mr. Lindner has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. In addition, Mr. Lindner is able to draw upon, among other things, his knowledge of several of our key geographic markets that he has gained through experience in the telecommunications industry.

Alfred A. Piergallini	Director since 1991

Mr. Piergallini, 68, has been a consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001. He was Chairman of Wisconsin Cheese Group, Inc., a manufacturer and marketer of ethnic and specialty cheeses, from January 2006 until December 2010. He also was President and Chief Executive Officer of Wisconsin Cheese Group, Inc. from January 2006 to June 2007. He was Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a health care and infant nutrition company, from December 1999 to December 2001. He was Vice Chairman, President and Chief Executive Officer of Gerber Products Company, a manufacturer and developer of infant and toddler nutrition and wellness products, until February 1999. He has been a director of Central Garden & Pet Company since January 2004.

As a senior executive with experience in general management, marketing, sales and branding, as well as experience in several of our key markets, Mr. Piergallini contributes valuable insight to the Board.

Robert S. Taubman	Director since 2000(2)

Mr. Taubman, 61, has been Chairman of Taubman Centers, Inc., a real estate investment trust that owns, develops and operates regional shopping centers nationally, since December 2001 and has been President and Chief Executive Officer of Taubman Centers, Inc., since August 1992. He has been Chairman of The Taubman Company, a shopping center management company engaged in leasing, management and construction supervision, since December 2001 and has been President and Chief Executive Officer of The Taubman Company since September 1990. He has been a director of Sotheby’s Holdings, Inc. since 2000 and Taubman Centers, Inc. since 1992.

As an executive involved in real estate development and operations, Mr. Taubman has demonstrated leadership capability and brings key experience in real estate markets. He also brings insight through experience in many of Comerica’s geographic markets.

Reginald M. Turner, Jr.	Director since 2005

Mr. Turner, 55, has been an attorney with Clark Hill PLC, a law firm, since April 2000. He has been a director of Masco Corporation since March 1, 2015.

As a lawyer, Mr. Turner has a unique legal perspective to offer the Board. He also has extensive involvement and experience in community affairs.

Nina G. Vaca(3)	Director since 2008

Ms. Vaca, 43, has been Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a management company, since April 1999. She has been a director of Kohl’s Corporation since March 2010 and a director of Cinemark Holdings, Inc. since November 2014.

As a chief executive officer with experience in staffing, vendor management and information technology, as well as successful entrepreneurial endeavors, Ms. Vaca offers a unique and insightful perspective to the Board.

Footnotes:

(1)	Mr. Babb became a director of Comerica Bank in 2000.

(2)

Mr. Taubman became a director of Manufacturer’s Bank, N.A. or its predecessors in 1987. He became a director of Comerica Bank in 1992 when it merged with Manufacturer’s Bank, N.A. He resigned as a director of Comerica Bank in 2000, when he became a director of Comerica.

(3)	Professional name of Ximena G. Humrichouse.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board had several committees in 2014, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs, where applicable, are also set forth in the chart. The current terms of the various standing committee members expire in April 2015.

COMMITTEE ASSIGNMENTS(1)

AUDIT	ENTERPRISE RISK	GOVERNANCE, COMPENSATION AND NOMINATING	QUALIFIED LEGAL COMPLIANCE	SPECIAL PREFERRED STOCK	CAPITAL	CAPITAL PLAN
Cregg, Roger A.	DeNicola, T. Kevin	Cregg, Roger A.	Cregg, Roger A.	Babb, Ralph W., Jr.	Babb Ralph W., Jr.	Babb Ralph W., Jr.
DeNicola, T. Kevin	Lindner, Richard G.	Kane, Jacqueline P.	DeNicola, T. Kevin			Lindner, Richard G.
Turner, Reginald M., Jr.	Taubman, Robert S.	Lindner, Richard G.	Turner, Reginald M., Jr.
Vaca, Nina G.	Turner, Reginald M., Jr.	Piergallini, Alfred A.	Vaca, Nina G.
Vaca, Nina G.

Footnotes:

(1)	Chair names are in italics, where applicable.

Audit Committee.    As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the New York Stock Exchange and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Comerica’s financial statements; (ii) Comerica’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of Comerica’s internal audit function and independent auditors, including with respect to both bank and non-bank subsidiaries; and by preparing the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section in this proxy statement). Although the SEC requires only one financial expert serve on the Audit Committee, the Board of Directors has determined that Comerica has two audit committee financial experts serving on the Audit Committee. These directors are Roger A. Cregg and T. Kevin DeNicola. A current copy of the charter of the Audit Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Audit Committee met 15 times in 2014.

Enterprise Risk Committee.    This committee oversees policies, procedures and practices relating to enterprise-wide risk and compliance with bank regulatory obligations. The Board of Directors has determined that all of the members of the Enterprise Risk Committee are independent, pursuant to independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Enterprise Risk Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Enterprise Risk Committee met six times in 2014.

Governance, Compensation and Nominating Committee.    This committee, among other things, establishes Comerica’s executive compensation policies and programs, administers Comerica’s 401(k), stock, incentive, pension and deferral plans, monitors compliance with laws and regulations applicable to the documentation and administration of Comerica’s employee benefit plans, monitors the effectiveness of the Board, oversees corporate governance issues and periodically reviews succession plans for key officers of Comerica and reports to the Board on succession planning. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Governance, Compensation and Nominating Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Governance, Compensation and Nominating Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Governance, Compensation and Nominating Committee also oversees the discussion, review and evaluation of our compensation plans as described below. The Governance, Compensation and Nominating Committee met eight times in 2014.

Qualified Legal Compliance Committee.    This committee assists the Board in promoting the best interests of Comerica by reviewing evidence of potential material violations of securities law or breaches of fiduciary duties or similar violations by Comerica or any officer, director, employee, or agent thereof, providing recommendations to address any such violations, and monitoring Comerica’s remedial efforts with respect to any such violations. The Board of Directors has determined that all of the members of the Qualified Legal Compliance Committee are independent, pursuant to independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Qualified Legal Compliance Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Qualified Legal Compliance Committee did not meet in 2014.

Special Preferred Stock Committee.    This committee is a temporary committee of the Board of Directors that is authorized to carry out the Board’s authority with respect to the issuance of securities. It did not meet in 2014.

Capital Committee.    This committee is a temporary committee of the Board of Directors that was authorized to carry out the Board’s authority with respect to the Company’s March 2010 common stock offering and the October 2010 redemption of trust preferred securities. It did not meet in 2014.

Capital Plan Committee.    This committee is a temporary committee of the Board of Directors that is authorized to approve certain amendments to the Company’s Capital Plan, as appropriate. It did not meet in 2014.

Board and Committee Meetings.    There were six regular meetings of the Board, three special meetings of the Board and 29 meetings of the various committees and subcommittees of the Board, including actions by unanimous written consents, during 2014. All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

Comerica expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All of the nine Board members on the date of the 2014 Annual Meeting attended that meeting.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Richard G. Lindner is the Facilitating Director at such sessions. Interested parties may communicate directly with Mr. Lindner or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary will relay all communications received to the Facilitating Director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

BOARD LEADERSHIP STRUCTURE

Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Separating the roles would risk creating the perception of having two chiefs, which could lead to fractured leadership and a weakened ability to develop and implement strategy. Mr. Babb has provided strong leadership to the Board and management, instilling a clear focus on the Company’s strategy and business plans. Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and Chief Executive, it also believes that it is simultaneously important to have a robust governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are independent as defined under New York Stock Exchange rules, and the Audit Committee, the Enterprise Risk Committee, the Governance, Compensation and Nominating Committee and the Qualified Legal Compliance Committee are comprised entirely of independent directors. The Board also has an independent Facilitating Director (Mr. Lindner) who leads the non-management directors in regularly scheduled executive sessions. As Facilitating Director, Mr. Lindner’s duties include, but are not limited to, the following:

•	presiding at all other meetings of the Board at which the Chairman is not present;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas and schedules for the Board;

•	having the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Facilitating Director position is elected annually by the non-management directors. The Board believes that the Facilitating Director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness.

ROLE IN RISK OVERSIGHT

Comerica has historically had and continues to pursue a strong risk management culture. We recognize that nearly every action taken as a financial institution requires some degree of risk. Our objective is not to eliminate risk but to give consideration to ensure we take the appropriate risks. Risk management is one of the interlinking pillars of Comerica’s corporate strategy which reinforces its critical role within our organization. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our Company. Each year, our Board approves a statement of our Company’s risk appetite, which is used internally to help our Board and management understand our Company’s tolerance for risk in each of the major risk categories and allow for the adaption of those tolerances to align with a changing economic environment.

Governance and oversight of risk management activities are shared by management and our Board as follows:

•

Enterprise Risk Committee.    The Enterprise Risk Committee, as discussed on page 17, oversees policies, procedures and practices relating to risk for to the entire organization including compliance with bank regulatory obligations, and is charged with the responsibility for establishing governance over the risk management process, providing oversight in managing Comerica’s aggregate risk position and reporting on the comprehensive portfolio of risks and the potential impact these risks can have on Comerica’s risk profile and resulting capital level. To help discharge its duties, the Enterprise Risk Committee has established the Enterprise-Wide Risk Management Committee.

•

Enterprise-Wide Risk Management Committee.    This group is principally comprised of senior officers representing the different risk areas and business units. Members of the Enterprise-Wide Risk Management Committee are appointed by the Chairman and Chief Executive Officer of Comerica. It meets at least quarterly and submits a comprehensive risk report to the Enterprise Risk Committee each quarter providing its view of Comerica’s risk position.

•

Chief Risk Officer.    In February 2014, Comerica named Executive Vice President Michael H. Michalak as its Chief Risk Officer. In that role, he reports directly to Comerica’s Chief Executive Officer and to the Enterprise Risk Committee. As Chief Risk Officer, he is responsible for overseeing risk on an enterprise-wide basis. This includes ongoing compliance with policies and procedures relating to risk management governance, risk management procedures, and risk control infrastructure, and monitoring compliance with such policies and procedures, among other responsibilities.

•

Audit Committee.    In addition to providing oversight of our financial statements and compliance with legal and regulatory requirements, the Audit Committee plays a key role in risk management through the validation and oversight of our internal controls, policies and procedures to ensure their effectiveness.

•

Governance, Compensation and Nominating Committee.    The Governance, Compensation and Nominating Committee provides information on the risks associated with the Company’s compensation programs. A more detailed discussion of the Governance, Compensation and Nominating Committee’s evaluation of risk and compensation programs can be found on pages 63-65.

Each of the Enterprise Risk Committee, the Audit Committee and the Governance, Compensation and Nominating Committee reports regularly to the full Board. The Board believes that Comerica has the appropriate leadership to help ensure effective risk oversight. This risk leadership includes our Chief Risk Officer, our Chairman and Chief Executive Officer, our independent Facilitating Director, the Board, various committees of the Board, and various management committees.

DIRECTOR INDEPENDENCE AND

TRANSACTIONS OF DIRECTORS WITH COMERICA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, currently constituting 88.9% of the full Board of Directors of Comerica, are independent within the meaning of the listing standards of the New York Stock Exchange. To assist in making these determinations of independence, Comerica adopted categorical standards found in its Corporate Governance Guidelines, a current copy of which is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

In addition to the categorical standards, the Board of Directors, in making its determinations of independence, reviewed certain relationships that multiple Board members, or members of their immediate families, may have with the same charitable or civic organization, as well as certain other types of relationships that directors, members of their immediate families or affiliated entities, may have with each other or Comerica, and determined that such relationships are not material. These relationships with Comerica include, among other things, lending relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between Comerica and its subsidiaries, on the one hand, and a director or an entity with which the director (or any of the director’s immediate family members, as defined in the categorical standards) is affiliated by reason of being a director, trustee, officer or person holding a comparable position or a significant shareholder thereof, on the other. They also include situations in which Comerica, or one or more affiliates, serves in a fiduciary capacity for a client needing legal services. The Board additionally reviewed certain relationships involving directors or their companies, on the one hand, and Comerica’s independent auditor or the Governance, Compensation and Nominating Committee’s independent compensation consultant, on the other.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Loans, extensions of credits and related commitments to Mr. Piergallini, Mr. Taubman, Mr. Turner and Ms. Vaca and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated have been made by Comerica Bank in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features. Such relationships are not material pursuant to the Board’s categorical standards of independence.

Certain directors, their respective immediate family members and/or affiliated entities have banking relationships (other than extensions of credit) with Comerica in the ordinary course of business, on terms and conditions not more favorable than those available to other similarly situated customers. Such relationships are deemed immaterial.

Certain directors serve as director, trustee or executive officer of charitable or civic organizations to which Comerica and/or the Comerica Charitable Foundation make charitable contributions or other payments in the ordinary course of business. The Board determined that such relationships are not material pursuant to its categorical standards of independence. The Board has further determined that other charitable relationships, including charitable contributions by Comerica and/or the Comerica Charitable Foundation to charitable or civic organizations for which certain directors have affiliations other than as a director, trustee or executive officer, and the service of certain directors on the same non-profit boards as Comerica’s executive officers are not material.

In certain instances, Comerica, acting in a fiduciary capacity, selects, on behalf of its client, a law firm to represent the client. If applicable, the firm with a related pre-existing relationship with the client is typically selected by Comerica (e.g., the firm that drafted a will in which Comerica is named fiduciary of the associated estate). From time to time, this has resulted in the engagement, by the client, of the firm in which Mr. Turner is a member. Mr. Turner is not directly involved in providing these legal services, and any associated fees are paid to the firm from the client’s funds, not from funds belonging to Comerica. The Board determined that such relationships are not material.

Mr. Turner is not personally involved in any litigation in which Comerica is directly or indirectly adverse. However, on occasion, his firm represents clients in legal matters indirectly or potentially directly adverse to Comerica, such as loans and other commercial transactions (in which his firm represents a borrower), trust administration matters (where Clark Hill might represent a trust or beneficiary and/or act as co-trustee for a trust for which Comerica serves as trustee), real property claims (in which Clark Hill may represent an entity seeking an easement or condemnation with respect to real property in which Comerica holds the mortgage) and bankruptcy litigation (in which his firm represents creditors other than Comerica), and thus receives fees from such parties it represents, but not from Comerica. The Board determined that such relationships are not material.

Mr. Cregg, Mr. DeNicola, Ms. Kane and Ms. Vaca are, or were during 2014, executive officers and/or directors of companies that use Comerica’s independent auditor for certain financial services, including audit and audit-related services as well as non-audit-related services. The Board considered the use of the same independent auditor by Comerica and companies that either employ Comerica’s directors or have Comerica’s directors serving on their board. The Board determined that such relationships are not material.

Ms. Kane is an executive officer of a company whose compensation committee uses the independent compensation consultant of the Governance, Compensation and Nominating Committee as its own independent compensation consultant. The Board considered the use of the same independent compensation consultant by Comerica’s Governance, Compensation and Nominating Committee and the compensation committee of Ms. Kane’s employer. The Board determined that such relationship is not material.

On the bases described above, the Board of Directors has affirmatively determined that the following current directors meet the categorical standards of independence, where applicable, and have no material relationship with Comerica (either directly or as a partner, shareholder or officer of an organization that has a relationship with Comerica) other than as a director: Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Alfred A. Piergallini, Robert S. Taubman, Reginald M. Turner, Jr. and Nina G. Vaca. The Board of Directors further determined that Ralph W. Babb, Jr. is not independent because he is an employee of Comerica.

Review of Transactions with Related Persons

Comerica has adopted a Regulation O Policy and Procedure document to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members, as well as 10% or greater shareholders, and the related interests of any of the foregoing. Under the policy and procedure, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.

Comerica also has other procedures and policies for reviewing transactions between Comerica and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These other procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Governance, Compensation and Nominating Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Governance, Compensation and Nominating Committee and the Board of Directors use the categorical standards found in Comerica’s Corporate Governance Guidelines, as discussed above.

In order to monitor transactions that occur between the annual review, the independence certification also obligates the directors to immediately notify Comerica’s Head of Legal Affairs in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes untrue or incomplete at any time in the future. Likewise, under the Code of Business Conduct and Ethics for Members of the Board of Directors, any situation that involves, or may involve, a conflict of interest with Comerica, should be promptly disclosed to the Chairman of the Board, who will consult with the Chair of the Governance, Compensation and Nominating Committee.

Executive officers are bound by the Code of Business Conduct and Ethics for Employees and, in the case of the Chief Executive Officer and senior financial officers, by the Senior Financial Officer Code of Ethics.

The Regulation O Policy and Procedure, questionnaire, certification, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, Code of Business Conduct and Ethics for Employees and Senior Financial Officer Code of Ethics are all in writing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Mr. Cregg, Ms. Kane, Mr. Lindner and Mr. Piergallini served as members of the Governance, Compensation and Nominating Committee. No such individual is, or was during 2014, an officer or employee of Comerica or any of its subsidiaries, nor was any such member formerly an officer of Comerica or any of its subsidiaries.

COMPENSATION OF DIRECTORS

The Governance, Compensation and Nominating Committee determines the form and amount of non-employee director compensation and makes a recommendation to the Board of Directors for final approval. In determining director compensation, the Governance, Compensation and Nominating Committee considers the recommendations of Mr. Babb, as well as information provided by the compensation consultant retained by the Governance, Compensation and Nominating Committee to provide market analyses and consulting services on director compensation matters. See “Role of the Independent Compensation Consultant” on page 49 for more information about the compensation consultant used by the Governance, Compensation and Nominating Committee.

The table below illustrates the compensation structure for non-employee directors in 2014. Employee directors receive no compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Elements of 2014 Compensation	Amount
Annual Retainer (cash)	$45,000
Annual Audit Committee Chair and Vice Chair Retainer (cash)(1)	$20,000
Annual Committee Chair and Vice Chair Retainer (other than Audit Committee) (cash)(2)	$15,000
Annual Facilitating Director Retainer (cash)(3)	$25,000
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Board-Sponsored Training Seminar Fees — per seminar (cash)	$1,500
Briefing Fees — per briefing session (cash)	$1,500
Restricted Stock Unit Award(4)	$75,000

Footnotes:

(1)

Additional annual retainer for the chair and, if applicable, vice chair, of the Audit Committee. The annual retainer for the chair and vice chair of the Audit Committee was increased from $15,000 to $20,000, effective July 22, 2014.

(2)	Additional annual retainer for the chair and, if applicable, vice chair, of each non-temporary committee, with the exception of the chair and vice chair of the Audit Committee.

(3)	The annual Facilitating Director retainer was increased from $15,000 to $25,000, effective July 22, 2014.

(4)

On July 22, 2014, each non-employee director received a grant of 1,523 restricted stock units with a fair market value of $75,000 based on the closing stock price on the date of grant, vesting on the first anniversary of the date of grant subject to the director’s continued service.

Deferred Compensation Plans.    Comerica allows non-employee directors to defer some or all of their annual cash retainer(s), as well as meeting or training fees, under two deferred compensation plans. Under the first plan, deferred compensation earns a return based on the return of Comerica common stock during the deferral period. Deferred compensation under this plan is settled in Comerica’s common stock. Under the second plan, deferred compensation earns a return based on broad-based investment funds elected by the director. Deferred compensation under this plan is settled in cash.

Equity Incentive Plans.    Please see “Proposal III Submitted for your Vote — Approval of the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors.”

Comerica typically grants restricted stock units to non-employee directors annually. Historically, these restricted stock units vest one year after the grant date, if the director remains in service during the vesting period. The settlement of the restricted stock units is delayed until the first anniversary of the director’s separation from service on the Board, at which point restricted stock units are settled in common stock.

Starting with grants made in 2015, these restricted stock units will generally vest three years after the grant date and will be settled in common stock on the first anniversary of the director’s separation from service on the Board. If a director retires from the Board, any unvested shares will continue to vest and will be settled in common stock on the later of the first anniversary of the director’s separation from service on the Board or three years after the grant date.

Comerica has not granted stock options to non-employee directors since 2004.

Retirement Plans for Directors.    Until May 15, 1998, Comerica and Comerica Bank, its wholly owned subsidiary, each had a retirement plan for non-employee directors who served at least five years on the Board. The plans terminated on May 15, 1998, and benefit accrual under the plans froze on the same date. Mr. Piergallini and Mr. Taubman are the only directors with vested benefits under the plan(s).

Under the plans, Comerica or Comerica Bank, as appropriate, accrued one month of retirement income credit for each month of service as of May 15, 1998, up to a maximum of 120 months, on behalf of each eligible director. Benefits under the plans become payable when the director reaches age 65 or retires from the Board, whichever occurs later. Payments may commence prior to the director’s 65th birthday if he or she retires from the Board due to illness or disability. There is no survivor benefit. If a director passes away before all, or any, payments have been made, his or her beneficiary does not receive any payment. The maximum benefit payable is $20,000 per year for 10 years.

Stock Ownership Guidelines.    In order to better align the interests of the shareholders with those of the Board, Comerica has established stock ownership guidelines for non-employee directors. These guidelines encourage non-employee directors to own at least 5,000 shares of Comerica’s common stock (including restricted stock units) within five years of the date the non-employee director was initially appointed or elected to the Board. Of those 5,000 shares, at least 1,000 shares should be beneficially owned within 12 months of the date the non-employee director was initially appointed to the Board. Restricted stock units may not count toward the initial 1,000 shares. As of December 31, 2014, all non-employee directors have met their respective stock ownership guideline levels.

The following table provides information on the compensation of Comerica’s directors who served at any point during the fiscal year ended December 31, 2014.

2014 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5)	All Other Compensation ($)	Total ($)
Roger A. Cregg	96,000	75,000	—	—	—	—	171,000
T. Kevin DeNicola	125,465	75,000	—	—	—	—	200,465
Jacqueline P. Kane	75,000	75,000	—	—	—	—	150,000
Richard G. Lindner	115,679	75,000	—	—	—	—	190,679
Alfred A. Piergallini	75,000	75,000	—	—	—	—	150,000
Robert S. Taubman	69,000	75,000	—	—	—	—	144,000
Reginald M. Turner, Jr.	108,250	75,000	—	—	—	—	183,250
Nina G. Vaca	93,000	75,000	—	—	—	—	168,000

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Babb is not included in this table.

(2)

This column reports the amount of cash compensation earned in 2014 for Board and committee service. Comerica pays the applicable retainer and meeting fees to each director on a quarterly basis. Fees reported in this table reflect fees earned with respect to the 2014 calendar year.

(3)

This column represents the grant date fair value of restricted stock units granted to each of the Directors in 2014 in accordance with ASC 718 and Item 402 of Regulation S-K. The aggregate number of restricted stock units, including dividend equivalents, outstanding as of December 31, 2014 for each of the non-employee directors who served on the Board during 2014, is as follows: Mr. Cregg: 15,227 stock units; Mr. DeNicola: 15,227 stock units; Ms. Kane: 11,752 stock units; Mr. Lindner: 13,913 stock units; Mr. Piergallini: 17,992 stock units; Mr. Taubman: 17,992 stock units; Mr. Turner: 17,563 stock units; and Ms. Vaca: 11,752 stock units.

(4)

None of the earnings under the deferred compensation programs are above-market or preferential, so no such amounts are shown in this column. For more details see the “Deferred Compensation Plans” section listed above. This column does not include distributions under non-employee deferred compensation programs since they were reported in fees earned in the previous years.

(5)

Because benefit accruals froze for both of Comerica’s director retirement plans on May 15, 1998, there was no change in the participants’ pension values in 2014. Directors who served in 2014 and who are covered by the retirement plans include: Mr. Piergallini and Mr. Taubman.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-58) and Note 16 (see pages F-90 through F-92) to the Consolidated Financial Statements contained in Comerica’s Annual Report to Shareholders for the year ended December 31, 2014.

PROPOSAL II SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

The Audit Committee of Comerica has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm (the “independent auditors”), to audit our financial statements for the fiscal year ending December 31, 2015, and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young has served as our independent auditors since 1992. The Audit Committee has carefully considered the selection of Ernst & Young as Comerica’s independent auditor, and has also considered whether there should be regular rotation of the independent auditors. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting Ernst & Young’s new lead engagement partner. The members of the Audit Committee believe that the continued retention of Ernst & Young to serve as Comerica’s independent auditor is in the best interests of the Company and its shareholders.

As a matter of good corporate governance, the selection of Ernst & Young is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as independent auditors by the shareholders, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Comerica and its shareholders. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE INDEPENDENT AUDITORS.

INDEPENDENT AUDITORS

Fees to Independent Auditor

The following aggregate fees were billed to Comerica for professional services by Ernst & Young for fiscal years 2014 and 2013.

	2014	2013
Audit Fees	$2,283,079	$1,846,915
Audit-Related Fees	278,300	272,900
Tax Fees	18,987	66,933
All Other Fees	1,995	218,181

	$2,582,361	$2,404,929

Audit Fees

Audit fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the audit of Comerica’s annual consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in Comerica’s Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Comerica’s financial statements. Audit-related fees consisted mainly of the audits of Comerica’s benefit plans and the internal control (SSAE 16 Report) for Comerica’s trust department. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

Tax Fees

Tax fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. Tax fees consisted mainly of consultation on various tax planning strategies for Comerica and its subsidiaries, IRS examinations and Form 1120. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

All Other Fees

Ernst & Young billed Comerica for fees for products and services other than those described in the previous three paragraphs. Those products and services consisted of, in 2013, permitted advisory services related to certain new regulatory initiatives, and for both 2014 and 2013, subscription fees for on-line accounting and tax research tools.

Services for Investment Vehicles

In connection with the advisory, management, trustee and similar services that Comerica’s affiliates provide to mutual funds, collective funds and common trust funds, Comerica from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, Comerica typically uses a request-for-proposal process that has resulted in the selection of Ernst & Young among other independent public accounting firms. In addition, Ernst & Young has agreements with financial services companies pursuant to which it may receive compensation for certain transactions, including transactions in which Comerica may participate from time to time, and Ernst & Young also receives fees from time to time from Comerica’s customers when acting on their behalf in connection with lending or other relationships between Comerica’s affiliates and their customers. The fees discussed in this paragraph are not included in the totals provided in the above paragraphs because the fees are generally charged to the investment vehicle, customer or other applicable party, except as noted on the “Fees to Independent Auditor” schedule above.

Pre-Approval Policy

The Audit Committee has a policy to review, and, if such services are appropriate in the discretion of the Audit Committee, pre-approve (i) all auditing services to be provided by the independent auditor (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of state law) and (ii) all permitted(1) non-audit services (including tax services) to be provided by the independent auditor, provided that pre-approval is not required with respect to non-audit services if (a) the aggregate amount of non-audit services provided to Comerica constitutes not more than 5% of the total amount of revenues paid by Comerica to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by Comerica at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has authorized its chair to pre-approve such services between Audit Committee meetings. All of the services provided by Ernst & Young for the years ended December 31, 2014 and December 31, 2013 were pre-approved by the Audit Committee under its pre-approval policy.

Footnote :

(1)

For purposes of the foregoing, permitted non-audit services shall not, unless otherwise allowed under applicable laws, include: (i) bookkeeping or other services related to the accounting records or financial statements of Comerica; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Comerica’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Comerica’s financial reporting process, including as it relates to the integrity of the financial statements, the independent auditors’ qualifications and independence and the performance of the independent auditors and Comerica’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed and discussed the audited financial statements included in Comerica’s Annual Report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Comerica, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee

T. Kevin DeNicola, Chairman

Roger A. Cregg

Reginald M. Turner, Jr.

Nina G. Vaca

January 26, 2015

EXECUTIVE OFFICERS

The following table provides information about Comerica’s current executive officers. The Board has determined that the current officers who are in charge of principal business units, divisions or functions and officers of Comerica or its subsidiaries who perform significant policy making functions for Comerica are (1) the members of the Management Policy Committee and (2) the Chief Accounting Officer. The current members of the Management Policy Committee are the Chairman, President and Chief Executive Officer (Mr. Babb), the Vice Chairman, Business Bank (Mr. Anderson), the Executive Vice President, Governance, Regulatory Relations and Legal Affairs and Corporate Secretary (Mr. Bilstrom), the Executive Vice President, Chief Human Resources Officer (Ms. Burkhart), the Executive Vice President, General Auditor (Mr. Duprey) (non-voting member), the Vice Chairman, Wealth Management and Retail Bank (Mr. Farmer), the Executive Vice President of Comerica Incorporated and President of Comerica Bank-Texas Market (Mr. Faubion), the Executive Vice President and Chief Credit Officer (Mr. Guilfoile), the Executive Vice President and former Chief Credit Officer (Mr. Killian), the Executive Vice President of Comerica Incorporated and the President of Comerica Bank-California Market (Ms. Love), the Executive Vice President and Chief Risk Officer (Mr. Michalak), the Executive Vice President and Chief Information Officer (Mr. Obermeyer), the Vice Chairman and Chief Financial Officer (Ms. Parkhill), and the Executive Vice President of Comerica Incorporated and the President of Comerica Bank-Michigan Market (Mr. Ritchie). The Chief Accounting Officer is Ms. Carr.

Name	Age as of March 17, 2015	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Ralph W. Babb, Jr.	66

President and Chief Executive Officer (since January 2002), Chairman (since October 2002), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002), Comerica Incorporated and Comerica Bank.

			1995-Present

Lars C. Anderson	54

Vice Chairman (since December 2010), Comerica Incorporated and Comerica Bank; Executive Vice President (October 2010 to November 2010), Group Banking Executive (August 2010 to November 2010), Group President, Georgia and Texas (August 2009 to August 2010), Group President, Georgia and Alabama (2003 to August 2009) and Regional President (2001 to October 2010), BB&T Corporation (financial services company).

			2010-Present

Jon W. Bilstrom	68

Executive Vice President (since January 2003) and Corporate Secretary (since June 2003), Comerica Incorporated; Executive Vice President (since May 2003) and Secretary (since June 2003), Comerica Bank.

			2003-Present

Megan D. Burkhart	43

Executive Vice President, Chief Human Resources Officer (since January 2010) and Senior Vice President and Director of Compensation (February 2007 to January 2010), Comerica Incorporated and Comerica Bank.

			2010-Present

Name	Age as of March 17, 2015	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Muneera S. Carr	46

Chief Accounting Officer (since July 2010), Executive Vice President (since February 2013) and Senior Vice President (February 2010 to February 2013), Comerica Incorporated and Comerica Bank; Senior Vice President, Head of Accounting Policy (June 2009 to January 2010), Suntrust Banks, Inc. (financial services company); and Professional Accounting Fellow (June 2007 to June 2009), Securities and Exchange Commission Office of Chief Accountant (federal securities regulatory agency).

			2010-Present

David E. Duprey	57	Executive Vice President, General Auditor (since March 2006), Comerica Incorporated and Comerica Bank.	2006-Present

Curtis C. Farmer	52

Vice Chairman (since May 2011) and Executive Vice President (October 2008 to May 2011), Comerica Incorporated and Comerica Bank; Executive Vice President and Wealth Management Director (October 2005 to October 2008), Wachovia Corporation (financial services company).

			2008-Present

J. Patrick Faubion	61

Executive Vice President (since August 2010), Comerica Incorporated; President — Texas Market (since July 2010), Executive Vice President (January 2010 to July 2010) and Executive Vice President — Texas Market (July 2003 to January 2010), Comerica Bank.

			2010-Present

Peter W. Guilfoile	54

Executive Vice President and Chief Credit Officer (since February 2015), Comerica Incorporated and Comerica Bank; Executive Vice President, National Credit Administration Manager (May 2013 to January 2015) and Senior Vice President and Chief Credit Officer — Western Market (March 2009 to August 2013), Comerica Bank.

			February 2015-Present

John M. Killian	62

Executive Vice President (since February 2010), Chief Credit Officer (February 2010 to January 2015) and Executive Vice President, Credit Policy (October 2002 to January 2010), Comerica Incorporated and Comerica Bank. Mr. Killian is retiring from Comerica effective May 2015.

			2010-Present

Name	Age as of March 17, 2015	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Judith S. Love	58

Executive Vice President (since December 2013), Comerica Incorporated; President — California Market (since December 2013), Executive Vice President (February 2010 to May 2013), and Executive Vice President — Western Market (April 2007 to February 2010), Comerica Bank.

			1999-2001; December 2013-Present

Michael H. Michalak	57	Chief Risk Officer (since February 2014), Executive Vice President (since November 2007) and Treasurer (July 2011 to November 2011), Comerica Incorporated and Comerica Bank.	2003-Present

Paul R. Obermeyer	57	Executive Vice President (since September 2010) and Chief Information Officer (since November 2010), Comerica Incorporated; Executive Vice President (since September 2005), Comerica Bank.	2010-Present

Karen L. Parkhill	49

Vice Chairman (since August 2011) and Chief Financial Officer (since November 2011), Comerica Incorporated and Comerica Bank; Managing Director and Chief Financial Officer, Commercial Banking Business (September 2007 to March 2011), J.P. Morgan Chase & Co. (financial services company).

			2011-Present

Michael T. Ritchie	46

Executive Vice President (since February 2013), Comerica Incorporated; President — Michigan Market (since May 2013), Executive Vice President (February 2010 to May 2013) and Senior Vice President (June 2005 to February 2010), Comerica Bank.

			April 2013-Present

Footnotes:

(1)	References to Comerica and Comerica Bank (the primary banking subsidiary of Comerica) include their predecessors, where applicable.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF THE 2015 COMERICA INCORPORATED INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

The Board of Directors recommends that you vote “FOR” the proposal set forth below.

On February 24, 2015, the Governance, Compensation and Nominating Committee (the “Committee”) and the Board of Directors approved the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “Director Incentive Plan”), subject to shareholder approval. The Director Incentive Plan is designed to promote the well-being of Comerica by aligning the long-term financial interests of non-employee directors of Comerica with those of shareholders, to provide an additional incentive for these individuals to remain as directors of Comerica, and to provide a means through which Comerica may attract qualified individuals to serve as directors. Shareholder approval of the Director Incentive Plan will enable Comerica to remain competitive with other financial organizations that use stock-based compensation as part of their director compensation package and also will place the Director Incentive Plan in compliance with the requirements of applicable federal securities law. Our non-employee director compensation practices, as well as the key features of the plan, are provided below.

What We Do Have:	What We Don’t Have:
• Director stock ownership guidelines at a minimum level of 5,000 shares	• Retirement benefits for non-employee directors since 1998, when the plan was frozen
• Balanced mix between cash and equity compensation	• Repricing, which is specifically prohibited under the Director Incentive Plan
• Three year vesting period for awards under the new Director Incentive Plan	• Evergreen provisions
• Hold-through-retirement provision in grant agreements provides that restricted stock unit awards do not settle until at least one year after retirement	• Liberal share recycling
• Responsible option granting practices requiring a 10-year term on option and stock appreciation right awards and a grant price at or above fair market value	• Discretion to accelerate awards outside of a change in control
• Caps on individual awards of $500,000 per year	• Ability to grant unlimited individual equity awards
• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica

Plan Document. The full text of the Director Incentive Plan is included as Appendix I to this proxy statement. The following summarizes the material features of the Director Incentive Plan. You are urged to read the full text of the Director Incentive Plan, which is included in this proxy statement.

Eligibility. Any individual serving as a member of the Board of Directors of Comerica who is not an employee of Comerica or any of its subsidiaries or affiliates is eligible to participate in the Director Incentive Plan. As of March 17, 2015, 8 non-employee directors of Comerica were eligible to participate in the Director Incentive Plan, assuming its approval by the shareholders.

Shares Subject to the Plan. The maximum number of shares of common stock of Comerica that may be delivered under the Director Incentive Plan is 350,000. 332,918 shares remained for issuance under Comerica’s Amended and Restated Incentive Plan for Non-Employee Directors when it expired in 2014. Shares issued under the Director Incentive Plan may be authorized and unissued shares, treasury shares, shares purchased in the open market or in private transactions, or any combination thereof. As of March 6, 2015, the latest practicable date the information was available prior to the printing and mailing of this proxy statement, the closing price of Comerica’s common stock on the New York Stock Exchange was $47.10 per share. If an award under the Director Incentive Plan is forfeited, an option or stock appreciation right award terminates, expires or lapses without being exercised, or an award is settled in cash rather than shares of common stock, the shares that had been subject to that award are again available for distribution under the Director Incentive Plan. However, any shares surrendered by a participant or withheld by the Company to pay the option exercise price or to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an award are not added back to the applicable share pool. The number or kind of shares that may be issued under the Director Incentive Plan and the number or kind of shares subject to any outstanding award under the Director Incentive Plan are automatically adjusted in the event of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution made to common shareholders other than cash dividends.

Awards. Pursuant to the Director Incentive Plan, the Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards.

•

Stock options are a right to purchase a specified number of shares of common stock of Comerica during a specified period. Stock options will be non-qualified options for a term not exceeding ten years from the date of grant and with an exercise price per share of common stock not less than the fair market value of a share of common stock on the date of grant.

•

Stock appreciation rights are a right to receive payment in cash and/or shares of common stock of Comerica equal to the excess of the fair market value of a specified number of shares of common stock, generally on the date the stock appreciation right is exercised, over the grant price of the stock appreciation right. Stock appreciation rights will have a term not exceeding ten years from the date of grant and will be issued with a grant price not less than the fair market value of the same number of shares of common stock on the date of grant.

•

Restricted stock awards are shares of common stock of Comerica that are subject to certain conditions and restrictions as determined by the Committee. Holders of restricted stock generally have all rights of a shareholder with respect to the shares of common stock subject to the restricted stock award, including, if applicable, the right to vote the shares and the right to receive any dividends and other distributions.

•

Restricted stock units are units equivalent to shares of Comerica common stock that are subject to certain conditions and restrictions as determined by the Committee. Recipients of restricted stock units generally do not have any rights of a shareholder with respect to the common stock represented by the restricted stock unit award; however, the Committee may include a dividend equivalent right with a restricted stock unit award, pursuant to which the award recipient will receive cash equivalents to the dividends and other distributions paid with respect to the number of shares of common stock represented by the restricted stock unit award or additional restricted stock units representing such dividends and other distributions.

Stock options, restricted stock and restricted stock units granted under the plan with time-based vesting conditions would generally be subject to three-year minimum vesting conditions (which may be prorated).

Transferability of Awards. Awards under the Director Incentive Plan are not transferable other than by will or by the laws of intestacy. An award recipient may designate a beneficiary to exercise his or her rights and to receive any property payable or distributable with respect to any award upon his or her death.

Term of Awards. The Committee will determine the term of each award under the Director Incentive Plan, subject to any specific provisions of the Director Incentive Plan.

Change of Control. Upon a change of control of Comerica, as defined in the Director Incentive Plan, any stock options and stock appreciation rights outstanding shall become fully vested and shall be exercisable for the remainder of their original term, any restricted stock shall become free of all restrictions and become fully vested and transferable, any restricted stock units shall be fully vested and free of restrictions and shall be promptly settled in cash, and any other equity-based awards shall vest and be exercisable or settled in cash, as applicable.

Termination of the Plan. The Director Incentive Plan terminates on the fifteenth anniversary of its effective date. Assuming the Director Incentive Plan is approved by the shareholders at the Annual Meeting, this date will be April 28, 2030.

Amendment. The Committee or the Board of Directors may amend, alter or discontinue the Director Incentive Plan, but no amendment, alteration or discontinuation shall be made which would adversely impact the rights of an award recipient under any award previously granted without the recipient’s consent (except if the amendment is being made to comply with applicable law, stock exchange rules, or accounting rules). No amendment will be made without the approval of Comerica’s shareholders to the extent such approval is required by applicable law or the rules of the New York Stock Exchange. The Committee may amend the terms of any award previously granted, prospectively or retroactively, as long as the amendment does not adversely impact the rights of the award recipient without the recipient’s consent (other than an amendment made to cause the Director Incentive Plan or the award to comply with applicable law, stock exchange rules, or accounting rules). Option and stock appreciation right re-pricing is specifically prohibited without shareholder approval, including the exchange of underwater options or stock appreciation rights for the grant of a new or different award type. The Director Incentive Plan also states that underwater options and stock appreciation rights cannot be bought out with cash without shareholder approval.

Federal Income Tax Consequences. A summary of the federal income tax consequences to individuals who receive awards under the Director Incentive Plan and to Comerica as a consequence of granting the awards is set forth below. The discussion is based upon interpretations of the relevant tax laws in effect as of March 2015. Comerica does not intend for the summary to constitute tax advice to any recipient of an award under the Director Incentive Plan or to any other person. Each individual should seek tax advice with respect to the consequences of participating in the Director Incentive Plan from his or her personal tax advisor.

Upon the grant of a non-qualified stock option, an individual will not be in receipt of taxable income. Upon exercise of the stock option, an individual will be in receipt of ordinary income in an amount equal to the excess of the market value of the acquired shares over their exercise price. Comerica will generally be entitled to a tax deduction in the year of the exercise in an amount equal to the amount of ordinary income.

Upon the grant of stock appreciation rights, an individual will not be in receipt of taxable income. Upon the exercise of stock appreciation rights, an individual will be in receipt of ordinary income in an amount equal to any cash payment and the market value of any shares distributed. Comerica will generally be entitled to a tax deduction equal to the income reportable by the individual.

Upon the grant of restricted stock, an individual will not be in receipt of taxable income unless he or she elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, determined without regard to the restriction, less any amount paid for the shares. If restricted stock for which a Section 83(b) election has been made is subsequently forfeited, an individual will not be able to recover any taxes that were paid as a result of such election. If the election is not made, an individual will generally recognize ordinary income on the date that the restrictions to which the restricted stock is subject are removed in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the individual recognizes ordinary income, Comerica generally will be entitled to a deduction in the same amount.

Upon the grant of restricted stock units, an individual will not be in receipt of taxable income. Upon the settlement of such an award, an individual will recognize ordinary income equal to the aggregate value of the payment received, and Comerica generally will be entitled to a tax deduction in the same amount.

The income tax consequences of other awards will depend upon the terms of the awards. In general, Comerica will be entitled to a deduction with respect to the awards only to the extent the recipient recognizes ordinary income in connection with his or her receipt of an award.

Administration of the Plan. The Director Incentive Plan is administered by the Committee or such other committee as the Board of Directors may designate. (All references in this description of the Director Incentive Plan to the Committee should be considered references to such other committee if so designated by the Board of Directors.) The Board of Directors also has the authority to exercise any and all duties and responsibilities assigned to the Committee under the Director Incentive Plan. Among other things, the Committee has the authority, subject to the terms of the Director Incentive Plan, to determine the type or types of awards, if any, to be granted to eligible participants, to grant awards to eligible participants, to determine the number of shares of common stock or units to be covered by each such award and otherwise to determine the terms and conditions of each such award. The Committee also has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Director Incentive Plan as it deems advisable.

Effective Date. The Director Incentive Plan will be effective as of the date it is approved by at least a majority of the outstanding shares of Comerica common stock present and having voting power at the Annual Meeting.

New Plan Benefits. Any awards under the Director Incentive Plan will be granted at the discretion of the Committee. Consequently, it is not possible to determine the amount or form of any award that may be granted to any non-employee director (the only individuals eligible to participate in the Director Incentive Plan). Nevertheless, Comerica anticipates that such awards will be made beginning in 2015. If each non-employee director were awarded a restricted stock unit award in 2015 with the same grant date fair value as the award the director received in 2014, then as of March 6, 2015, each director would receive 1,592 restricted stock units pursuant to the Director Incentive Plan. Additional information on restricted stock unit grants to non-employee directors in the last fiscal year is contained in the 2014 Director Compensation Table on page 24 of this proxy statement.

Equity Compensation Plan Table. In order to provide our shareholders additional information to take into consideration when determining how to vote on this proposal, we are providing updated information on our equity compensation plans, in addition to the equity compensation plan table required by the SEC and presented on pages 84-85. Specifically, the table below reflects the number of shares to be issued upon the exercise of outstanding options, warrants and rights and the number of securities remaining available for issuance under our equity compensation plans as of the Record Date, February 27, 2015.

As of February 27, 2015
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)				6,980,140	(2)
Options	14,790,466		$44.30		(2)
PRSUs, SELTPP Units and RSUs	973,412		N/A		(2)
Equity compensation plans not approved by security holders(3)				—
Options	75,788		$34.38
Deferred Compensation Plans	314,669		N/A

Total	16,154,335	(4)	$44.25	6,980,140

(1)	Consists of (a) options to acquire shares of common stock, par value $5.00 per share, issued under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (“2006 LTIP”) and the Amended and Restated 1997 Long-Term Incentive Plan; (b) target number of stock-settled performance restricted stock units (“PRSUs”) issued under the 2006 LTIP; (c) target number of stock-settled senior executive long-term performance plan units (“SELTPP Units”) issued under the 2006 LTIP; and (d) restricted stock units equivalent to shares of common stock issued under the 2006 LTIP and the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (“RSUs”). At payout, the target number of PRSUs may be reduced by up to 15% and the target number of SELTPP Units may be reduced to zero or increased by up to 150%.

There are no shares available for future issuances under any of these plans other than the 2006 LTIP. The 2006 LTIP was approved by Comerica’s shareholders on May 16, 2006, its amendment and restatement was approved by Comerica’s shareholders on April 27, 2010 and its further amendment and restatement was approved by Comerica’s shareholders on April 23, 2013.

(2)	These shares are available for future issuance under the 2006 LTIP in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards and under the Incentive Plan for Non-Employee Directors in the form of options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. Under the 2006 LTIP, not more than a total of 8.55 million shares may be used for awards other than options and stock appreciation rights and not more than one million shares are available as incentive stock options. Further, no award recipient may receive more than 350,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 350,000. There are 3,157,017 shares available to grant as full value shares under the 2006 LTIP as of February 27, 2015.

(3)	Includes options to purchase shares of common stock, par value $5.00 per share, issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Sterling LTIP”), of which 43,513 shares were assumed by Comerica in connection with its acquisition of Sterling and 32,275 shares were granted to legacy Sterling employees subsequent to the acquisition. The weighted-average option price of the options assumed in connection with the acquisition of Sterling was $36.58 at February 27, 2015. Does not include 12,750 shares of restricted stock granted to legacy Sterling employees under the Sterling LTIP subsequent to the acquisition. The Sterling LTIP expired on April 28, 2013, and there are no shares available for future issuance under this plan. Also includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Sterling Deferred Compensation Plan”)(which includes 9,205 shares related to accounts assumed pursuant to the acquisition), and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable. No shares are available for future issuance under the Sterling Deferred Compensation Plan, other than pursuant to dividend reinvestment.

(4)	Equity compensation plans approved by shareholders have a weighted-average term for outstanding stock options of 4.31. Equity compensation plans not approved by shareholders have a weighted-average term for outstanding stock options of 5.21. In total, the weighted-average term for all outstanding stock options is 4.31.

If the Director Incentive Plan is not approved by the shareholders, the Committee will be unable to continue to make stock-settled equity award grants to non-employee directors.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE 2015 COMERICA INCORPORATED INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS.

PROPOSAL IV SUBMITTED FOR YOUR VOTE

APPROVAL OF A NON-BINDING, ADVISORY PROPOSAL APPROVING EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

Executive Compensation

The Governance, Compensation and Nominating Committee annually reviews Comerica’s compensation programs to ensure that they demonstrate a strong pay for performance link and reflect good governance and consistency with appropriate industry practices. These programs are described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion. As discussed in the “Compensation Discussion and Analysis” section, our compensation programs are structured to align interests of our executives with the interests of our shareholders, to attract, retain and motivate superior executive talent; to provide a competitive advantage within the banking industry; to create a framework that delivers pay commensurate with financial results over the short and long-term; and to reduce incentives for unnecessary and excessive risk-taking.

The Board strongly supports Comerica’s executive pay practices and asks shareholders to support its executive compensation program through the following resolution:

RESOLVED, that the shareholders of Comerica Incorporated approve the compensation paid to Comerica’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14(a) of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As required pursuant to section 14A of the Securities Exchange Act, the Board has determined to hold an advisory vote on executive compensation every year until our shareholders vote again on the frequency of this advisory vote. Accordingly, shareholders will have the ability to vote on our executive compensation next year at our 2016 annual meeting of shareholders. Our shareholders will have the ability to vote on the frequency of the advisory vote at our 2017 annual meeting of shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

BUSINESS HIGHLIGHTS

We are pleased to share with you some of our significant accomplishments of 2014:1

•

Returned $392 million or 66% of net income to shareholders through dividends and our share repurchase program. We repurchased 5.2 million shares and announced dividend increases of 12% and 5%, on January 21, 2014 and April 22, 2014, respectively.

•	Increased tangible common equity per share by 6%, to $37.72.

•	Generated an 11% increase in earnings per share, to $3.16.

•	Net income increased 10% to $593 million.

•	Increased average total loans by $2.2 billion, or 5%, to $46.6 billion.

•	Achieved record average deposits of $54.8 billion, with a $3.1 billion, or 6%, increase over 2013.

•	Grew average noninterest-bearing deposits by $2.6 billion, or 12%.

•	Credit quality remained very strong with only $25 million in net charge-offs, or 0.05% of average loans.

•	Increased customer-driven fee income by $5 million.

•	Noninterest expenses remained well-controlled.

•	Capital position continued to be solid with a Tangible Common Equity Ratio of 9.85%.

•	Experienced positive total shareholder return (“TSR”), which includes share price appreciation and dividends paid on our common stock, for the three-year period ended December 31, 2014 of 91%.

1	Balances as of December 31, 2014, as compared to December 31, 2013. Activity and performance for the year ended December 31, 2014, as compared to the year ended December 31, 2013.

2014 Relative Performance Snapshot

Source: SNL Financial

For purposes of these charts, peer average is the average of the relevant metric for Comerica’s peer group. The peer group is listed in the “Peer Group” section of this proxy statement on page 50.

With respect to the tangible common equity per share and the tangible common equity ratio, see Annex A for a reconciliation of generally accepted accounting principles (“GAAP”) and non-GAAP measures presented.

SHAREHOLDER OUTREACH & COMPENSATION PROGRAM CHANGES FOR 2014

Shareholder outreach is an integral part of Comerica’s business practices, as shareholders provide insight on a variety of topics, including operations, governance and compensation. In addition to discussing industry matters and Comerica’s performance, we receive feedback frequently from our investors at investor conferences, which we participate in at least quarterly, and during periodic office visits at our Dallas office. Over the past five years, in the first and fourth quarters, Comerica has solicited the input from shareholders specifically aimed at supporting an ongoing dialogue to address governance, compensation and other topics of interest.

During our Spring 2013 shareholder outreach, we had dialogue with investors around our short and long-term cash incentive funding scale, the overlapping metrics for the short and long-term incentive programs and the performance metric selected for our performance restricted stock units (“PRSUs”) granted in January of 2013. Utilizing feedback from these meetings, the Governance, Compensation and Nominating Committee (the “Committee”), along with management, undertook an extensive review of our compensation programs in 2013 for 2014 programs. This review was based on feedback received during the 2013 proxy season, coupled with evolving regulatory requirements. Significant design changes were put into place with the following goals:

•	Ensuring each program’s transparency for participants and shareholders
•	Maintaining alignment with shareholders
•	Increasing the rigor of performance criteria

•	Retaining aspects of the prior programs that were effective and familiar to participants
•	Responding to regulatory expectations (in particular, ensuring our compensation programs do not incent excessive risk)
•	Balancing the objectives of our various constituencies, including our investors, regulators, customers and employees

Following these important changes to our executive compensation programs for 2014, approximately 88% of our shareholders voted for our 2014 “Say On Pay” proposal

During 2014, we reached out to our top 30 shareholders, which hold over 55% of our shares, as well as a number of additional shareholders who expressed an interest in providing feedback or who had provided feedback in the past. Generally, shareholders were supportive of the revisions to our compensation structure. In particular, we received feedback that shareholders appreciated the new performance metrics, improved alignment of the funding scale for relative performance and the addition of a more robust performance metric for equity grants.

Because of the strong shareholder support and the significant program redesign for 2014, no significant changes are being contemplated for 2015 at this time. Both the Committee and management conducted thorough reviews of the new programs and were comfortable that the current programs meet our objectives to ensure the compensation programs demonstrate a strong pay for performance linkage, reflect good governance and are consistent with appropriate industry practices. Additionally, keeping the programs in place for 2015 allows time for participants to become more familiar with the programs and for management and the Committee to evaluate plan designs and gain more insight. The Committee will continue to consider shareholder feedback, as well as evolving executive compensation practices and regulatory requirements, in the future when designing executive compensation programs.

Compensation Decisions for the 2014 Performance Period

Key Compensation Highlights for 2014

•	Implemented a new three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals that can be modified by relative TSR performance

•	Eliminated duplicate metrics in both the short- and long-term incentive programs

•	Restructured the short-term cash incentive program to measure absolute (actual) performance as opposed to relative (compared to our peers) performance

•	Updated the funding scale for the long-term cash incentive program to more clearly align pay with performance

•	Adopted a forfeiture provision applicable to awards granted in 2014 or later that allows for the cancelation of unvested equity awards in the event of an adverse risk outcome

•	Revised stock ownership guidelines to increase the amount of shares the CEO must own from 5 times base salary to 6 times base salary

COMPENSATION DECISIONS FOR THE NAMED EXECUTIVE OFFICERS

Individual compensation decisions (base salary adjustments and incentive awards) for all the NEOs are based upon operational performance, achievement of strategic initiatives and individual performance. The Committee, in its sole discretion, determines any salary adjustments and approves the short-term and long-term incentive awards for the CEO.

Base Salary

The Committee approved normal base salary increases for the NEOs that were effective February 2014. The normal base salary increases include a standard merit increase and also recognize individual performance, experience, criticality of the position and market data.

2014 Salary Increases
	Percent Increase	New Base Salary
Mr. Babb	2.0%	$1,265,000
Ms. Parkhill	2.0%	$620,000
Mr. Anderson	2.1%	$646,000
Mr. Farmer	2.4%	$628,000
Mr. Bilstrom	2.0%	$567,000

Annual Executive Incentive Program

The Annual Executive Incentive Program (“AEI”) measured our adjusted earnings per share (“adjusted EPS”) and adjusted return on average assets (“adjusted ROA”) versus goal over a one-year performance period. See “Short-Term Incentive (AEI)” below for a description of how we calculate adjusted EPS and adjusted ROA, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented. The targets were derived from our internal financial plan that is used to set corporate and business unit performance goals. Details about the program structure can be found on pages 52-53.

2014 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Achievement
Adjusted EPS	$3.06	$3.16	103.3%
Adjusted ROA	0.91%	0.89%	97.8%
Total Weighted Achievement1/			102%
Total Payout as a Percent of Target2/			108%

1/	Adjusted EPS achievement is weighted 75% and Adjusted ROA achievement is weighted 25% to calculate the total of 102% (103.3% x 75% + 97.8% x 25%).

2/	Funding increases by 4 percentage points for every 1% of achievement above target performance (100% + (2% * 4) = 108%). See “Short-Term Incentive (AEI)” below for more information.

The AEI was funded based on corporate performance (“AEI corporate funding”), but individual awards may differ from funding as they are based on each NEO’s performance. To help evaluate individual performance and determine each NEO’s award, performance scorecards (for NEOs other than the CEO) and annual reviews are utilized. The Committee evaluates the CEO’s individual performance using similar criteria as set forth in the performance scorecards, but does not use a scorecard in its review process. The evaluation of individual performance cannot increase awards for employees covered by Section 162(m) of the Internal Revenue Code above the corporate funding level, but can be used as the basis to determine if a negative adjustment should be made.

2014 AEI Program Awards
	Individual Award	Percent of Target AEI Award
Mr. Babb	$1,366,200	108%
Ms. Parkhill	$451,980	81%
Mr. Anderson	$489,771	84%
Mr. Farmer	$500,541	89%
Mr. Bilstrom	$398,034	108%

Mr. Babb’s AEI award was determined by the Committee utilizing the funding amount as the baseline. After a review of Mr. Babb’s performance, which includes factors such as Comerica’s financial results, regulatory compliance and leadership, the Committee awarded Mr. Babb 100% of his AEI corporate funding amount. The chart below reflects Comerica’s adjusted EPS growth performance and adjusted TSR relative to CEO incentives over the last five years.

See “Long-Term Incentives” below for a description of how we calculate adjusted EPS growth, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented.

For the remainder of the NEOs, the Committee determined their individual AEI awards utilizing the AEI corporate funding amount achieved based on corporate results, followed by an assessment of individual performance, including feedback from the CEO for potential reductions.

Individual performance factors utilized in determining awards for the NEOs included the following:

Karen L. Parkhill

•	Management of the balance sheet and liquidity thresholds

•	Achievement of financial goals for areas of direct responsibility

•	Response to legislative and regulatory developments particularly around capital requirements

•	Development of long-term strategic initiatives to support long-term growth and sustainability, including technology

•	Analysis and reporting around pricing models

•	Communication with investors and analysts through quarterly earnings calls, conferences and other shareholder outreach efforts

•	Interaction with regulators and customers

•	Partnership across all lines of business to improve operating results

•	Risk management

•	Leadership skills demonstrated within department and across the organization

•	Talent management and succession planning

In particular, in 2014, Ms. Parkhill led efforts to identify the systems and processes necessary to enable compliance with the liquidity coverage ratio rules, played an integral part of meeting regulatory expectations and stress testing, continued significant investor outreach efforts and oversaw the introduction of a new process to evaluate, monitor and implement technology investment in response to evolving technology demands.

Lars C. Anderson

•	Achievement of financial plans for the Business Bank, including loan growth and portfolio management

•	Continue to ensure data integrity throughout commercial lending

•	Execution of targeted strategies to leverage market opportunities and respond to regulatory changes, including positioning businesses for implementation of Basel III requirements

•	Risk management

•	Strengthen Comerica’s relationship banking model in partnership with Wealth Management and Retail

•	Continued implementation and assessment of long-term strategic plan within the Business Bank

•	Leadership skills demonstrated within the department and across the organization

•	Talent management and succession planning

•	External interaction with customers, investors and communities

In particular, in 2014, Mr. Anderson improved loan growth and managed expenses, fostered a sales management culture across all business lines in the Business Bank in support of the Comerica Promise and implemented new initiatives to strengthen processes promoting Comerica’s risk framework.

Curtis C. Farmer

•	Achievement of financial plans for Retail Bank, Wealth Management and Marketing

•	Continued implementation and assessment of long-term strategic plan

•	Implementation of targeted strategies to drive market share and improve operational efficiencies

•	Analysis, development and enhancement of products and services for each line of business

•	Partnership across business lines to strengthen customer relationships and improve operating results

•	Manage marketing and public relations for all of Comerica

•	Leadership skills demonstrated within department and across the organization

•	Risk management

•	Talent management and succession planning

•	External interaction with customers, investors and communities

In particular, in 2014, Mr. Farmer supervised the successful launch of the Comerica Promise initiative, improved loan production and deposit growth for Retail and Wealth Management, led the 2014 rollout of mobile upgrades and development of future digital strategy and supported community involvement efforts and client acquisition across all lines of business.

Jon W. Bilstrom

•	Administer governance matters for the Board of Directors and Board committees

•	Manage relationships with federal and state regulatory agencies

•	Oversee Community Reinvestment Act and Fair Lending initiatives

•	Oversee government affairs unit

•	Partnership across the organization to facilitate execution of strategic goals and initiatives

•	Leadership demonstrated within the department and across the organization

•	Direct legal affairs of the corporation in all areas, including legal compliance with federal and state law, rules and regulations

•	Talent management and succession planning

•	Participation in shareholder outreach efforts

In particular, in 2014, Mr. Bilstrom successfully managed compliance and regulatory oversight for the organization, effectively utilized resources to improve legal administration, maintained strong relationships with federal and state banking agencies and achieved individual objectives in the development of colleagues.

Based on evaluations of the foregoing factors, the Committee approved the remaining NEOs’ AEI awards in amounts ranging from 75% to 100% of AEI corporate funding amounts, as shown in the “2014 AEI Program Awards” table above. See “2014 Annual Performance” on page 53 for an explanation of the corporate funding calculation.

Long-Term Incentives

In addition to the short-term cash incentive provided to the NEOs, for 2014, the Committee also determined the level of achievement of the performance goals applicable to cash incentive awards for the 2012-2014 performance period and, in the first quarter of 2014, awarded equity awards.

Cash Incentives

The 2014 Long-Term Executive Incentive Program (“LTEI”) measured our adjusted EPS growth and adjusted ROA relative to our peer group over a three-year performance period from 2012-2014. Funding for the LTEI was based on our ranking compared to peers. Details about the program structure can be found on pages 54-56.

2012—2014 Performance
Metric	CMA	Relative Rank	Weighted Payout	Total Payout (% of target)
Adjusted 3 Yr EPS Growth	10.6%	9th	50%	40%
Adjusted 3 Yr ROA	0.9%	9th	50%

See “Short-Term Incentive (AEI)” below for a description of how we calculate adjusted EPS growth and adjusted ROA, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented.

The performance criteria applicable to the CEO and the other NEOs for purposes of overall LTEI funding were determined solely on corporate financial performance. The LTEI was funded based on corporate performance rankings (“LTEI corporate funding”). With respect to the allocation of the resulting incentive pools to specific NEOs, however, the Committee reserved the right to reduce the calculated awards to account for individual performance or other operating considerations. Based on evaluations of the individual performance factors outlined above under the “Annual Executive Incentive Program” section, the Committee elected not to reduce individual LTEI awards, as shown in the table below.

2014 LTEI Program Awards
	Individual Award	Percent of Target Award
Mr. Babb	$354,200	40%
Ms. Parkhill	$99,200	40%
Mr. Anderson	$103,360	40%
Mr. Farmer	$100,480	40%
Mr. Bilstrom	$73,710	40%

Equity Incentives

Equity incentives comprise approximately 90% of total long-term incentives for 2014. Equity awards include the senior executive long-term executive performance plan (“SELTPP”) (75%), restricted stock (15%) and stock options (10%). A substantial portion of the award is subject to robust performance measures, and the value that is ultimately earned by the NEOs will be contingent on both performance and stock price. The target award for each internal grade level was determined based on the following corporate factors:

•	Comerica’s current and past performance compared to the applicable business plans and strategic initiatives as described above under the heading “Annual Executive Incentive Program”;
•	Regulatory considerations; and
•

Competitiveness of equity values expressed both as monetary value and as a percentage of base salary, compared to market data on equity awards and total compensation, which is compiled by the Committee’s independent compensation consultant each year.

Due to the forward-looking nature of the awards and the strong performance metrics incorporated in the SELTPP, the 2014 awards were granted in the first quarter of 2014 at target, with a maximum payout of 150% and the possibility of a 0% payout if threshold performance is not achieved. However, the Committee had the ability to reduce any executive’s target award if deemed appropriate.

2014 Grants
NEO	Stock Option Grant	Restricted Stock Grant	SELTPP Grant (Target)	Total Equity Grant Value
Mr. Babb	$368,070	$539,956	$2,635,083	$3,543,109
Ms. Parkhill	$84,346	$123,725	$603,855	$811,926
Mr. Anderson	$84,346	$123,725	$603,855	$811,926
Mr. Farmer	$84,346	$123,725	$603,855	$811,926
Mr. Bilstrom	$56,843	$83,375	$406,951	$547,169

The table below outlines the total incentive compensation awarded to the NEOs for 2014 performance by the Committee.

2014 Total Incentive Compensation Awarded / Granted
NEO	Annual Cash Incentive (AEI)	Long-Term Cash Incentive (LTEI)	Long-Term Equity Grant	Total Incentive Compensation Awarded
Mr. Babb	$1,366,200	$354,200	$3,543,109	$5,263,509
Ms. Parkhill	$451,980	$99,200	$811,926	$1,363,106
Mr. Anderson	$489,771	$103,360	$811,926	$1,405,057
Mr. Farmer	$500,541	$100,480	$811,926	$1,412,947
Mr. Bilstrom	$398,034	$73,710	$547,169	$1,018,913

Realized Pay	Non-Realized Pay

REALIZED COMPENSATION

The Summary Compensation Table on pages 66-67 includes not only compensation elements actually paid in or with respect to 2014 (such as 2014 salary and cash incentives paid for performance periods that ended in 2014), but also (1) 2014 equity grants that provide a future incentive opportunity based on Comerica’s performance, but which do not vest for several years and which, when realized, may differ in value from the amounts shown in the Summary Compensation Table, and (2) retirement values that will fluctuate each year based on market conditions and which are ordinary accruals under Comerica’s existing plans and arrangements and are not determined by the Committee on an annual basis as part of the incentive compensation decision-making process.

The table below shows compensation actually received by the CEO in 2014 – or his “realized pay”. Realized pay includes salary, cash incentives paid for the measurement period ending 2014 (AEI, LTEI), any stock option exercises or restricted stock vestings which occurred in 2014 as well as 401(k) contributions for the year.

Compensation Philosophy and Objectives

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term. We strive to provide compensation opportunities that are generally aligned with the median of our peer group, with actual pay levels dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results with rewards delivered in cash and shares of Comerica’s stock. This balanced approach towards compensation supports our business strategies, aligns with our pay for performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

PAY PRACTICES

Our compensation philosophy and objectives directly influence our pay practices.

What We Do Have:	What We Don’t Have:
• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*
• Prohibition on pledging or hedging shares by employees or directors	• Excise tax gross-up payments for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• Negative discretion which the Committee can utilize in determining incentive funding	• Modified single trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• An annual non-binding say on pay vote	• Repricing or replacing of underwater stock options or SARs without shareholder approval

•     Stock ownership guidelines for both senior executives and the Board of Directors. The CEO is expected to own 6X his salary and the NEOs 3X their salary; directors have a 5,000 share holding expectation.

• Perquisites, which were eliminated for executive officers in 2010
• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica
• Independent compensation committee comprised of entirely independent directors
*	Mr. Babb has an outstanding Supplemental Pension and Retiree Medical Agreement dated May 29, 1998. Details can be found on pages 61-62.

ROLES AND RESPONSIBILITIES

Role of the Compensation Committee:

The Committee is responsible for overseeing the development and administration of our compensation programs. The Committee is comprised of independent directors, and they review and approve all aspects of our executive compensation programs.

To aid the Committee in satisfying its responsibilities, the Committee retained Frederic W. Cook & Co. Inc., (“Cook & Co.”) in June of 2013 to act as its independent consultant. Cook & Co. reports directly to the Committee and performs no other work for Comerica. As part of its annual review of Cook & Co. in 2014, the Committee analyzed if hiring Cook & Co. would raise a conflict of interest. The Committee performed this analysis by taking into consideration the following factors:

•	Any other services provided to Comerica by Cook & Co.
•	The amount of fees Cook & Co. received from Comerica as a percentage of Cook & Co.’s total revenue
•	Policies and procedures Cook & Co. utilizes to prevent conflicts of interest
•	Any business or personal relationship of the individual compensation advisor of Cook & Co. with any member of the Committee or an executive officer of Comerica
•	Any Comerica stock owned by Cook & Co. or the Committee’s individual advisor
•	Any business or personal relationship of Cook & Co. with an executive officer of Comerica

With respect to the Committee’s evaluation of Cook & Co.’s independence, Comerica did not pay any fees to Cook & Co. in 2014 other than in connection with work performed for the Committee. During the analysis, Cook & Co.’s primary representative to the Committee indicated that fees paid annually to Cook & Co. by Comerica are far less than 1% of Cook & Co.’s annual consolidated total revenue. He also discussed with the Committee various policies developed by Cook & Co. to safeguard the independence of the compensation advice it provides; indicated that he has no personal or business relationship with Committee members or executive officers at Comerica; indicated that he is not aware of any personal or business relationship between Comerica’s executive officers and Cook & Co.; and indicated that neither he nor his immediate family members own any Comerica shares. The Committee determined, based on its analysis of the above factors that the work of Cook & Co. and the individual compensation advisors employed by Cook & Co. as compensation consultants to the Committee has not presented any conflict of interest.

Role of the Independent Compensation Consultant:

•	Attends Committee meetings
•	Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness
•	Furnishes the Committee with peer compensation data on the NEOs and non-employee directors to provide independent recommendation on compensation
•	Reviews the Compensation Discussion and Analysis section of the proxy statement
•	Evaluates the programs in light of regulatory expectations and provides feedback to the Committee
•	Helps the Committee ensure programs align executives with shareholders’ interests

The compensation consultant does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.

Role of the CEO

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Provides compensation recommendations on the other NEOs and other members of the leadership team. The CEO leverages our internal compensation staff, led by our Executive Vice President of Human Resources to aid in determining compensation recommendations

•	Assesses corporate contribution and individual performance of each of his direct reports
•	Meets privately in executive session with the Committee to discuss talent management
•	Does not typically play a role in determining his own compensation; however, for 2015, he recommended that his base salary not increase.

PEER GROUP

The Committee utilized the following peer group to evaluate and understand market pay levels and practices among similarly situated financial institutions. To determine the peer group, the top 50 U.S. financial institutions based on asset size were reviewed using a variety of financial metrics (assets, revenue, net income, and market capitalization), business models, geographic locations and competition for talent. This peer group has not changed since the Committee’s last peer group evaluation, and is the same peer group used in making financial comparisons for purposes of investor presentations.

2014 Peer Group
• BB&T Corporation • BOK Financial Corp. • Fifth Third Bancorp • First Horizon National Corp. • Huntington Bancshares Inc. • KeyCorp	• M&T Bank Corp. • Regions Financial Corp. • SunTrust Banks, Inc. • Synovus Financial Corp. • Zions Bancorporation

For 2015, the Committee reviewed the peer group and replaced Synovus Financial Corp. with Cullen/Frost Bankers, Inc., as its business model and geographic footprint show a greater similarity to that of Comerica.

BENCHMARKING

Cook & Co. generates a compensation analysis for the Committee based on our peer group’s proxy data. Recognizing that recovery from the financial downturn and the trailing impact of the Troubled Asset Relief Program (“TARP”) impacted compensation practices among our peers over the last several years, and may have had a greater or lesser effect than the impact on Comerica, that peers may be bigger or smaller than Comerica, that Comerica’s CEO is more tenured than the average of our peers, and that officer positions listed in the proxy vary from company to company, Cook & Co.’s data is used only as a general indicator of compensation trends and pay levels and is not used to set specific compensation levels for the CEO or the other NEOs. The Committee reviews individual and company performance, historical compensation, as well as the scope of each position, to determine total compensation for the NEOs. We strive to be at the median of the marketplace on all elements of total compensation and expect variable compensation to increase or decrease relative to the median based on performance. Once total compensation targets are established, they are reviewed in relation to the market data to ensure they are both appropriate and competitive.

Additionally, on an annual basis, Comerica purchases several published compensation surveys to evaluate compensation for our broader executive group and other employee positions.

Compensation Elements

PAY MIX ALLOCATION

Our pay mix allocation is heavily weighted towards variable compensation or “pay for performance”. Placing more emphasis on pay for performance helps to motivate and reward results, which aligns with shareholder interests.

Our executives’ total compensation is comprised of three primary elements: base salary, a short-term incentive and long-term incentives. The long-term incentives consist of a long-term executive incentive (“LTEI”), stock options, restricted stock and SELTPP units. The emphasis on variable compensation is illustrated below.

BASE SALARY

Base salary is used to compete in the market for talent and forms the foundation for our other reward vehicles. We provide competitive base salaries to our NEOs in recognition of their responsibilities. In addition to benchmark data, we consider the NEO’s performance, experience, time in the position, contribution and internal parity. In determining if an adjustment is made during our annual merit cycle, the CEO and Committee primarily consider the NEO’s performance against the prior year’s goals along with any changes in responsibilities.

INCENTIVE COMPENSATION

The Committee, along with management, undertook an extensive review of our compensation programs for 2014 based on feedback received during the 2013 proxy season, coupled with an evolving regulatory environment. Significant design changes were put in place for 2014 for both the short-term and long-term incentive programs.

SUMMARY OF 2014 INCENTIVE COMPENSATION
AEI	LTEI	SELTPP
Short-Term Cash Performance Program	Long-Term Cash Performance Program	Long-Term Equity Performance Program
Absolute Adjusted EPS (75%)	Relative Adjusted EPS Growth (50%)	Absolute Adjusted ROCE

Absolute Adjusted ROA (25%)	Relative Adjusted ROA (50%)	Relative TSR –negative modifier
Annual Measurement Period (2014)	3 Year Historical (2012 – 2014)	3 Year Prospective (2014 – 2016)

These programs:

•	Utilize differing key metrics that align with financial performance and measure varying time horizons providing a broader performance assessment
•	Incorporate both relative and absolute performance measures and a negative TSR modifier to align with shareholders
•	Incorporate shareholder feedback
•	Align with regulatory expectations

The AEI and LTEI are awarded pursuant to Comerica’s shareholder-approved Management Incentive Plan. The SELTPP Units are awarded pursuant to Comerica’s shareholder-approved Amended and Restated 2006 Long-Term Incentive Plan.

Short-Term Incentive (AEI)

The NEOs, along with other senior leaders within the organization (approximately 400), participated in the 2014 AEI. This program measured Comerica’s absolute performance for one year adjusted EPS and adjusted ROA against internal goals. The goals or metrics used to measure performance were established at the beginning of the year and approved by the Committee. Each metric is intended to be a robust measurement of performance that is aligned with our financial plan but does not incent excessive risk taking. Factors such as prior year performance, the forecasted economic and regulatory environment and strategic initiatives are all considered when establishing target performance.

We selected these metrics because they are commonly used by investors and analysts to evaluate a financial institution’s performance. In addition, unlike other metrics that may be calculated differently, these metrics have a generally prescribed formula, and may be easily validated. We believe the use of measures that are well understood, transparent and based on the audited financial results of Comerica are the foundation of a responsible incentive program that rewards performance without encouraging participants to take excessive risk.

Metrics: Absolute adjusted EPS versus goal – weighted 75% Absolute adjusted ROA versus goal – weighted 25% Measurement Period: One-year prospective	Key Changes: AEI replaces the former short-term cash program and its relative performance funding scale with internal absolute prospective performance objectives

Funding:

Threshold funding occurs at 75% of goal

Target funding occurs at 100% of goal

Maximum funding occurs at 125% of goal

Funding increases by 4% for every 1% of achievement above target performance and decreases 2% for every 1% below target performance. At 75% of goal, the plan funds at 50% of target. Below 75% of goal, no funding is available for awards.

2014 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Achievement
Absolute Adjusted EPS	$3.06	$3.16	103.3%
Absolute Adjusted ROA	0.91%	0.89%	97.8%

Adjusted EPS	Adjusted ROA	Total Achievement
103.3% x 75% = 77.5%	97.8% x 25% = 24.5%	77.5% + 24.5% = 102.0%

Funding Percentage Calculation

Target Performance	Actual Achievement	Funding Percentage
100%	102%	(100% + (2% * 4) = 108%)

Individual Incentive Targets:

Individual incentive targets for the AEI.

Level	Target	Maximum
CEO	100%	200%
Vice Chair	90%	180%
Other NEO	65%	130%

CEO Individual Funding Example:

Incentive Target x Funding Percentage x Base Salary
100% x 108% x Base Salary = CEO Funding

Funding is formulaic, but individual awards can be reduced if individual goals are not achieved.

Each NEO had a target opportunity under the 2014 AEI expressed as a percentage of base salary. Funding under the program was a product of base salary, the AEI target opportunity and the funding percentage.

Each year Comerica goes through a robust planning process to identify areas of opportunity from both a revenue and expense standpoint. Several factors are considered such as strategic initiatives, shareholder expectations, current economic environment and potential regulatory changes. Utilizing these factors an internal goal is set that is balanced in that it requires rigor and focus to achieve, but does not incent excessive risk. This year’s goals were $3.06 for the EPS goal and 0.91% for the ROA goal.

This formula was used to calculate the corporate funding. 2014 individual awards were determined based on an assessment of individual performance. The Committee reserves the right to reduce the corporate funding and has used this discretion in prior years to adjust funding under the one-year cash incentive program downward to better align incentives with Comerica’s overall performance. The Committee cannot increase overall AEI funding nor can it increase awards to employees covered under Section 162(m) of the Internal Revenue Code to exceed the funded amount.

EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted EPS and adjusted ROA.

In early 2015, Comerica’s independent auditors, at the request of the Committee, issued a report applying certain agreed-upon procedures to assist the Committee in determining that the computations for the incentive awards issued for periods ended December 31, 2014 were made in conformity with our shareholder-approved Management Incentive Plan, which governs the AEI and LTEI. The report confirmed Comerica’s 2014 performance against target, using the measurement components set by the Committee.

 Long-Term Incentives

The long-term incentives are comprised of four components: the Long-term Executive Incentive program (“LTEI”), stock options, restricted stock (“RSA”) and the Senior Executive Long-term Performance Program (“SELTPP”). Using a mix of both cash and equity allows us to motivate and retain our NEOs as well as align executives with Comerica’s performance over multiple years. Our cash program, the LTEI, measures long-term historical performance, while equity awards measure Comerica’s future performance both on achieving specified goals during a three-year performance period and through changes in stock price.

Overall, our long-term incentives emphasize performance-based awards, as you can see in the chart below.

LTEI

Metrics: Relative adjusted EPS Growth – weighted 50% Relative adjusted ROA – weighted 50% Measurement Period: Three-Year Historical: 2012-2014 for 2014	Key Changes: Adjusted LTEI funding scale to more clearly show alignment of pay and performance
Funding Scale:

2014 LTEI Funding Scale
Rank	Funding
1	200%
2	180%
3	160%
4	140%
5	120%
6	100%
7	80%
8	60%
9	40%
10	0%
11	0%
12	0%

Funding percentages for each ranking are reviewed in conjunction with individual incentive targets to ensure that performance at median approximates median pay levels, performance below median provides compensation below median pay levels and performance above median compensation provides above median pay levels. The funding scale for 2014 was adjusted to better reflect Comerica’s pay for performance philosophy.

2012—2014 Funding:

Three-Year Relative Adjusted EPS Growth:	9th place ranking
Three-Year Relative Adjusted ROA:	9th place ranking

Relative Adjusted EPS Growth	Relative Adjusted ROA	Total Achievement
40% x 50% = 20%	40% x 50% = 20%	20% + 20% = 40%

Individual Incentive Targets:

Individual incentive targets, as a percent of salary, were adjusted to better align compensation and performance. When Comerica performs at median (6th place) against our peers, compensation will approximate market median utilizing the funding scale outlined above.

Level	Target	Maximum
CEO	70%	140%
Vice Chair	40%	80%
Other NEO	32.5%	65%

CEO Individual Funding Example:

Incentive Target x Total Achievement x Base Salary

70% x 40% x Base Salary = CEO Funding

Comerica performed below the median of our peer group for the period 2012-2014. Accordingly, the funding for the CEO is below his target opportunity. If Comerica had performed at median, CEO funding would have been 70% of base salary, which is his target opportunity. If Comerica had performed above the median, CEO funding would have been more than his incentive target, up to 140% of base salary.

Funding is formulaic, but individual awards can be reduced if individual goals are not achieved.

The Committee reserves the right to reduce the corporate funding to better align incentives with Comerica’s overall performance, not just relative performance. The Committee could not increase the LTEI corporate funding for employees covered under Section 162(m) of the Internal Revenue Code, nor could it increase overall LTEI funding.

In computing and comparing Comerica’s three-year adjusted EPS growth and adjusted ROA performance to that of its peers, Comerica’s annual performance was measured on a calendar year basis, while for its peers, the annual performance measurement period comprises the first three quarters of the calendar year plus the fourth quarter of the prior calendar year. The difference in measurement periods between Comerica and its peers was necessitated by the timing of publicly available peer data required for the calculations. EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. For both Comerica and its peers, the after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted EPS and adjusted ROA. To determine the adjusted EPS growth and adjusted ROA performance over a three-year period, one-year computations are completed and averaged over the three-year performance period.

In early 2015, Comerica’s independent auditors, at the request of the Committee, issued a report applying certain agreed-upon procedures to assist the Committee in determining that the computations for the incentive awards issued for periods ended December 31, 2014 were made in conformity with our shareholder-approved Management Incentive Plan, which governs the AEI and LTEI. The report confirmed Comerica’s 2014 rankings in relation to the peer group for the three-year performance periods, using the measurement components set by the Committee.

Comerica uses a mix of equity vehicles which include stock options, restricted stock (“RSAs”) and performance restricted SELTPP units.

	Stock Options	Restricted Stock	SELTPP
Percent of Long-term Equity Awards	10%	15%	75%

Stock Options

Stock options align management with shareholders by providing value when the stock price increases. If the stock price does not increase, participants do not realize value. We grant non-qualified stock options that vest 25% per year over 4 years and have a term of 10 years. The exercise price is based on Comerica’s closing stock price on the date of grant. In 2013, in order to further reduce risk-taking incentives for financial institutions, feedback from regulatory agencies suggested limiting the use of stock options in variable compensation programs. In order to align with this guidance, starting in 2014, only 10% of the long-term equity mix is comprised of stock options.

RSAs

Comerica historically granted RSAs to the NEOs; however, this did not occur in 2013, as performance restricted stock units (“PRSUs”) were introduced into the long-term incentive program. Based on feedback from various constituents in 2013 and to further conform to regulatory expectations, starting with the January 2014 grants, the PRSU program was replaced with a more robust, forward-looking equity program, the SELTPP. Details on the SELTPP are provided below. Because the new SELTPP program comprises a majority of the equity program for our NEOs and selected key leaders, RSAs were reintroduced on a small scale into our long-term incentive program in 2014 to balance our total compensation program and help build long-term value that is realized with continued employment. RSAs comprise 15% of the equity awards. The shares vest 50% in year three, 25% in year four and 25% in year five for all awardees.

SELTPP

Starting with the January 2014 grants, we replaced the PRSU program, measuring our Tier 1 Capital Ratio, with a more robust, forward-looking equity performance program, the SELTPP.

Metrics: Comerica’s Average Adjusted ROCE versus goal Relative Total Shareholder Return (“TSR”) modifier	Key Changes: The SELTPP is the first equity-based program Comerica has utilized where the entire award is at risk for non-performance; it makes up 75% of the annual equity grant

In order to establish the three-year adjusted ROCE goal, Finance, Human Resources and Enterprise Risk worked together to model several possible performance outcomes based on various economic and operating factors. The results of this modeling were analyzed to set a goal which can be achieved with solid, sustained performance over the measurement period. Utilizing this analysis, the Committee established the performance goal for the three-year measurement period. We do not disclose the internal targets for the forward-looking three-year performance period, as such disclosure could be construed as earnings guidance. The targets represent strong, yet achievable levels of performance based on current information available and various future scenarios.

TSR, measured against the KBW Bank Index, acts as a negative modifier that can reduce the payout percentage. TSR performance cannot increase the payout percentage.

Measurement Period:

Three-Year Prospective: 2014-2016 for the 2014 grant.

Target Awards:

•	Target awards are granted at the beginning of the measurement period.
•	A payout percentage will be calculated based on Comerica’s long-term adjusted ROCE performance versus the goal.
•	The adjusted ROCE calculated payout percentage will be reduced by 10 percentage points if Comerica’s three-year TSR ranks in the bottom quartile of the KBW Bank Index.

Key Features:

•	50% of the target award will be distributed at threshold performance.
•	100% of the target award will be distributed if the adjusted ROCE goal is achieved.
•	150% of the target award will be delivered at maximum performance.
•	The TSR modifier can reduce the award but cannot increase the award.
•	If threshold performance is not achieved, the target award is forfeited.

•

The same payout percentage will be applied to the dividends that accrue over the measurement period. Dividends will be paid out in cash at settlement for the shares underlying the vested portion of the award.

•	The awards are settled in shares of Comerica stock at the end of the performance period.

If threshold performance is not achieved, the target SELTPP award is forfeited

Forfeiture Provisions

To ensure our equity incentives do not encourage excessive risk taking, a forfeiture provision was adopted beginning with the 2014 grants that allows for the Committee to cancel all or a portion of any unvested awards (SELTPP, stock options or restricted stock) if the participant fails to comply with Comerica policies or procedures, violates any law or regulations, engages in negligent or willful misconduct, engages in activity resulting in a significant or material Sarbanes-Oxley control deficiency or demonstrates poor risk management or lack of judgment in the discharge of Company duties, and such action demonstrates an inadequate sensitivity to the inherent risks of the participant’s division and results in or is likely to result in a material impact (financial or reputational) to Comerica.

 OTHER BENEFITS PROGRAMS AND COMPENSATION

Comerica offers all of its employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, disability, dental and vision insurance and relocation benefits, as well as an employee stock purchase program and retirement programs.

Employee Stock Purchase Plan

Employees can participate in an Employee Stock Purchase Plan (“ESPP”), which provides participants a convenient and affordable way to purchase shares of Comerica common stock without being charged a brokerage fee. Comerica provides a match on qualifying contributions provided the employee does not make any withdrawals during the applicable time period. Employees can receive a 15% quarterly match and a 5% annual match, with total match dollars capped at $5,000 per employee per year. This encourages stock ownership for all colleagues.

Retirement Benefits

Retirement benefits allow Comerica to attract and retain employees and provide avenues for colleagues to save for retirement. Comerica does not have a mandatory retirement age for its executives; however, certain retirement benefits are tied to the participant’s achievement of age and service requirements. See “Potential Payments upon Termination or Change of Control at Fiscal Year-End 2014” for more information.

Pension Plan and Benefit Equalization Plan

The tax-qualified defined benefit retirement plan, or pension plan, has the following characteristics:

•	Provides a benefit based on an employee’s years of service and final average monthly pay.
•	Final average monthly pay is the highest aggregate monthly compensation for 60 consecutive calendar months within the last 120 calendar months prior to retirement or separation from service.
•	Employees hired on or after January 1, 2007 are not eligible to participate in this plan.
•

Individuals who were employed by Comerica before January 1, 2007 and who were actively accruing benefits on December 22, 2011 continue to be eligible for benefit accrual under the pension plan as long as they remain in active employment and meet other eligibility criteria thereafter.

Participants in the pension plan can also participate in the Benefit Equalization Plan (the “SERP”) to restore benefits that are capped by Internal Revenue Service (“IRS”) limits on annual compensation and benefit amounts under the pension plan. Mr. Babb and Mr. Bilstrom are participants in the pension plan and the SERP.

For more information on the pension plan and the SERP, please see the “Pension Benefits at Fiscal Year-End 2014” table and accompanying text.

401(k) Plan

Eligible employees can also participate in a 401(k) plan. Comerica’s program has the following characteristics:

•	Provides a 100% match on salary deferrals up to 4% of qualified earnings (up to the IRS compensation limit).
•	Immediate vesting of employer matching contributions.

Retirement Account Plan

Eligible employees hired on or after January 1, 2007 and employees who are not actively accruing benefits in the pension plan are eligible to participate in the Retirement Account Plan (after attaining age 21 and completing one year of service). Annually, Comerica will provide an allocation which is a percentage of base salary (up to the IRS compensation limit). The percentage used is based on the sum of the participant’s age and years of service.

Age + Service Points	Comerica Allocation
Less than 40	3.0%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

•	The maximum annual compensation considered eligible to compute the allocation for any participant in 2014 was $260,000.
•	Contributions are 100% vested after three years of service, at age 65, or upon death while employed.
•	Payment of vested accounts can be made in lump sum or in periodic or partial distributions.
•	In-service distributions are not allowed.
•	Mr. Farmer, Mr. Anderson and Ms. Parkhill are participants in the Retirement Account Plan.

 PERQUISITES

Effective June 30, 2010, Comerica eliminated all of its perquisite programs for executive officers. Additionally, Comerica has never allowed the personal use of corporate aircraft, except in the event of an emergency, in which case the executive is required to reimburse Comerica for the full incremental cost of such use.

Other Compensation Practices and Policies

  STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that encourage senior officers, including the NEOs, to own a significant amount of Comerica stock. The stock ownership guidelines are a multiple of annual base salary. Senior officers have five years from the time they are named to a senior leadership position to achieve the targeted ownership levels. If, after five years, the individual does not meet the ownership guideline, he/she will be required to retain 50% of all after-tax shares from restricted stock vestings or stock option exercises.

During 2012 and 2013, we conducted benchmarking studies comparing our ownership policy to the marketplace. The results of both studies showed that our stock ownership guidelines covered more individuals than is typical in other organizations. The officers subject to the guidelines have significant leadership roles and, accordingly, are subject to the guidelines. However, to align more to market practices, changes to the ownership levels were made effective in January of 2014. The CEO multiple increased from 5 times salary to 6 times salary, and the Executive Vice President (Level I) multiple decreased from 3 times salary to 2 times salary.

Internal Grade Level	2013 Salary Multiple	2014 Salary Multiple
CEO	5X	6X
Vice Chair	3X	3X
EVP (Level II)	3X	3X
EVP (Level I)	3X	2X
SVP	1X	1X

Utilizing stock ownership guidelines helps to align leadership with shareholder interests and to reinforce focus on the long-term success of Comerica. For purposes of the stock ownership guidelines, stock ownership includes:

•	Unvested shares of time-based restricted stock or restricted stock units and the PRSUs granted in 2013;
•	All shares owned by the senior officer;
•	Shares held in trust where the senior officer retains beneficial ownership; and
•	Any shares accumulated through employee benefit plans, such as deemed investments in Comerica common stock under a deferred compensation plan.
•	SELTPP shares are not counted towards ownership until they are vested and shares are distributed to the participants.

As of December 31, 2014, all NEOs who have held their current title for at least five years have met their respective stock ownership guideline levels.

  EMPLOYMENT CONTRACTS AND SEVERANCE OR CHANGE OF CONTROL AGREEMENTS

Change of Control Agreements

We maintain change of control agreements with all of our NEOs. Change of control agreements are customary in the banking industry and among our peers and aid us in attracting and retaining executives. The goal of these agreements is to make an executive neutral to any change of control by reducing personal uncertainty. In addition, they help to encourage continuity in management throughout the completion of a transaction.

If a change of control of Comerica occurs, each NEO will have a right to continued employment for a period of 30 months from the date of the change of control (the “Employment Period”).

If the executive dies or becomes disabled during the Employment Period, the executive or his or her beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

If Comerica terminates the executive’s employment for a reason other than cause or disability, or the executive terminates for good reason during the Employment Period, the agreement provides the following severance benefits (“Change of Control Benefits”):

•	any unpaid base salary through the date of termination;
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a proportionate bonus based upon the highest annual bonus he or she earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year following the change of control (“highest annual bonus”);

•	an amount equal to three times the sum of the executive’s annual base salary plus the executive’s highest annual bonus;
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a payment equal to the excess of: (a) the retirement benefits he or she would receive under Comerica’s pension and excess defined benefit plans or Retirement Account Plan, as applicable, if he or she continued to be employed for three years after the date his or her employment was terminated, over (b) the retirement benefits he or she actually accrued under the plans as of the date of termination;

•

provision of health, accident, disability and life insurance benefits for three years after the executive’s employment terminates, unless he or she becomes eligible to receive comparable benefits during the three-year period; and

•	outplacement services.

These amounts would be paid in a lump sum with the exception of the health, accident, disability and life insurance benefits and the payment of outplacement services, which would be paid as the expenses were incurred. All payments would be made by Comerica or the surviving entity.

Change of control agreements entered into in 2008 and before included an excise tax benefit and a window period feature. Accordingly, Mr. Babb, Mr. Farmer and Mr. Bilstrom would also receive the Change of Control Benefits if they resigned for any reason within the 30 days after the one-year anniversary of the change of control. Additionally, if any payment or benefit to Mr. Babb, Mr. Farmer or Mr. Bilstrom under the agreement or otherwise were subject to the excise tax under Section 4999 of the Internal Revenue Code, they would receive an additional payment in an amount sufficient to make the executive whole for any such excise tax. However, if such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. Babb, Mr. Farmer, or Mr. Bilstrom would be reduced to an amount necessary to prevent the application of the excise tax. Change of control agreements entered into after 2008 provide that payments and benefits will be reduced to the amount necessary to prevent the application of the excise tax if such reduction would result in the executive retaining a greater amount on a net after-tax basis than if they were not reduced.

Comerica has not entered into any new agreements after 2008 that include the excise tax benefit and window period provisions. Furthermore, Comerica will not include these provisions in new agreements going forward.

Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.

On May 29, 1998, Comerica entered into a Supplemental Pension and Retiree Medical Agreement with Mr. Babb, which is designed to make him whole with respect to pension benefits that he lost when he left his prior employer to come to Comerica. The agreement was entered into pursuant to an understanding reached when Mr. Babb was hired. This supplemental pension provides Mr. Babb a benefit equal to the amount to which he would have been entitled under Comerica’s pension plan had he been employed by Comerica since 1978, less amounts received by him under both Comerica’s pension plan and the defined benefit pension plans of his prior employer. In addition, Comerica will provide Mr. Babb and his spouse with retiree medical and accidental insurance coverage for his and her lifetime on a basis no less favorable than such benefits were provided to them as of the date of the agreement. For additional information on Mr. Babb’s supplemental pension arrangements, please see the table below entitled, “Pension Benefits at Fiscal Year-End 2014.”

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

It is Comerica’s intention generally to design its executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code or not satisfy the performance-based award exception under Section 162(m), and therefore would not be deductible.

Participation in the TARP Capital Purchase Program imposed additional limitations under Section 162(m) of the Internal Revenue Code. During the TARP period, Comerica’s deduction for annual compensation for the Section 162(m) “covered executives” was limited to $500,000 and the “performance-based exception” of Section 162(m) was not available. As a result, certain portions of our executive officers’ compensation attributable to services during our TARP participation period (November 14, 2008 to March 17, 2010) may not be deductible when paid. Such additional deductibility limitations ceased with respect to compensation earned after Comerica’s redemption on March 17, 2010 of the preferred stock issued under the TARP Capital Purchase Program.

The aggregate nondeductible portion of cash compensation paid or earned with respect to 2014 performance and of any value received in 2014 from prior equity awards is estimated to be approximately $6.4 million. The primary component of this nondeductible compensation is the value of restricted stock awards granted in prior years that vested in 2014. At a 35% federal tax rate, the aggregate cost to Comerica associated with the inability to deduct this compensation in 2014 is approximately $2.2 million, or approximately $0.01 per share outstanding as of December 31, 2014.

  STOCK GRANTING POLICY

Comerica’s stock-based grants are governed by the Stock Granting Policy. In general, the policy states that annual stock-based grants to eligible employees will be made once per year during the first regularly scheduled meeting of the Committee in a calendar year. This meeting typically takes place toward the end of January.

The Stock Granting Policy also governs the granting of off-cycle awards. Off-cycle awards include such things as grants to new hires and grants for retention purposes or special recognition. With respect to grants made to newly hired employees, the grant date is typically determined based on their start date with Comerica. Generally, individuals who start employment during the first half of the month will receive their grant on the last day of that month, and individuals who start employment during the last half of the month will receive their grant on the 15th day of the subsequent month. In all cases, the grant date will be adjusted if the prescribed date is not a trading day for the NYSE. The exercise price of stock options is the closing price of Comerica’s stock on the grant date. Other off-cycle awards are normally approved at a regularly scheduled meeting of the Committee, and the grant date is the date of the Committee meeting. Additionally, the CEO may make off-cycle option grants to existing employees who are not executive officers for promotions and for retention purposes. Such option grants are made on the same schedule as off-cycle grants approved by the Committee and may not exceed 5,000 shares per individual per calendar year.

  CLAWBACK POLICIES

Comerica has the following clawback policies and provisions:

•

Recoupment policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and shareholder feedback. The recoupment policy provides that in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of certain incentive-based compensation received by any current or former executive officer during the three-year period preceding the date on which the accounting restatement is required. The clawback pertains to any excess income derived by the executive officer based on materially inaccurate accounting statements.

•

Clawback provision of the Sarbanes Oxley Act of 2002, which generally requires our Chief Executive Officer and Chief Financial Officer to reimburse us for any bonus or other incentive- or equity-based compensation and any profits on sales of Comerica stock that they receive within the 12-month period following the issuance of financial information if there is an accounting restatement because of material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

•

Clawback provisions of our shareholder-approved Long-Term Incentive Plan, which provide that the Committee has the express right to cancel an option or restricted stock grant if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.

•	Forfeiture provisions described on page 58, above.

  COMPENSATION POLICIES AND PROCEDURES THAT AFFECT RISK MANAGEMENT

Since 2011, Comerica, similar to other large banking organizations, has been subject to a continuing review of incentive compensation policies and practices by representatives of the Federal Reserve Board, the Federal Reserve Bank of Dallas and the Texas Department of Banking. As part of that review, we have undertaken a thorough analysis of all the incentive compensation programs throughout the organization, the individuals covered by each plan and the risks inherent in each plan’s design and implementation. We use incentive compensation plans as part of the total reward package for a significant number of employees, as well as our executive officers. In this section, we describe some of our policies regarding use and management of incentive compensation plans, and how we manage risks arising from the use of incentive compensation.

How We Consider Risk When Structuring Incentive Compensation Programs

•

Our Philosophy. Some risk-taking is an inherent part of operating a business. However, we strive to embed a culture of risk management throughout Comerica. Our compensation programs are designed to encourage management of risk and discourage inappropriate risk-taking by utilizing a diverse portfolio of incentive compensation programs and risk balancing mechanisms for our executives and other senior employees that is expected to reward the desired behavior and results.

•

Our Programs. To appropriately allocate risk, we use incentives differently, based on job type. For example, our NEOs and senior officers participate in the MIP, which is the vehicle that provided the AEI and LTEI. These are employees with broader, Comerica-wide and/or strategic responsibilities. Accordingly, MIP award funding is based on corporate performance (adjusted EPS and adjusted ROA). Other employees participate in incentive plans designed to support the business objectives of the line of business in which they reside, such as commission plans that are used to create a strong sales culture.

How We Identify Potential Risks Arising from Incentive Compensation

•

Through Board Review. The Committee at least annually reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of Comerica that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of Comerica, including the need to attract, retain and motivate top tier talent. In particular, the Committee focuses on the risks associated with the design of each plan, particularly higher risk incentive plans, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. The risks with regard to employee compensation plans are assessed based on the plan design features and financial impact (i.e., the potential award size) of each plan. Plan design features that could increase risk, if not for the presence of mitigating factors, have been identified as follows: uncapped sales commissions, plans with significant maximum payouts, and plans without a link to corporate performance or business line results. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

•

Through Third-Party Review. In 2014, Comerica’s management engaged Towers Watson, a nationally known consulting firm, to assist Comerica with its risk assessment of non-executive employee compensation plans. The assessment was intended to help Comerica identify attributes of our incentive plans which may incent excessive risk or governance and control procedures which may need to be strengthened around incentive administration. A detailed review was conducted in 2014 for 2015 plan design, and Towers Watson’s report (which was reviewed and approved by Comerica’s risk management leadership) indicated that none of our proposed 2015 plans appeared to be structured in a manner that would encourage behavior that might lead an eligible participant to take excessive business risks.

How We Manage Potential Risks Arising from Incentive Compensation

•

By using internal controls to mitigate business risk. Internal controls include the following: a clear separation of operation and production/origination roles; having employees in different roles work in concert with one another so that one individual cannot take risky actions independently, and a robust internal audit process to provide oversight.

•

By identifying “risk-taking” employees throughout the organization. Using the principles articulated in the Federal Reserve’s Guidance on Sound Incentive Compensation Policies, Comerica created a systematic methodology to review our entire population based on their job function and specifically considered the inherent risk associated with each position to identify our risk-taking employees. Clear identification of the “risk takers” allows Comerica to ensure their compensation arrangements do not encourage excessive risk-taking.

•

By using risk balancing mechanisms when developing incentive plans and allocating awards. Several different types of risk balancing mechanisms are employed when designing our incentive compensation plans. The type of mechanism is tailored to the tail risk associated with the objectives of the incentive plan. Some examples of these mechanisms include: clawbacks, performance vesting of compensation, payment deferrals, multi-year performance periods, discretionary judgments, holdbacks and cancelation provisions at the individual and plan level. Overall incentive plan funding calculations are based on business results. The allocation of the resulting incentive pools to specific executives, on the other hand, is based on each such executive’s individual performance, pursuant to manager recommendations made in accordance with our Discretion Policy. The Discretion Policy was adopted in 2012 and outlines consistent, methodical and transparent guidelines that incorporate the evaluation of risk behaviors for the use of discretion in determining awards for risk-taking employees.

•

By maintaining a strong governance process to manage employee compensation plans. We have a Business Unit Incentive Oversight Committee (“BUIOC”) comprised of executives who, each year, review and approve incentive plans. The BUIOC was established by the Committee. Members of the BUIOC are prohibited from voting on a proposed plan if they oversee groups impacted by that plan. In 2013, the Committee approved the creation of a second oversight group, the Incentive Discretion Committee (“IDC”). The IDC is responsible for reviewing incentive awards and/or award components for risk-taking employees that are based on management discretion. The IDC retains the final authority to revise proposed incentive compensation awards to help ensure appropriate risk balance is achieved; however, it does not have such authority over incentive awards for the NEOs and certain other senior corporate executives, since their awards are directly reviewed and approved by the Committee. In addition, in 2014 a key risk leader working group was established to identify risks throughout the organization which could have an impact on incentives. Items identified by this group are shared with the CEO, the IDC and the Committee as appropriate to consider when reviewing recommend incentive awards. This helps to ensure we are evaluating compensation on a comprehensive basis and in the context of risk outcomes and behaviors.

•

By subjecting incentive compensation to a recoupment (clawback) policy and forfeiture provisions. The recoupment policy was implemented in 2010 and is explained more fully on page 63. The forfeiture provisions were implemented in 2014 and are explained more fully on page 58.

•

By using performance measures that include or adjust for risk. Under the MIP, we use performance metrics that are closely correlated to shareholder return. These implicitly include an important risk focus. Under other incentive plans, we incorporate risk adjustment tools (such as profitability measures, risk ratings, probability of default, etc.), in addition to performance against strategic goals in determining award amounts. All plans allow for the cancelation or reduction of funding for unforeseen events that impact the business line’s or Comerica’s results, notwithstanding positive formulaic results to the contrary.

Based on the factors identified above, we have determined that risks arising from Comerica’s employee compensation plans are not reasonably likely to have a material adverse effect on Comerica. Further, it is both the Committee’s and management’s intent to continue to review our plans and procedures going forward by monitoring regulations and best practices with regard to sound incentive compensation.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE REPORT

The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in Comerica’s proxy statement.

The Governance, Compensation and Nominating Committee

Richard G. Lindner, Chairman

Roger A. Cregg

Jacqueline P. Kane

Alfred A. Piergallini

February 24, 2015

Compensation Tables

The following table summarizes the compensation of our NEOs: the Chief Executive Officer of Comerica, the Chief Financial Officer of Comerica, and the three other most highly compensated executive officers of Comerica who were serving at the end of the fiscal year ended December 31, 2014.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Ralph W. Babb, Jr.	2014	1,261,154	0	3,175,039	368,070	1,720,400	4,776,863	10,400	11,311,926
Chairman of the Board,	2013	1,236,154	0	3,166,123	314,729	1,736,000	0	10,200	6,463,206
President and Chief Executive Officer, Comerica Incorporated and Comerica Bank	2012	1,210,512	0	2,761,680	1,047,682	2,120,485	3,092,215	10,000	10,242,574
Karen L. Parkhill	2014	618,154	0	727,581	84,346	551,180	0	23,400	2,004,661
Vice Chairman and Chief	2013	606,000	0	506,850	49,885	599,745	0	22,950	1,785,430
Financial Officer, Comerica Incorporated and Comerica Bank	2012	592,692	0	473,600	181,230	669,822	0	19,604	1,936,948
Lars C. Anderson	2014	644,000	0	727,581	84,346	593,131	0	24,650	2,073,708
Vice Chairman,	2013	631,000	0	506,850	49,885	617,238	0	22,950	1,827,923
Comerica Incorporated and Comerica Bank	2012	617,692	0	503,200	189,860	802,556	0	26,250	2,139,558
Curtis C. Farmer	2014	625,692	0	727,581	84,346	601,021	0	23,400	2,062,040
Vice Chairman,	2013	611,000	0	506,850	49,885	642,424	0	22,950	1,833,109
Comerica Incorporated and Comerica Bank	2012	597,692	0	497,280	181,230	849,723	0	22,500	2,148,425
Jon W. Bilstrom	2014	565,308	0	490,326	56,843	471,744	514,127	10,400	2,108,748
Executive Vice President	2013	554,154	0	439,270	45,350	481,079	67,315	10,200	1,597,368
and Secretary, Comerica Incorporated and Comerica Bank	2012	540,423	0	429,200	163,970	536,039	299,567	10,000	1,979,199

Footnotes:

(a)	Current position held by the NEO as of March 17, 2015.

(1)

Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2014. See the “2014 Grants of Plan-Based Awards” table below for information on awards made in 2014.

The values of the SELTPP Units at the grant date assuming that the highest level of performance conditions are achieved are: Mr. Babb, $3,952,624; Ms. Parkhill, $905,783; Mr. Anderson, $905,783; Mr. Farmer, $905,783 and Mr. Bilstrom, $610,427.

(2)

Represents the aggregate grant date fair value of stock options granted to the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial lattice valuation. See the “2014 Grants of Plan-Based Awards” table below for information on awards made in 2014. The binomial value assigned to an option as of each grant date is as follows:

Option Value
2012	$ 8.63
2013	$ 9.07
2014	$13.21

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Represent incentive awards, if any, under Comerica’s MIP based on Comerica’s performance for the relevant one-year and three-year performance periods.

(4)

Represents the aggregate change in the actuarial present value of the individual’s accumulated benefit under the pension plan and SERP. In 2013, for Mr. Babb, this number was $(133,141). Pursuant to SEC rules, because the change was negative, the table reflects a change of “0.” The primary reason for the reduction in the actuarial present value was an increase in long-term discount rates. The 2014 value increased primarily due to a decrease in long-term discount rates of 89 basis points and updated 2014 mortality rates (RP-2000 Combined Healthy Mortality Table). The years of service credited to Mr. Babb under the SERP include the additional years of service that Comerica agreed to provide Mr. Babb upon commencing his employment with Comerica. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on pages 61-62. Since Ms. Parkhill, Mr. Anderson and Mr. Farmer were hired after January 1, 2007, they are not eligible to participate in the qualified pension plan or the SERP. See “Pension Benefits at Fiscal Year-End 2014” for more information.

Comerica has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the column.

(5)	2014 amounts for each of the NEOs include a matching contribution under Comerica’s 401(k) savings plan and/or Retirement Account Plan, and ESPP program as follows:

NEO	401(k) Match	Retirement Account Plan	ESPP Match
Ralph W. Babb, Jr.	$10,400	N/A	--
Karen L. Parkhill	$10,400	$13,000	--
Lars C. Anderson	$10,400	$13,000	$1,250
Curtis C. Farmer	$10,400	$13,000	--
Jon W. Bilstrom	$10,400	N/A	--

The following table provides information on grants of awards to NEOs in the fiscal year ended December 31, 2014 under Comerica’s plans, as well as potential payouts for each of the NEOs under the AEI and LTEI for the annual performance period covering 2014 and the three-year performance period covering 2012-2014. Where applicable, the estimated future payout values are prorated for the time Comerica was a participant in TARP during the performance period. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2014 GRANTS OF PLAN-BASED AWARDS

	Award Type	Date Award Approved	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
				Threshold ($)	Target ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum(4) (#)
Ralph W. Babb, Jr.	Cash Incentive			0	2,150,500	4,301,000
	SELTPP	1/21/2014	1/21/2014				0	54,534	81,801				2,635,083
	Restricted Stock	1/21/2014	1/21/2014							10,906			539,956
	Options	1/21/2014	1/21/2014								27,863	49.51	368,070
Karen L. Parkhill	Cash Incentive			0	806,000	1,612,000
	SELTPP	1/21/2014	1/21/2014				0	12,497	18,746				603,855
	Restricted Stock	1/21/2014	1/21/2014							2,499			123,725
	Options	1/21/2014	1/21/2014								6,385	49.51	84,346
Lars C. Anderson	Cash Incentive			0	839,800	1,679,600
	SELTPP	1/21/2014	1/21/2014				0	12,497	18,746				603,855
	Restricted Stock	1/21/2014	1/21/2014							2,499			123,725
	Options	1/21/2014	1/21/2014								6,385	49.51	84,346
Curtis C. Farmer	Cash Incentive			0	816,400	1,632,800
	SELTPP	1/21/2014	1/21/2014				0	12,497	18,746				603,855
	Restricted Stock	1/21/2014	1/21/2014							2,499			123,725
	Options	1/21/2014	1/21/2014								6,385	49.51	84,346
Jon W. Bilstrom	Cash Incentive			0	552,825	1,105,650
	SELTPP	1/21/2014	1/21/2014				0	8,422	12,633				406,951
	Restricted Stock	1/21/2014	1/21/2014							1,684			83,375
	Options	1/21/2014	1/21/2014								4,303	49.51	56,843

Footnotes:

(1)

Reflects the potential payments for each of the NEOs under the AEI and the LTEI for the annual performance period covering 2014 and the three-year performance period covering 2012-2014. Refer to the “Short-Term Incentive (AEI)” and “Long-Term Incentives” portions of the “Compensation Discussion and Analysis” section above for additional information. Because there is the possibility of no incentive funding if Comerica does not meet its performance objectives, the threshold is deemed to be zero. Incentives earned under the AEI and the LTEI for the one-year and three-year performance periods in 2014 and 2012-2014 are shown in the Non-Equity Incentive Compensation Plan column of the 2014 Summary Compensation Table.

(2)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the MIP represents the maximum amount that could be funded for each NEO based upon the achievement of the performance criteria, the NEO’s officer level and the NEO’s base salary.

(3)

SELTPP awards were granted to NEOs in January 2014. The SELTPP awards vest on 12/31/17, the end of the three-year performance period, with distribution occurring once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for 3 year average adjusted

ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividends accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied. Refer to the “Long-Term Incentives” portion of the “Compensation Discussion and Analysis” section above for more information.

(4)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the SELTPP represents the maximum number of shares that could be awarded to each NEO based upon surpassing performance metrics.

(5)

Reflects the number of restricted shares granted to NEOs in January 2014. Unless an award is forfeited prior to vesting, restricted stock awards vest 50% on the third anniversary of the grant date and vest 25% on each of the fourth and fifth anniversaries of the grant date. Refer to the “Equity Incentives” portion of the “Compensation Discussion and Analysis” section above for more information on restricted stock awards.

(6)	Reflects the number of stock options granted to the NEOs in January 2014. Option awards generally have a 10-year term and become exercisable annually in 25% increments.

(7)	The closing price of Comerica’s common stock per share on January 21, 2014.

(8)

Represents the fair value (at grant date) of stock options, restricted stock and SELTPP awards granted to applicable NEOs in 2014. The SELTPP awards are calculated by a third party accounting firm using the fair value (at grant date) less a 2.4% adjustment for market condition resulting in an assigned fair value of $48.32. The restricted stock award value is calculated by using the closing stock price on the date of grant. The stock option grant value is based on a binomial lattice valuation. The binomial value assigned to the option grant in January 2014 was $13.21.

The following table provides information on stock option, restricted stock, SELTPP, PRSU and restricted stock unit grants awarded under the Long-Term Incentive Plan for each NEO that were outstanding as of the end of the fiscal year ended December 31, 2014. The market value of the stock awards is based on the closing market price of Comerica’s common stock on December 31, 2014 of $46.84 per share. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Ralph W. Babb, Jr.	0	27,863(1)	49.51	1/21/2024	10,906(8)	510,837	54,534(6)	2,554,373(6)
	8,675	26,025(2)	33.79	1/22/2023	93,300(9)	4,370,172	93,700(7)	4,388,908(7)
	60,700	60,700(3)	29.60	1/24/2022	54,400(10)	2,548,096
	86,475	28,825(4)	39.10	1/25/2021	31,500(11)	1,475,460
	61,500	0	39.16	7/27/2020
	83,600	0	17.32	1/27/2019
	100,000	0	37.45	1/22/2018
	100,000	0	58.98	1/23/2017
	100,000	0	56.47	2/15/2016
	175,000	0	54.99	4/21/2015
Karen L. Parkhill	0	6,385(1)	49.51	1/21/2024	2,499(8)	117,053	12,497(6)	585,359(6)
	1,375	4,125(2)	33.79	1/22/2023	16,000(9)	749,440	15,000(7)	702,600(7)
	10,500	10,500(3)	29.60	1/24/2022	10,000(12)	468,400
	45,000	15,000(5)	25.59	8/31/2021	24,073(13)	1,127,600
Lars C. Anderson	0	6,385(1)	49.51	1/21/2024	2,499(8)	117,053	12,497(6)	585,359(6)
	1,375	4,125(2)	33.79	1/22/2023	17,000(9)	796,280	15,000(7)	702,600(7)
	11,000	11,000(3)	29.60	1/24/2022	11,500(10)	538,660
	18,000	6,000(4)	39.10	1/25/2021	37,159(14)	1,740,521
	30,000	0	42.24	12/31/2020	15,000(15)	702,600
Curtis C. Farmer	0	6,385(1)	49.51	1/21/2024	2,499(8)	117,053	12,497(6)	585,359(6)
	1,375	4,125(2)	33.79	1/22/2023	16,800(9)	786,912	15,000(7)	702,600(7)
	5,250	10,500(3)	29.60	1/24/2022	10,500(10)	491,820
	16,500	5,500(4)	39.10	1/25/2021	10,500(11)	491,820
	21,000	0	39.16	7/27/2020
Jon W. Bilstrom	0	4,303(1)	49.51	1/21/2024	1,684(8)	78,879	8,422(6)	394,486(6)
	1,250	3,750(2)	33.79	1/22/2023	14,500(9)	679,180	13,000(7)	608,920(7)
	9,500	9,500(3)	29.60	1/24/2022	9,500(10)	444,980
	15,000	5,000(4)	39.10	1/25/2021	9,500(11)	444,980
	18,500	0	39.16	7/27/2020
	20,300	0	17.32	1/27/2019
	25,000	0	58.98	1/23/2017
	25,000	0	56.47	2/15/2016
	25,000	0	54.99	4/21/2015

Footnotes:

(1)	Options vest annually in 25% increments with vesting dates of 1/21/2015, 1/21/2016, 1/21/2017 and 1/21/2018.

(2)	Options vest annually in 25% increments with vesting dates of 1/22/2014, 1/22/2015, 1/22/2016 and 1/22/2017.

(3)	Options vest annually in 25% increments with vesting dates of 1/24/2013, 1/24/2014, 1/24/2015 and 1/24/2016.

(4)	Options vest annually in 25% increments with vesting dates of 1/25/2012, 1/25/2013, 1/25/2014 and 1/25/2015.

(5)	Options vest annually in 25% increments with vesting dates of 8/31/2012, 8/31/2013, 8/31/2014 and 8/31/2015.

(6)

The SELTPP awards vest on 12/31/17, the end of the three-year performance period, with distribution occurring once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for 3 year average adjusted ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividends accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied.

(7)

The PRSUs vest on 12/31/16, the end of a three-year performance period. If, during any year in such performance period, Comerica falls below the Tier 1 Capital Threshold defined by the Federal Reserve for well-capitalized banks, 15% of the PRSU target award will be forfeited. As of 12/31/14, the maximum possible reduction is 30% of the target award. The PRSUs are settled in stock, with accrued dividend equivalents paid out annually in cash.

(8)	The shares of restricted stock vest in increments of 50% in year 3 and 25% in years 4 and 5. Vesting dates for these shares are 1/21/2017, 1/21/2018 and 1/21/2019.

(9)	The shares of restricted stock vest on 1/24/2017.

(10)	The shares of restricted stock vest on 1/25/2016.

(11)	The shares of restricted stock vest on 7/27/2015.

(12)	The shares of restricted stock vest on 8/31/2016.

(13)

The restricted stock units vest on 8/31/2015 and 8/31/2016. Award will be settled in shares 8/31/2016. As an incentive to join Comerica, Ms. Parkhill was granted 34,200 restricted stock units which vest in thirds in years 3, 4 and 5 from the date of grant. Dividend equivalents accumulate over the vesting period.

(14)

The restricted stock units vest on 1/25/2015, 1/25/2017 and 1/25/2019. Award will be settled in shares 3/04/2021. As an incentive to join Comerica, Mr. Anderson was granted 35,000 restricted stock units which vest in years 4, 6 and 8 from the date of grant. Dividend equivalents accumulate over the vesting period.

(15)	The shares of restricted stock vest on 12/31/2015.

The following table provides information concerning the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 31, 2014 for each of the NEOs. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph W. Babb, Jr.(1)	0	0	104,000	4,843,280
Karen L. Parkhill	0	0	12,036(2)	-
Lars C. Anderson	0	0	0	-
Curtis C. Farmer(3)	0	0	13,147	618,472
Jon W. Bilstrom(4)	25,000	318,500	17,868	845,715

Footnotes:

(1)	Upon the lapse of restrictions, 104,000 restricted shares vested with a closing market price of $46.57 on January 27, 2014.

(2)

Ms. Parkhill was awarded restricted stock units on August 31, 2011. The first tranche of 11,987 units vested on August 29, 2014, which includes accumulated dividend equivalents with a FMV of $603,426. Additional dividend equivalents accumulated and vested on October 1, 2014, with a FMV of $2,397. The award will be settled in shares on August 31, 2016. For additional grant details, see footnote 13 to the Outstanding Equity Awards at Fiscal Year-End 2014 table on page 71.

(3)

Upon the lapse of restrictions, 10,100 restricted shares vested with a closing market price of $46.57 on January 27, 2014 and 3,047 restricted shares vested with a closing market price of $48.61 on November 17, 2014.

(4)

Upon the lapse of restrictions, 11,200 restricted shares vested with a closing market price of $46.57 on January 27, 2014 and 6,668 restricted shares vested with a closing market price of $48.61 on November 17, 2014. Mr. Bilstrom exercised 25,000 stock options on August 21, 2014 with an exercise price of $37.45. The average market price of the 3,683 shares received upon the exercise of stock options that were sold on August 22, 2014 was $50.56.

The following table gives information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement, including, without limitation, tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans. In the table below, the Comerica Incorporated Retirement Plan is referred to as the “Pension Plan”, and the supplemental executive retirement plan, or Benefit Equalization Plan, is referred to as the “SERP”. Since Ms. Parkhill, Mr. Anderson and Mr. Farmer were hired after January 1, 2007, they are not eligible to participate in the Pension Plan or the SERP. For more information, see the “Retirement Benefits” section of the “Compensation Discussion and Analysis.”

PENSION BENEFITS AT FISCAL YEAR-END 2014(1)

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	Pension Plan	18.58	2,901,430	0
Ralph W. Babb, Jr.	SERP	36.58	20,436,074	0

	Total Pension Value		23,337,504	0
	Pension Plan	10.92	1,727,645	0
Jon W. Bilstrom	SERP	10.92	506,658	0

	Total Pension Value		2,234,303	0

Footnotes:

(1)

This table shows the actuarial present value of accumulated benefits payable to the applicable NEOs, based on the final average monthly compensation and the number of years of service credited at December 31, 2014. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements, except that, as required by SEC regulations, the assumed retirement age is the normal Pension Plan retirement age of 65 or the executive’s current age, if later. For these purposes, the actuarial assumptions under both plans include a discount rate of 4.28%; post-retirement mortality projections from the RP-2014 Combined Healthy Mortality Table for males and females with a 5.6% adjustment, with generational projection and sex-distinct Scale MP-2014 converging to a 0.75% long-term rate in 2027; no assumed pre-retirement mortality; and that payments are projected to commence at the greater of participant age 65 and current age for active participants in the form of a single life annuity.

(2)

The years of service credited to Mr. Babb under the SERP include 18 years of benefit service that Comerica contractually agreed to provide Mr. Babb at the time he was hired to equalize the effect of his departure from his previous employer. Using the same actuarial assumptions as set forth in footnote 1, the years of service are valued at $10,032,369.

At December 31, 2014, Mr. Bilstrom had 10.92 years of benefit service in each plan and Mr. Babb had 36.58 years of benefit service in the SERP. However, benefits payable at early or normal retirement under the Pension Plan and the SERP are limited to a 35-year service cap. The cap for benefits payable at a late retirement (after age 65) is described below.

The Pension Plan is a tax-qualified defined benefit pension plan and a consolidation of the former Manufacturers National Corporation Pension Plan, the Comerica Incorporated Retirement Plan and pension plans of other companies acquired by Comerica. The Pension Plan, in general, was closed to new hires on and after January 1, 2007. Participation in the Pension Plan was redefined in 2011 to include those individuals who are actively accruing benefits in the Pension Plan as of December 22, 2011, which had the effect of eliminating the reentrance of individuals into the Pension Plan. Participants on December 22, 2011 who subsequently terminate employment and are rehired may not reenter the Pension Plan. As of December 23, 2011, new hires and rehires may become eligible to participant in the Retirement Account Plan.

The Pension Plan provides the following types of benefits:

•

Early retirement. Early retirement age under the Pension Plan is 55. A participant with 10 years of service may retire at early retirement age, or thereafter, and receive payment of his or her accrued benefit, reduced by an early retirement reduction factor for commencement prior to normal retirement age. As of December 31, 2014, none of the NEOs were eligible for early retirement.

•	Normal retirement. Normal retirement age under the Pension Plan is 65. As of December 31, 2014, none of the NEOs were eligible for normal retirement.

•

Late Retirement. Retirement after age 65, the normal retirement date, is a late retirement under the Pension Plan. A participant who retires under the late retirement provision will receive a benefit equal to the greater of a) a benefit calculated using final average pay and service (capped at 35 years) as of the late retirement date or b) a benefit, calculated using final average pay and service (capped at 35 years) as of the normal retirement date, actuarially increased to the late retirement date. Of the NEOs, Mr. Babb and Mr. Bilstrom are currently eligible for late retirement.

•

Vested separated retirement. After five years of service with Comerica, an eligible employee is vested in the Pension Plan. Such an employee receives a vested separated retirement benefit at the time of voluntary termination even if such employee is not eligible for retirement, reduced by a vested separated retirement factor for commencement prior to normal retirement age. As of December 31, 2014, none of the NEOs were eligible for a vested separated retirement benefit.

•

Disability. After attainment of age 50 and fifteen years of service with Comerica, an eligible employee would receive a benefit in the event of total disability. As of December 31, 2014, Mr. Babb had satisfied the service requirements for disability benefits.

•

Death. If an eligible employee who has earned a vested accrued benefit dies prior to electing an optional form of benefit, the eligible employee’s surviving spouse, if any, would receive the same benefit that would be payable if the eligible employee had separated from service on the date of death and elected an immediate joint and 50% survivor annuity as of the date of death or at the earliest retirement age, if later. Of the NEOs, Mr. Babb and Mr. Bilstrom have earned a death benefit.

A participant may not receive multiple levels of benefits under the Pension Plan.

A participant who retires under the Pension Plan receives a pension comprised of two parts. The first part is the pension based on the service the participant accrued under one of the aforementioned plans on the day prior to the January 1, 1994 merger of those plans into the Pension Plan. The second part is the sum of (i) nine-tenths of one percent times the participant’s final average monthly compensation, times the participant’s years of benefit service since January 1, 1994 (total service not to exceed 35); plus (ii) seven tenths of one percent times the participant’s final average monthly compensation in excess of the participant’s covered compensation (the average of the taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security Retirement Age), times the participant’s years of benefit service since January 1, 1994 (total service not exceeding 30).

Final average monthly compensation is a participant’s aggregate monthly compensation for the 60 consecutive calendar months that fall within the 120 calendar months preceding the participant’s retirement or separation from service prior to retirement, which results in the highest aggregate monthly compensation, divided by 60. Compensation under the Pension Plan is defined as wages, salary (including salary awarded in the form of phantom salary stock units) and any other amounts received for personal service actually rendered in the course of the employee’s employment with the employer, to the extent such amounts are includible in gross income, plus incentives earned under the management incentive program, inclusive of awards earned under the MIP that the Committee determines will be paid under Comerica’s Long-Term Incentive Plan in lieu of a cash incentive.

The Pension Plan also provides a benefit feature intended to help retiring employees purchase additional health care insurance. This is a level benefit to all employees that is not based on compensation but is based on “points”. “Points” are the participant’s age plus service at termination or retirement not exceeding 100 points.

This benefit provides $1.50 per “point” payable monthly commencing on the participant’s normal retirement date. Participants eligible to retire early under the Pension Plan who have also attained age 60 with 10 years of service or who have accumulated 80 points on or after age 55, are entitled to a benefit equal to $3.00 per point payable monthly commencing on their early retirement date and ending on their normal retirement date. For example, a participant retiring at age 60 and with 20 years of service would receive a monthly payment of $240 until his or her normal retirement date and a monthly benefit of $120 thereafter. Those vested employees not meeting the age 60 and 10 years of service or 80 point criteria would receive a flat $1.50 per point monthly benefit commencing on his or her normal retirement date.

In past years, there was some flexibility provided in the IRS regulations to include an additional benefit in the Pension Plan that would otherwise be payable from the Benefit Equalization Plan. Accordingly, certain participants in the Pension Plan are entitled to receive an annual benefit that is the greater of (a) their normal retirement benefit calculated regularly, and (b) their normal retirement benefit calculated applying the 2014 compensation limit for earnings after 2014, but adding a stated additional amount. The NEOs who were eligible for the additional benefit under the Pension Plan at December 31, 2014 are: Mr. Babb, with an additional annual benefit at age 65 of $147,485 and Mr. Bilstrom, with an additional annual benefit at age 65 of $106,699. The 2014 limit under the Internal Revenue Code on the maximum annual pension that any participant, including any NEO, may receive under a tax-qualified defined benefit plan is $210,000. The maximum annual compensation of any participant that Comerica can consider in computing a pension under a qualified plan is $260,000.

A participant who is unmarried at the time of retirement generally receives a pension in the form of a single life annuity, the annual amount of which is listed in the “Pension Benefits at Fiscal Year-End 2014” table above. A participant who is married at the time of retirement generally receives a pension in the form of a joint and 50% survivor annuity, the amount of which is actuarially equivalent to the single life annuity.

The amounts set forth in the table above are not subject to deduction for Social Security or other offset amounts. The pension benefit formula under each of these plans is designed so that the pension benefits payable are integrated with the Social Security taxable wage base.

In addition to the Pension Plan, Comerica maintains the SERP, which is a consolidation of the nonqualified retirement plans previously maintained by Comerica and Manufacturers National Corporation. The SERP makes up the portion of the retirement benefits lost by participants in the Pension Plan due to limits under the Internal Revenue Code on tax-qualified retirement plans that cap annual compensation which can be taken into account in determining pension benefits, cap the annual benefit that can be paid to any participant and set restrictions when a plan is top-heavy. The SERP includes the amount of certain deferrals that are not included within the compensation definition in the Pension Plan. The SERP benefits are calculated in the form of a 100% joint and survivor annuity if a participant is married and in the form of a life annuity if a participant is not married when payments commence.

The SERP also provides the supplemental pension to Mr. Babb that is described in the May 29, 1998 Supplemental Pension and Retiree Medical Agreement between Comerica and Mr. Babb, referenced on pages 61-62 under “Employment Contracts and Severance or Change of Control Agreements” of the “Compensation Discussion and Analysis” portion of the proxy statement, which serves to equalize the effect that the departure from his prior employer had on Mr. Babb’s pension.

The following table provides information on the nonqualified deferred compensation of the NEOs with respect to the fiscal year ended December 31, 2014. The plans under which these deferrals were made are described in the section entitled “Employee Deferred Compensation Plans” below.

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Ralph W. Babb, Jr.	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	749	0	1,899,200

	Total Deferred Compensation Balance	0	0	749	0	1,899,200
Karen L. Parkhill	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Lars C. Anderson	Deferred Compensation Plan	50,803	0	9,945	0	245,230
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	50,803	0	9,945	0	245,230
Curtis C. Farmer	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Jon W. Bilstrom	Deferred Compensation Plan	0	0	13,186	0	218,524
	Common Stock Deferred Incentive Award Plan	0	0	99	0	250,952

	Total Deferred Compensation Balance	0	0	13,285	0	469,476

Footnotes:

(1)	Amounts represent compensation deferred in the 2014 fiscal year. Amounts are included in the 2014 Summary Compensation Table.

(2)

Amounts represent the total compensation deferred by each NEO, together with earnings net of any losses attributed to each of them in accordance with their investment elections in the hypothetical investments offered. These investments are similar to those offered under Comerica’s Preferred Savings (401(k)) Plan. The deferral contributions made in years prior to 2014 represent base salary or incentives earned under the MIP. Those amounts were included in the Summary Compensation Table in prior years with respect to the NEOs at those times.

Employee Deferred Compensation Plans. Comerica maintains two deferred compensation plans for eligible employees of Comerica and its subsidiaries: the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”) and the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “Employee Investment Fund Deferral Plan”). Under the Employee Common Stock Deferral Plan, eligible employees may defer up to 100% of their incentive awards into units that are functionally equivalent to shares of Comerica common stock. Dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Common Stock Deferral Plan is payable in shares of Comerica’s common stock following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in shares of Comerica’s common stock in a single lump sum distribution within ninety days.

Similarly, under the Employee Investment Fund Deferral Plan, eligible employees may defer a portion of their compensation, including up to 60% of salary, and up to 100% of bonus and incentive awards, into units that are functionally equivalent to shares of broad-based mutual funds offered under the Employee Investment Fund Deferral Plan. As of 1999, Comerica stock was no longer an investment choice under the Employee Investment Fund Deferral Plan. Any dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Investment Fund Deferral Plan is payable in cash following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in cash in a single lump sum distribution within ninety days.

Additionally, upon Comerica’s acquisition of Sterling, Comerica assumed the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated). None of the NEOs participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT FISCAL YEAR-END 2014

Ralph W. Babb, Jr.

Benefits and Payments Upon Separation	Retirement (1)	For Cause Termination	Change of Control Termination(2)	Disability		Death
Cash Compensation
Base salary/severance	—	—	$11,045,832		$104,557(3)	—
MIP	$1,720,400(4)	—	$1,720,400		$1,720,400	$1,720,400
Equity Compensation
Stock Options	—(5)	—	$1,609,200(6)		—(7)	—(7)
Restricted Stock	$8,904,565(8)	—	$8,904,565(6)		$8,904,565	$8,904,565
PRSUs	—(9)	—	$4,388,908(6)		—(10)	$4,388,908
SELTPP Units	—(9)	—	$2,554,373(6)	$		$2,554,373
Benefits & Other Payments(11)
Pension Plan/SERP(12)	—	—	$9,527,846(13)		—	—
Retirement Account Plan(14)	N/A	N/A	N/A		N/A	N/A
Life Insurance(15)	—	—	$110,562		$2,840	$823,000
Medical Insurance Premiums(16)	$766,234	$766,234	$766,234		$766,234	$411,027
Outplacement Assistance	—	—	$8,910(17)		—	—
Tax Assistance	—	—	$7,646,999		—	—
Total	$11,391,199	$766,234	$48,283,829		$11,498,596	$18,802,273

(1)

As Mr. Babb is eligible for retirement (at least 65 years of age), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Babb would have retired if he had terminated as of December 31, 2014.

(2)	Please see “Change of Control Agreements” on pages 60-61 for a description of Mr. Babb’s change of control agreement; assumes both change of control and termination occur on December 31, 2014.

(3)	Equals the amount of the monthly disability benefit payable until age 70 based on Mr. Babb’s election to purchase long term disability coverage with respect to his bonus.

(4)

Subject to the approval of the Committee, if Mr. Babb had retired on December 31, 2014, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2015 with respect to the one-year and three-year performance periods ended December 31, 2014, in accordance with the terms of the MIP.

(5)

If Mr. Babb had retired on December 31, 2014, no acceleration of stock options would have occurred; however, the options would continue to vest on the terms in effect prior to retirement (with the exception of grants made in the year of retirement, which would be cancelled), and vested options would continue to be exercisable until their expiration date.

(6)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2014.

(7)

In the event of a termination due to death or disability, no acceleration of stock options would occur; however, any exercisable options would continue to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(8)

Assumes that all unvested restricted stock was accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s restricted stock upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(9)

If Mr. Babb had retired on December 31, 2014, no acceleration of PRSUs or SELTPP Units would have occurred; however, the awards would continue to vest on the terms, including the performance conditions, in effect prior to retirement.

(10)

As Mr. Babb was eligible for retirement as of December 31, 2014, no acceleration of the PRSUs or SELTPP Units upon disability would occur; however, the PRSUs and SELTPP Units would continue to vest on the terms, including the performance conditions, in effect prior to disability.

(11)	Does not include payments of deferred compensation which are reflected in the 2014 Nonqualified Deferred Compensation Table on page 76.

(12)

Mr. Babb is eligible for retirement and for a death and disability benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2014 Table on pages 73-74 and do not represent additional expense to Comerica.

(13)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.40% for the first 5 years, 3.88% for years 5-20 and 4.96% for years after 20. Mortality Table for 2015 as prescribed by IRS Notice 2013-49. Payments are projected to commence on December 31, 2014 in the form of a lump sum.

(14)	Mr. Babb is not eligible to participate in the Retirement Account Plan.

(15)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2014. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2014 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(16)

Includes the present value of Mr. Babb’s retiree medical benefits for him and his spouse, as provided for Mr. Babb in his Supplemental Pension and Retiree Medical Agreement described in the “Employment Contracts and Severance or Change of Control Agreements” section. Key assumptions used to value Mr. Babb’s retiree medical benefits included a discount rate of 3.99%, mortality projections based on the RP-2014 Mortality Table for males and females adjusted with a 1.056 credibility factor, with generational projection and sex-distinct Scale MP-2014 adjusted to use a 0.75% long-term rate in 2027, assumptions of annual per capita costs based on Comerica’s claims experience and assumptions of annual trend rates for future healthcare and prescription drug cost increases of 7% in 2015, grading down to 5% in year 2026 and beyond.

(17)	Assumes Mr. Babb has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Karen L. Parkhill

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$620,000	—	$3,869,466	$27,122(10)	—
MIP	—	N/A	—	—	$551,180	$551,180	$551,180
Equity Compensation
Stock Options	—	N/A	—	—	$553,601(4)	—(5)	—(5)
Restricted Stock/ Restricted Stock Units	—	N/A	—	—	$2,462,493(4)	$2,462,493	$2,462,493
PRSUs	—	N/A	—	—	$702,600(4)	$702,600	$702,600
SELTPP Units	—	N/A	—	—	$585,359(4)	$585,359	$585,359
Benefits & Other Payments
Pension Plan/SERP(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$38,605	N/A	$38,605	$38,605	$78,355	$38,605	$38,605
Life Insurance(7)	—	N/A	—	—	$18,984	$2,143	$620,000
Medical Insurance Premiums(8)	—	N/A	$3,459	—	$47,181	$33,451	$3,930
Outplacement Assistance	—	N/A	$8,910(9)	—	$8,910(9)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	$38,605	N/A	$670,974	$38,605	$8,878,129	$4,402,953	$4,964,167

(1)	Ms. Parkhill is not eligible for retirement or early retirement under Comerica’s plans.

(2)	Includes amounts payable under Comerica’s standard severance plan available for all salaried employees.

(3)

Please see “Change of Control Agreements” on pages 60-61 for a description of Ms. Parkhill’s change of control agreement; assumes both change of control and termination occur on December 31, 2014. For “Retirement Account Plan,” $39,750 would be paid outside of the Retirement Account Plan pursuant to Ms. Parkhill’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2014.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur; however, any exercisable options would continue to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)	Since Ms. Parkhill was hired after January 1, 2007, she is not eligible to participate in the qualified pension plan or the SERP.

(7)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2014. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2014 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(8)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2014 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Ms. Parkhill’s 2014 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Ms. Parkhill’s 2014 election to participate in Comerica’s medical plan coverage.

(9)	Assumes Ms. Parkhill has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

(10)	Equals the amount of the monthly disability benefit payable until age 65 based on Ms. Parkhill’s election to purchase long-term disability coverage with respect to her bonus amounts.

Lars C. Anderson

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$646,000	—	$4,661,001	—	—
MIP	—	N/A	—	—	$593,131	$593,131	$593,131
Equity Compensation
Stock Options	—	N/A	—	—	$289,911(4)	—(5)	—(5)
Restricted Stock/Restricted Stock Units	—	N/A	—	—	$3,895,114(4)	$3,895,114	$3,895,114
PRSUs	—	N/A	—	—	$702,600(4)	$702,600	$702,600
SELTPP Units	—	N/A	—	—	$585,359(4)	$585,359	$585,359
Benefits & Other Payments(6)
Pension Plan/SERP(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$54,154	N/A	$54,154	$54,154	$99,204	$54,154	$54,154
Life Insurance(8)	—	N/A	—	—	$28,638	$2,233	$646,000
Medical Insurance Premiums(9)	—	N/A	$3,459	—	$47,680	$33,451	$3,972
Outplacement Assistance	—	N/A	$8,910(10)	—	$8,910(10)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	$54,154	N/A	$712,523	$54,154	$10,911,548	$5,866,042	$6,480,330

(1)	Mr. Anderson is not eligible for retirement or early retirement under Comerica’s plans.

(2)	Includes amounts payable under Comerica’s standard severance plan available for all salaried employees.

(3)

Please see “Change of Control Agreements” on pages 60-61 for a description of Mr. Anderson’s change of control agreement; assumes both change of control and termination occur on December 31, 2014. For “Retirement Account Plan,” $45,050 would be paid outside of the Retirement Account Plan pursuant to Mr. Anderson’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2014.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur; however, any exercisable options would continue to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)	Does not include payments of deferred compensation which are reflected in the 2014 Nonqualified Deferred Compensation Table on page 76.

(7)	Since Mr. Anderson was hired after January 1, 2007, he is not eligible to participate in the qualified pension plan or the SERP.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2014. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2014 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2014 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Anderson’s 2014 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Anderson’s 2014 election to participate in Comerica’s medical plan coverage.

(10)	Assumes Mr. Anderson has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Curtis C. Farmer

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$628,000	—	$4,621,908	$40,080(4)	—
MIP	—	N/A	—	—	$601,021	$601,021	$601,021
Equity Compensation
Stock Options	—	N/A	—	—	$277,421(5)	—(6)	—(6)
Restricted Stock	—	N/A	—	—	$1,887,605(5)	$1,887,605	$1,887,605
PRSUs	—	N/A	—	—	$702,600(5)	$702,600	$702,600
SELTPP Units	—	N/A	—	—	$585,359(5)	$585,359	$585,359
Benefits & Other Payments
Pension Plan/SERP(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$93,020	N/A	$93,020	$93,020	$140,720	$93,020	$93,020
Life Insurance(8)	—	N/A	—	—	$25,797	$2,171	$628,000
Medical Insurance Premiums(9)	—	N/A	$4,203	—	$56,603	$40,639	$4,716
Outplacement Assistance	—	N/A	$8,910(10)	—	$8,910(10)	—	—
Tax Assistance	—	N/A	—	—	$1,643,922	—	—
Total	$93,020	N/A	$734,133	$93,020	$10,551,866	$3,952,495	$4,502,321

(1)	Mr. Farmer is not eligible for retirement or early retirement under Comerica’s plans.

(2)	Includes amounts payable under Comerica’s standard severance plan available for all salaried employees.

(3)

Please see “Change of Control Agreements” on pages 60-61 for a description of Mr. Farmer’s change of control agreement; assumes both change of control and termination occur on December 31, 2014. For “Retirement Account Plan,” $47,700 would be paid outside of the Retirement Account Plan pursuant to Mr. Farmer’s change of control agreement.

(4)	Equals the amount of the monthly disability benefit payable until age 65 based on Mr. Farmer’s election to purchase long-term disability coverage with respect to his bonus amounts.

(5)

Represents the value of the acceleration of all unvested equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2014.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur; however, any exercisable options would continue to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)	Since Mr. Farmer was hired after January 1, 2007, he is not eligible to participate in the qualified pension plan or the SERP.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2014. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2014 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2014 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Farmer’s 2014 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Farmer’s 2014 election to participate in Comerica’s medical plan coverage.

(10)	Assumes Mr. Farmer has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Jon W. Bilstrom

Benefits and Payments Upon Separation	Retirement(1)	For Cause Termination	Change of Control Termination(2)	Disability		Death
Cash Compensation
Base salary/severance	—	—	$3,615,165		$27,586(3)	—
MIP	$471,744(4)	—	$471,744		$471,744	$471,744
Equity Compensation
Stock Options	—(5)	—	$251,418(6)		—(7)	—(7)
Restricted Stock	$1,648,019(8)	—	$1,648,019(6)		$1,648,019	$1,648,019
PRSUs	—(9)	—	$608,920(6)		—(10)	$608,920
SELTPP Units	—(9)	—	$394,486(6)		—(10)	$394,486
Benefits & Other Payments(11)
Pension Plan/SERP(12)	—	—	$626,252(13)		—	—
Retirement Account Plan(14)	N/A	N/A	N/A		N/A	N/A
Life Insurance(15)	—	—	$30,792		$1,273	$368,550
Medical Insurance Premiums	—	—	$2,369	$		$198
Outplacement Assistance	—	—	$8,910(16)		—	—
Tax Assistance	—	—	$1,363,696		—	—
Total	$2,119,763	—	$9,021,771		$2,148,622	$3,491,917

(1)

As Mr. Bilstrom is eligible for retirement (at least 65 years of age), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Bilstrom would have retired if he had terminated as of December 31, 2014.

(2)	Please see “Change of Control Agreements” on pages 60-61 for a description of Mr. Bilstrom’s change of control agreement; assumes both change of control and termination occur on December 31, 2014.

(3)	Equals the amount of the monthly disability payment payable until age 70 based on Mr. Bilstrom’s election to purchase long-term disability coverage with respect to bonus amounts.

(4)

Subject to the approval of the Committee, if Mr. Bilstrom had retired on December 31, 2014, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2015 with respect to the one-year and three-year performance periods ended December 31, 2014, in accordance with the terms of the MIP.

(5)

If Mr. Bilstrom had retired on December 31, 2014, no acceleration of stock options would have occurred; however, the options would continue to vest on the terms in effect prior to retirement (with the exception of grants made in the year of retirement, which would be cancelled), and vested options would continue to be exercisable until their expiration date.

(6)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2014.

(7)

In the event of a termination due to death or disability, no acceleration of stock options would occur; however, any exercisable options would continue to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(8)

Assumes that all unvested restricted stock was accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s restricted stock upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(9)

If Mr. Bilstrom had retired on December 31, 2014, no acceleration of PRSUs or SELTPP Units would have occurred; however, the awards would continue to vest on the terms, including the performance conditions, in effect prior to retirement.

(10)

As Mr. Bilstrom was eligible for retirement as of December 31, 2014, no acceleration of the PRSUs or SELTPP Units upon disability would occur; however, the PRSUs and SELTPP Units would continue to vest on the terms, including the performance conditions, in effect prior to disability.

(11)	Does not include payments of deferred compensation which are reflected in the 2014 Nonqualified Deferred Compensation Table on page 76.

(12)

Mr. Bilstrom is eligible for retirement and for a death and disability benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2014 Table on pages 73-74 and do not represent additional expense to Comerica.

(13)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.40% for the first 5 years, 3.88% for years 5-20 and 4.96% for years after 20. Mortality Table for 2015 as prescribed by IRS Notice 2013-49. Payments are projected to commence on December 31, 2014 in the form of a lump sum.

(14)	Mr. Bilstrom is not eligible to participate in the Retirement Account Plan.

(15)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2014. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2014 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(16)	Assumes Mr. Bilstrom has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2014
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)	14,622,466		$44.34	8,648,251	(2)(3)
Equity compensation plans not approved by security holders (4)	399,649		34.36	—

Total	15,022,115	(5)	$44.28	8,648,251

(1)

Consists of (a) options to acquire shares of common stock, par value $5.00 per share, issued under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (“2006 LTIP”) and the Amended and Restated 1997 Long-Term Incentive Plan; (b) target number of stock-settled performance restricted stock units (“PRSUs”) issued under the 2006 LTIP; (c) target number of stock-settled senior executive long-term performance plan units (“SELTPP Units”) issued under the 2006 LTIP; and (d) restricted stock units equivalent to shares of common stock issued under the 2006 LTIP and the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (“RSUs”). Does not include restricted stock outstanding under the 2006 LTIP. At payout, the target number of PRSUs may be reduced by up to 30% and the target number of SELTPP Units may be reduced to zero or increased by up to 150%. The weighted-average exercise price in the table does not include outstanding PRSUs, SELTPP Units or RSUs.

There are no shares available for future issuances under any of these plans other than the 2006 LTIP. The 2006 LTIP was approved by Comerica’s shareholders on May 16, 2006, its amendment and restatement was approved by Comerica’s shareholders on April 27, 2010, and its further amendment and restatement was approved by Comerica’s shareholders on April 23, 2013.

(2)

Does not include shares of common stock purchased or available for purchase by employees under the Amended and Restated Employee Stock Purchase Plan, or contributed or available for contribution by Comerica on behalf of the employees. The Amended and Restated Employee Stock Purchase Plan was ratified and approved by the shareholders on May 18, 2004. Five million shares of Comerica’s common stock have been registered for sale or awards to employees under the Amended and Restated Employee Stock Purchase Plan. As of December 31, 2014, 2,383,999 shares had been purchased by or contributed on behalf of employees, leaving 2,616,001 shares available for future sale or awards. If these shares available for future sale or awards under the Employee Stock Purchase Plan were included, the numbers shown in column (c) under “Equity compensation plans approved by security holders” and “Total” would both be 11,264,252.

(3)

These shares are available for future issuance under the 2006 LTIP in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards and under the Incentive Plan for Non-Employee Directors in the form of options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. Under the 2006 LTIP, not more than a total of 8.55 million shares may be used for awards other than options and stock appreciation rights and not more than one million shares are available as incentive stock options. Further, no award recipient may receive more than 350,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 350,000.

(4)

Includes options to purchase 86,274 shares of common stock, par value $5.00 per share, issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Sterling

LTIP”), of which 52,499 shares were assumed by Comerica in connection with its acquisition of Sterling and 33,775 shares were granted to legacy Sterling employees subsequent to the acquisition. The weighted-average option price of the options assumed in connection with the acquisition of Sterling was $36.24 at December 31, 2014. Does not include 17,200 shares of restricted stock granted to legacy Sterling employees under the Sterling LTIP subsequent to the acquisition. The Sterling LTIP expired on April 28, 2013, and there are no shares available for future issuance under this plan. Also includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Sterling Deferred Compensation Plan”)(which includes 9,165 shares related to accounts assumed pursuant to the acquisition), and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The weighted-average exercise price in the table does not include shares issuable pursuant to deferred compensation plans. The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable. No shares are available for future issuance under the Sterling Deferred Compensation Plan, other than pursuant to dividend reinvestment.

(5)

Total includes the following: 14,003,030 options issued under the 2006 LTIP and the Sterling LTIP; 387,100 RSUs and PRSUs subject to time-based vesting; 318,610 PRSUs and SELTPP Units subject to performance-based vesting; and 313,375 shares issuable upon distribution of deferred compensation benefits.

Most of the equity awards made by Comerica during 2014 were granted under the shareholder-approved Amended and Restated 2006 Long-Term Incentive Plan.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-58) and Note 16 (see pages F-90 through F-92) to the Consolidated Financial Statements contained in Comerica’s Annual Report to Shareholders for the year ended December 31, 2014.

Plans not approved by Comerica’s shareholders include:

Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan. The Sterling LTIP expired on April 28, 2013. Accordingly, there are no shares available for future issuance under this plan. Under the plan, stock awards in the form of options, restricted stock, performance awards, bonus shares, phantom shares and other stock-based awards were granted to legacy Sterling employees. The maximum number of shares underlying awards of options, restricted stock, phantom shares and other stock-based awards granted to an award recipient in any calendar year was 47,300, and the maximum amount of all performance awards granted to an award recipient in any calendar year was $2,000,000. Awards are generally subject to a vesting schedule specified in the grant documentation. The exercise price of each option granted was not less than the fair market value of each share of common stock subject to the option on the date the option was granted. The term of each option is not more than ten years, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an employee’s death, disability or termination of employment. The Sterling LTIP is administered by the Governance, Compensation and Nominating Committee of Comerica’s Board of Directors.

Director and Employee Common Stock Deferral Plans.    Pursuant to the Director Common Stock Deferral Plan and the Employee Common Stock Deferral Plan (the “Deferred Compensation Plans”), directors and eligible employees may invest specified portions of their compensation into units that correlate to, and are functionally equivalent to, shares of common stock of Comerica. The participants’ accounts under the Deferred Compensation Plans are increased to the extent of dividends paid on Comerica common stock to reflect the number of additional shares of Comerica’s common stock that could have been purchased had the dividends been paid on each share of common stock hypothetically underlying then-outstanding stock units in the participants’ accounts. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the applicable Deferred Compensation Plan is made in Comerica’s common stock (with fractional shares being paid in cash).

Sterling Deferred Compensation Plan.    Comerica assumed the Sterling Deferred Compensation Plan upon its acquisition of Sterling. Prior to May 1, 2011, Sterling employees and directors were allowed to defer specified portions of their compensation into units that correlated to, and were functionally equivalent to, several different investment options, which included shares of common stock of Sterling. Following the acquisition of Sterling, such units are functionally equivalent to shares of Comerica’s common stock. Comerica’s common stock is not currently being offered as a hypothetical investment option for future deferrals or contributions, nor are participants permitted to reallocate investment funds into Comerica common stock; however, dividends earned on existing deferred amounts will continue to be hypothetically invested in Comerica’s common stock. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the Sterling Deferred Compensation Plan is made in Comerica’s common stock (with fractional shares being paid in cash).

TRANSACTIONS OF RELATED PARTIES WITH COMERICA

Some of the executive officers of Comerica, their related entities, and members of their immediate families were customers of and had transactions (including loans and loan commitments) with banking affiliates of Comerica during 2014. Comerica made all loans and commitments in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features.

BlackRock, Inc. (“BlackRock”) reported that it beneficially owns greater than 5% of Comerica’s common stock. In 2014, Comerica engaged BlackRock to act as a transition manager with respect to the reallocation of assets in its pension plan. For its transition manager services, BlackRock and an affiliate received a total of $184,768 in the ordinary course to execute trades.

For information on procedures and policies for reviewing transactions between Comerica and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Comerica — Review of Transactions with Related Persons.” Due to the nature of BlackRock’s holdings, Comerica’s policies did not require the transaction with BlackRock to be reviewed.

SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information about the number of shares of Comerica’s common stock beneficially owned by Comerica’s incumbent directors and director nominees, the NEOs and all incumbent directors and executive officers as a group. The number of shares each individual beneficially owns includes shares over which the person has or shares voting or investment power as of February 27, 2015 and also any shares that the individual can acquire by April 28, 2015 (60 days after the Record Date), through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse or other family members) with respect to the shares listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lars C. Anderson	173,858	(1)	*
Ralph W. Babb, Jr.	1,456,433	(2)(3)	*
Jon W. Bilstrom	242,260	(2)(4)	*
Roger A. Cregg	27,839	(5)(6)(7)	*
T. Kevin DeNicola.	21,832	(5)(6)	*
Curtis C. Farmer	126,344	(8)	*
Jacqueline P. Kane	20,201	(5)(6)(9)	*
Richard G. Lindner	34,499	(5)(6)	*
Karen L. Parkhill	145,535	(10)	*
Alfred A. Piergallini	69,115	(5)(6)	*
Robert S. Taubman	32,673	(5)(6)	*
Reginald M. Turner, Jr.	23,184	(5)(6)(11)	*
Nina G. Vaca (Ximena G. Humrichouse)	16,240	(5)(6)	*
Directors and executive officers as a group (23 people)	3,211,875	(12)(13)	1.8%

Footnotes:

*	Represents holdings of less than one percent of Comerica’s common stock.

(1)

Includes 48,924 shares of restricted stock of Comerica subject to future vesting conditions (“restricted stock”) and options to purchase 74,846 shares of common stock of Comerica that are or will be exercisable as of April 28, 2015, which Comerica granted to Mr. Anderson under Comerica’s Long-Term Incentive Plan. Also includes 37,319 restricted stock units and 12,750 performance restricted stock units granted to Mr. Anderson under Comerica’s Long-Term Incentive Plan, over which Mr. Anderson does not have voting or investment power. The restricted stock units vest in three equal installments on January 25, 2015, January 25, 2017 and January 25, 2019, and are settled in stock on March 4, 2021. The performance restricted stock units fully cliff vest at the end of three years if Comerica maintains the Tier 1 Capital Ratio threshold defined by the Federal Reserve for well capitalized banks each year during the performance period, and are settled in stock. Any year Comerica falls below the Tier 1 Capital ratio threshold, 15% of the performance restricted stock unit’s target award will be forfeited, with a maximum reduction of 45% of the target award. Only the portion of performance restricted stock units not subject to forfeiture based on performance conditions are included in this table.

(2)

Includes the following number of shares deemed invested, on behalf of the respective executives, in Comerica common stock under deferred compensation plans: Mr. Babb, 40,723 shares and Mr. Bilstrom, 5,381 shares; the officers do not have voting power over such shares.

(3)

Includes 202,866 shares of restricted stock and options to purchase 850,765 shares of common stock of Comerica that are or will be exercisable as of April 28, 2015, which Comerica granted to Mr. Babb under Comerica’s Long-Term Incentive Plan. Also includes 79,645 performance restricted stock units granted to Mr. Babb under Comerica’s Long-Term Incentive Plan, over which Mr. Babb does not have voting or investment power. The performance restricted stock units fully cliff vest at the end of three years if Comerica maintains the Tier 1 Capital Ratio threshold defined by the Federal Reserve for well capitalized banks each year during the performance period, and are settled in stock. Any year Comerica falls below the Tier 1 Capital ratio threshold, 15% of the performance restricted stock unit’s target award will be forfeited, with a maximum reduction of 45% of the target award. Only the portion of performance restricted stock units not subject to forfeiture based on performance conditions are included in this table. Additionally includes 117,530 shares held jointly with his spouse.

(4)

Includes 37,194 shares of restricted stock and options to purchase 151,625 shares of common stock of Comerica that are or will be exercisable as of April 28, 2015, which Comerica granted to Mr. Bilstrom under Comerica’s Long-Term Incentive Plan. Also includes 11,050 performance restricted stock units granted to Mr. Bilstrom under Comerica’s Long-Term Incentive Plan, over which Mr. Bilstrom does not have voting or investment power. The performance restricted stock units fully cliff vest at the end of three years if Comerica maintains the Tier 1 Capital Ratio threshold defined by the Federal Reserve for well capitalized banks each year during the performance period, and are settled in stock. Any year Comerica falls below the Tier 1 Capital ratio threshold, 15% of the performance restricted stock unit’s target award will be forfeited, with a maximum reduction of 45% of the target award. Only the portion of performance restricted stock units not subject to forfeiture based on performance conditions are included in this table. Also includes 2,000 shares held by his spouse and 1,500 shares held indirectly by Jon W. Bilstrom Agency.

(5)

Includes restricted stock units held by non-employee directors, over which directors do not have voting or investment power, as follows: restricted stock units for Roger A. Cregg and T. Kevin DeNicola, who each hold 15,294 restricted stock units, Reginald M. Turner, Jr., who holds 17,640 restricted stock units, Richard G. Lindner, who holds 13,974 restricted stock units, Alfred A. Piergallini and Robert S. Taubman who each hold 18,071 restricted stock units, and Jacqueline P. Kane and Nina G. Vaca, who each hold 11,803 restricted stock units. These restricted stock units vest one year after the date of the award, with such vesting contingent upon the participant’s continued service as a director of Comerica for a period of one year after the date of the award. They will be settled in common stock one year after the respective director’s service as a director of Comerica terminates.

(6)

Includes the following number of shares deemed invested, on behalf of the respective non-employee directors, in Comerica common stock under a deferred compensation plan: Roger A. Cregg, 7,545 shares; T. Kevin DeNicola, 1,525 shares; Jacqueline P. Kane, 6,073 shares; Richard G. Lindner, 20,525 shares; Alfred A. Piergallini, 4,384 shares; Robert S. Taubman, 2,853 shares; Reginald M. Turner, Jr., 1,430 shares; and Nina G. Vaca, 4,437 shares; the directors do not have voting power over such shares.

(7)	Includes 5,000 shares in an account held jointly with his spouse.

(8)

Includes 43,224 shares of restricted stock and options to purchase 57,846 shares of common stock of Comerica that are or will be exercisable as of April 28, 2015, which Comerica granted to Mr. Farmer under Comerica’s Long-Term Incentive Plan. Also includes 12,750 performance restricted stock units granted to Mr. Farmer under Comerica’s Long-Term Incentive Plan, over which Mr. Farmer does not have voting or investment power. The performance restricted stock units fully cliff vest at the end of three years if Comerica maintains the Tier 1 Capital Ratio threshold defined by the Federal Reserve for well capitalized banks each year during the performance period, and are settled in stock. Any year Comerica falls below the Tier 1 Capital ratio threshold, 15% of the performance restricted stock unit’s target award will be forfeited, with a maximum reduction of 45% of the target award. Only the portion of performance restricted stock units not subject to forfeiture based on performance conditions are included in this table.

(9)	Includes 2,325 shares held by The Steven and Jacqueline Kane Trust U/A dtd 12/20/2010.

(10)

Includes 31,424 shares of restricted stock and options to purchase 65,096 shares of common stock of Comerica that are or will be exercisable as of April 28, 2015, which Comerica granted to Ms. Parkhill under Comerica’s Long-Term Incentive Plan. Also includes 36,265 restricted stock units and 12,750 performance restricted stock units, over which Ms. Parkhill does not have voting or investment power. The restricted stock units vest in three equal installments on August 31, 2014, August 31, 2015 and August 31, 2016 and are settled in stock on August 31, 2016. The performance restricted stock units fully cliff vest at the end of three years if Comerica maintains the Tier 1 Capital Ratio threshold defined by the Federal Reserve for well capitalized banks each year during the performance period, and are settled in stock. Any year Comerica falls below the Tier 1 Capital ratio threshold, 15% of the performance restricted stock unit’s target award will be forfeited, with a maximum reduction of 45% of the target award. Only the portion of performance restricted stock units not subject to forfeiture based on performance conditions are included in this table.

(11)	Includes 4,115 shares held by the Reginald M. Turner, Jr. Trust.

(12)

Includes 521,600 shares of restricted stock and options to purchase 1,674,368 shares of Comerica’s common stock that are exercisable by February 27, 2015 or will become exercisable by April 28, 2015, all of which are beneficially owned by executive officers as a group. Comerica granted the options under Comerica’s long-term incentive plans. The number shown also includes 258,086 restricted stock units (including performance restricted stock units) held by executive officers as a group and 121,948 restricted stock units held by incumbent directors and nominees as a group; in each case, the officer or director does not have voting or investment power over such restricted stock units. 105,453 shares are deemed invested, on behalf of the directors and executives, in Comerica common stock under deferred compensation plans; the officer or director does not have voting power over such shares. The number additionally includes 129,296 shares of Comerica’s common stock for which the directors, nominees and executive officers share voting and investment power, or which are held by spouses of such persons. As well, the number includes warrants to purchase 1,000 shares of common stock of Comerica. The number shown does not include any shares that are pledged. Comerica has adopted a policy prohibiting transactions by employees and directors that are designed to hedge or offset any decrease in the market value of Comerica’s equity securities. Employees and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

(13)	As of February 27, 2015, consists of 8 non-employee directors and 15 current executive officers, one of whom is an employee director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Comerica provide information about any shareholder who beneficially owns more than 5% of Comerica’s common stock. The following table provides the required information about the only shareholders known to Comerica to be the beneficial owner of more than 5% of Comerica’s common stock. To report this information, Comerica relied solely on information that BlackRock, Inc. furnished in its Schedule 13G/A, filed February 2, 2015, on information that Fiduciary Management, Inc. furnished in its Schedule 13G/A, filed February 10, 2015, on information that Invesco Ltd. furnished in its Schedule 13G, filed February 11, 2015, on information that State Street Corporation furnished in its Schedule 13G, filed February 12, 2015 and on information that The Vanguard Group, Inc. furnished in its Schedule 13G/A, filed February 11, 2015, in each case relating to their respective beneficial ownership of Comerica as of December 31, 2014.

Amount and Nature of Beneficial Ownership as of December 31, 2014

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. and certain affiliates 55 East 52nd Street New York, NY 10022	10,087,740(1)	5.6%

Fiduciary Management, Inc. 100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202	12,608,878(2)	7.0%

Invesco Ltd. and certain affiliates 1555 Peachtree Street NE Atlanta, GA 30309	9,193,065(3)	5.1%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,033,734(4)	5.0%

The Vanguard Group, Inc. and certain affiliates 100 Vanguard Blvd. Malvern, PA 19355	14,050,186(5)	7.8%

Footnotes:

(1)

BlackRock, Inc. indicated that it has sole power to vote or to direct the vote with respect to 8,502,518 shares, and sole dispositive power with respect to 10,087,740 shares. BlackRock, Inc. filed on behalf of the following subsidiaries: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd and BlackRock Life Limited.

(2)	Fiduciary Management, Inc. indicated that it has sole power to vote or to direct the vote, and sole dispositive power, with respect to 12,608,878 shares.

(3)

Invesco Ltd. indicated that it has sole power to vote or to direct the vote with respect to 8,705,530 shares, and sole dispositive power with respect to 9,193,065 shares. The following subsidiaries of Invesco Ltd. are investment advisers which hold shares of the security being reported: Invesco Advisers, Inc.; Invesco Powershares Capital Management; Invesco Asset Management Deutschland GmbH; Invesco Asset Management (Japan) Limited and Invesco Investment Advisers, LLC.

(4)

State Street Corporation indicated that it has shared power to vote or to direct the vote, and shared dispositive power, with respect to 9,033,734 shares. State Street Corporation filed on behalf of the following subsidiaries: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors Japan Co., Ltd.; and State Street Global Advisors, Asia Limited.

(5)

The Vanguard Group, Inc. indicated that it has sole dispositive power with respect to 13,752,651 shares, and shared dispositive power with respect to 297,535 shares. It has sole power to vote or direct the vote on 307,329 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 244,005 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 116,854 shares as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires that Comerica’s directors, executive officers and persons who own more than ten percent of a registered class of Comerica’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Comerica believes that, during the year ended December 31, 2014, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements, except as noted in the following paragraphs.

On January 28, 2014, the forfeiture of stock options withheld to pay the exercise price and satisfy tax withholding obligations was timely reported on a Form 4 for J. Michael Fulton, who served as an executive officer during 2014; however, due to an administrative error in calculating tax withholding obligations, such Form 4 was amended on January 31, 2014 to correct the number of shares withheld.

On January 29, 2014, the forfeiture of restricted stock withheld to satisfy tax withholding obligations was timely reported on Forms 4 for each of Mr. Babb, Mr. Bilstrom, Mr. Duprey, Mr. Farmer and Mr. Fulton; however, due to an administrative error in calculating tax withholding obligations, each of such Forms 4 was amended on January 31, 2014 to correct the number of shares withheld.

ANNUAL REPORT TO SHAREHOLDERS

Comerica provided the 2014 annual report to shareholders, containing financial statements and other information about the operations of Comerica for the year ended December 31, 2014, to you along with this proxy statement. You should not regard the 2014 annual report as proxy soliciting material.

HOUSEHOLDING

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Corporate Secretary

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

1-866-870-3684

OTHER MATTERS

The Board is not aware of any other matter upon which action will be taken at the Annual Meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the person or persons named in the proxies.

By Order of the Board of Directors
Jon W. Bilstrom Executive Vice President — Governance, Regulatory Relations and Legal Affairs, and Corporate Secretary

March 17, 2015

APPENDIX I

•	Plan approved by the Governance, Compensation and Nominating Committee on February 24, 2015, by the Board of Directors on February 24, 2015 and by the shareholders on .

2015 COMERICA INCORPORATED

INCENTIVE PLAN

FOR

NON-EMPLOYEE DIRECTORS

(EFFECTIVE APRIL 28, 2015)

2015 COMERICA INCORPORATED

INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS

(EFFECTIVE APRIL 28, 2015)

SECTION I	PURPOSE	l-1
SECTION II	DEFINITIONS	l-1
SECTION III	ADMINISTRATION	l-2
SECTION IV	COMMON STOCK SUBJECT TO THE PLAN	l-3
SECTION V	AWARDS	l-4
SECTION VI	CHANGE OF CONTROL PROVISIONS	l-7
SECTION VII	TERMINATION AND AMENDMENT	l-7
SECTION VIII	UNFUNDED STATUS OF PLAN	l-9
SECTION IX	GENERAL PROVISIONS	l-9
SECTION X	EFFECTIVE DATE OF PLAN	l-10

2015 COMERICA INCORPORATED

INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS

(EFFECTIVE APRIL 28, 2015)

SECTION I

PURPOSE

The purpose of this 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors is to promote the continued prosperity of Comerica Incorporated by aligning the financial interests of the recipients of awards hereunder with those of the stockholders of Comerica Incorporated, to provide an additional incentive for such individuals to remain as directors, and to provide a means through which Comerica Incorporated may attract well-qualified individuals to serve as directors.

SECTION II

DEFINITIONS

For purposes of this 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors, the following terms are defined as set forth below:

A. “Affiliate” means (i) any entity that is controlled by the Corporation, whether directly or indirectly, or (ii) any entity in which the Corporation has a significant equity interest, as determined by the Committee.

B. “Aggregated Plan” means all agreements, methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 1 .409A-1(c) of the Regulations.

C. “Award” means an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Restricted Stock Unit Award or any Other Equity-Based Award.

D. “Award Agreement” means a written document setting forth the terms and conditions of an Award.

E. “Beneficiary Designation Form” means the form used to designate the Participant’s beneficiary(ies) to whom any amounts payable in the event of the Participant’s death are to be paid and by whom any rights of the Participant, after the Participant’s death, may be exercised, as such form may be modified by the Committee from time to time.

F. “Board” means the Board of Directors of the Corporation.

G. “Change of Control” shall have the meaning set forth in Exhibit A to this Plan.

H. “Code” means the Internal Revenue Code of 1986, as amended.

I. “Committee” means the Governance, Compensation and Nominating Committee or such other committee of the Board as the Board may from time to time designate.

J. “Common Stock” means common stock, par value $5.00 per share, of the Corporation.

K. “Corporation” means Comerica Incorporated, a Delaware corporation.

L. “Date of Grant” means the effective date of an Award granted by the Committee to an Award Recipient.

M. “Disability” means any medically determinable physical or mental impairment of any person(s) who is unable to engage in any substantial gainful activity which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

N. “Eligible Director” means any individual serving as a member of the Board who is not an employee of the Corporation or any of its Subsidiaries or Affiliates.

O. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

P. “Fair Market Value” means, as of any given date, the closing price of Common Stock on the New York Stock Exchange on that date, or if the Common Stock was not traded on the New York Stock Exchange on such date, then on the last preceding date on which the Common Stock was traded. If Fair Market Value for any date in question cannot be determined as provided above, then Fair Market Value shall be determined by the Committee, provided that the Committee uses a reasonable valuation method in accordance with the Regulations and applicable guidance promulgated under Code Section 409A.

Q. “Option” means a right to purchase a specified number of shares of Common Stock during a specified period pursuant to such terms as are determined by the Committee and as may be set forth in the applicable Award Agreement.

R. “Option Award” means an Award granted under Section V(A)(1).

S. “Other Equity-Based Award” means an Award granted under Section V(A)(5).

T. “Participant” means any individual who has received an Award.

U. “Plan” means the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors, as set forth herein and as hereinafter amended and/or restated from time to time.

V. “Regulations” means the Treasury Regulations promulgated under the Code.

W. “Restricted Stock” means shares of Common Stock that are subject to certain conditions and restrictions, as determined by the Committee and as may be set forth in the applicable Award Agreement.

X. “Restricted Stock Award” means an Award granted under Section V(A)(3).

Y. “Restricted Stock Unit” or “Unit” means a unit equivalent to a share of Common Stock that is subject to certain conditions and restrictions, as determined by the Committee and as may be set forth in the applicable Award Agreement.

Z. “Restricted Stock Unit Award” means an Award granted under Section V(A)(4).

AA. “Retirement” means the date of the next annual shareholder’s meeting of the Corporation immediately following the Director’s 72nd birthday.

BB. “Section” means, unless otherwise specified, a Section of the Plan.

CC. “Separation from Service” means the date on which the Director ceases to be a director of the Corporation; provided that a Separation from Service shall not have occurred if the Corporation anticipates that the Director will continue to provide services to the Corporation or a Subsidiary, whether as an employee or consultant or in any other compensatory capacity. The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations, or such other guidance with respect to Code Section 409A that may be in effect on the date of determination.

DD. “Stock Appreciation Right” means a right to receive payment in shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than the Fair Market Value of the same number of shares of Common Stock on the date(s) of grant of the Stock Appreciation Right.

EE. “Stock Appreciation Right Award” means an Award granted under Section V(A)(2).

FF. “Subsidiary” means any corporation, partnership or other entity, 50% or more of whose stock or interest is owned, directly or indirectly, by the Corporation.

SECTION III

ADMINISTRATION

A. The Plan shall be administered by the Committee; provided, that the Board shall have the authority to exercise any and all duties and responsibilities assigned to the Committee under the Plan. Among other things, the Committee shall have the authority, subject to the terms of the Plan, to determine the type or types of Award(s), if any, to be granted to an Eligible Director, to grant Awards to Eligible Directors, to determine the number of shares of Common Stock or Units to be covered by each such Award and otherwise to determine the terms and conditions thereof, and to amend such terms and conditions at any time and from time to time.

Awards may be granted singly or in any combination. Awards granted under the Plan shall be evidenced by Award Agreements that set forth the terms and conditions for the respective Award, which may include, among other things, the provisions applicable in the event the Participant’s membership on the Board terminates. The Committee may, but need not, require the execution by a Participant of any such Award Agreement. Acceptance of the Award by the respective Participant shall constitute acceptance of the terms and conditions of the Award, including, without limitation, those set forth in the Award Agreement and the Plan.

B. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto) and to otherwise supervise the administration of the Plan.

C. Determinations of the Committee shall be made by a majority vote of its members at a meeting at which a quorum is present or pursuant to a unanimous written consent of its members.

D. The Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or that is prohibited by applicable law or the applicable rules of the New York Stock Exchange (or the applicable rules of such other securities exchange as may at the time of the delegation be the principal market for the Common Stock). Any such delegation may be revoked by the Committee at any time.

E. Any determination made by the Committee or pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole and absolute discretion of the Committee or its delegate at the time of the grant of the Award or, unless in contravention of an express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriate delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation, Participants, beneficiaries and other interested parties.

SECTION IV

COMMON STOCK SUBJECT TO THE PLAN

A. The maximum number of shares of Common Stock that may be delivered under the Plan shall be 350,000. Shares issued pursuant to the Plan may be authorized and unissued shares, treasury shares, shares purchased in the open market or in private transactions, or any combination of the foregoing.

B. Any Shares covered by an Award that has been granted shall be counted as used under the Plan as of the Date of Grant. To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. The following Shares, however, may not again be made available for issuance in respect of Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (iii) Shares repurchased by the Corporation on the open market with the proceeds of an Option exercise price to settle an Option.

C. In the event the number of outstanding shares of Common Stock changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split up, split off, spin off, liquidation or other similar change in capitalization, or any distribution made to holders of Common Stock other than cash dividends, the number or kind of shares that may be issued under the Plan, and the number or kind of shares subject to, or the exercise price per share under any outstanding Award, shall be automatically adjusted, and the Committee shall make such other equitable adjustments, if applicable, of any Award or shares of Common Stock issuable pursuant thereto so that the value of the interest of the individual shall not be decreased by reason of the occurrence of such event, provided that the aggregate exercise price of the Award is not less than the aggregate exercise price of the Award before the change in capitalization. Any such adjustment shall be deemed conclusive and binding on the Corporation, each Participant, their beneficiaries and all other interested parties.

D. No Participant may be granted Awards with a grant date Fair Market Value of greater than $500,000 in any calendar year.

SECTION V

AWARDS

A. Types of Awards

1. Option Awards. The Committee may grant Option Awards to Eligible Directors in accordance with the provisions of this subsection, subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. Options granted under the Plan shall be non-qualified stock options.

a. Exercise Price. The exercise price per share of Common Stock of an Option shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

b. Option Term. The term of an Option shall not exceed ten years from the Date of Grant.

c. Methods of Exercise. The Committee shall determine the time or times at which an Option may be exercised, and the manner in which (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) payment of the exercise price with respect thereto may be made, or deemed to have been made. The Committee may authorize the use of any form of “cashless” exercise of an Option that is legally permissible. Prior to settlement of any such exercise, the exercise price shall be satisfied in full in accordance with Section V(B).

d. Rights upon Exercise. A Participant shall have all of the rights of a stockholder with respect to the shares purchased upon exercise of an Option when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section VIII(A).

2. Stock Appreciation Right Awards. The Committee may grant Stock Appreciation Right Awards to Eligible Directors, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate, including, without limitation, the term, manner of exercise, dates of exercise, and the grant price; provided, however, that such grant price may never be less than the Fair Market Value of Common Stock on the date the right is granted and the term of a Stock Appreciation Right shall not exceed ten years from the Date of Grant. Notwithstanding any contrary provision in the Plan, upon exercise, the settlement of a Stock Appreciation Right may only occur by payment of Common Stock; Stock Appreciation Rights cannot be settled with cash or any other form of payment.

3. Restricted Stock Awards. The Committee may grant Restricted Stock Awards to Eligible Directors in accordance with the provisions of this subsection, subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate.

a. Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or the issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE COMERICA INCORPORATED INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS AND AN AWARD AGREEMENT. COPIES OF SUCH PLAN AND THE APPLICABLE AWARD AGREEMENT ARE ON FILE AT THE OFFICES OF COMERICA INCORPORATED AT COMERICA BANK TOWER, 1717 MAIN STREET, MC 6506, DALLAS, TEXAS 75201.

The Committee may require that the certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

b. Rights of Holder of Restricted Stock. Except as provided in this Section V(A)(3) and the applicable Award Agreement, a Participant to whom Restricted Stock is granted shall have all of the rights of a stockholder of the Corporation with respect to the Common Stock subject to the Restricted Stock Award, including, if applicable, the right to vote the shares and the right to receive any dividends and other distributions.

4. Restricted Stock Unit Awards. The Committee may grant Restricted Stock Unit Awards to Eligible Directors, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate including, without limitation, the time or times at which Restricted Stock Units will be granted, the number of shares to be represented by each such grant, the conditions for vesting thereof, the time or times within which Restricted Stock Units may be subject to forfeiture, the time or times at which Restricted Stock Units will be settled and the form of such settlement (i.e., cash or shares of Common Stock).

a. Restricted Stock Units. A Restricted Stock Unit shall represent an unfunded, unsecured right to receive one share of the Corporation’s Common Stock.

b. Rights of Holder of Restricted Stock Units. A Participant to whom Restricted Stock Units are granted shall not have any rights of a stockholder of the Corporation with respect to the Common Stock represented by the Restricted Stock Unit Award. If so determined by the Committee, in its sole and absolute discretion, Restricted Stock Units may include a dividend equivalent right, pursuant to which the Participant will either receive cash amounts (either paid currently or on a contingent basis) equivalent to the dividends and other distributions payable with respect to the number of shares of Common Stock represented by the Restricted Stock Units, or additional Restricted Stock Units representing such dividends and other distributions.

5. Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards to Eligible Directors in accordance with the provisions of this Section V(A) and subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Other Equity-Based Awards may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants and settlements of such Awards must comply with applicable law. Other Equity-Based Awards may be granted either alone or in conjunction with other Awards granted under the Plan.

B. Forms of Payment by Participants. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by a Participant upon the exercise or vesting of an Award may be made in such form or forms as the Committee shall determine, provided that Stock Appreciation Right Awards must always be paid out in Common Stock.

C. Limits on Transfer of Awards. Unless otherwise determined by the Committee, no Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of intestacy; provided, however, that a Participant may, in accordance with Section IX(E) and in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any property payable or distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Unless otherwise determined by the Committee, no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation or any Subsidiary or Affiliate.

D. Term of Awards. Subject to any specific provisions of the Plan, the term of each Award shall be for such period as may be determined by the Committee.

E. Securities Law Restrictions. All certificates for shares of Common Stock or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange, any other exchange on which shares of Common Stock may be eligible to be traded or any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

F. Awards Subject to Code Section 409A. If the Committee determines that an Award is subject to Section 409A of the Code, then the Award shall be settled at the time or times designated in the applicable Award Agreement, subject to the following provisions:

1. Payments Upon Occurrence of Stated Events. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, with respect to any Award that was granted prior to the Effective Date of this Plan and that is subject to Code Section 409A, payment or settlement of such Award upon a “termination of employment” or “separation from service” shall require a Separation from Service, as such term is defined in Section II of this Plan. In addition, payment or settlement of such Award upon a “Change of Control” or “Disability” shall require a Change of Control or Disability, as such terms are defined in Section II of this Plan.

2. Period of Payment or Settlement. Notwithstanding any provision in this Plan (other than this Section V.I.) or an Award Agreement to the contrary, with respect to any Award that was granted prior to the Effective Date of this Plan and is subject to Code Section 409A, the terms of which provide for payment or settlement upon the occurrence of a specified event (such as a Change of Control or the death or Disability of the Award Recipient), payment or settlement of such Award shall be made within the thirty (30) day period following the date on which such event occurs. With respect to any Award that is granted on or after the Effective Date of this Plan and is subject to Code Section 409A, the terms of which provide for payment or settlement upon the occurrence of a specified event, payment or settlement of such Award shall be made within the ninety (90) day period, or such shorter period set forth in the Award Agreement, following the date on which such event occurs.

3. Distribution in the Event of Income Inclusion Under Code Section 409A. If an Award fails to meet the requirements of Section 409A of the Code, the Participant may receive payment in connection with the Award before the Award would otherwise be paid, provided, however, that the amount paid to the Participant shall not exceed the lesser of: (i) the amount payable under such Award, or (ii) the amount to be reported pursuant to Section 409A of the Code on the applicable Form W-2 (or Form 1099) as taxable income to the Participant.

4. Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified under an Award would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.

5. Administrative Delay in Payment. In the case of administrative necessity, the payment of benefits under an Award may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

6. No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits under an Award will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

G. Prohibition on Option and Stock Appreciation Right Repricing. Other than pursuant to Section IV(C), in no event may any Option or Stock Appreciation Right granted under this Plan (1) be amended to decrease the exercise or grant price thereof; (2) be cancelled in conjunction with (i) the grant of any new Option or Stock Appreciation Right with a lower exercise or grant price in exchange for the cancelled Option or Stock Appreciation Right or (ii) the grant of any other type of Award in exchange for the cancelled Option or Stock Appreciation Right; or (3) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s stockholders. Further, except as provided in Section III(D) hereof, the Committee may not, without prior approval of the Corporation’s stockholders, seek to effect any repricing of any previously granted “underwater” Option or Stock Appreciation Right by repurchasing the underwater Option or Stock Appreciation Right with cash. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price of the Option or Stock Appreciation Right.

H. Vesting Periods. Subject to Section III(A) of this Plan and any applicable Award Agreement, and except as otherwise required by applicable law or the applicable rules of a stock exchange or determined by the Committee in the event of death or Disability, full value equity awards under this Plan that are based on time vesting shall have a minimum total vesting period of three years, which vesting may be prorated over such period.

SECTION VI

CHANGE OF CONTROL PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

1. Any Options and Stock Appreciation Rights outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully vested and shall be exercisable for the remainder of the original Option or Stock Appreciation Right term.

2. The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

3. All Restricted Stock Units shall be considered to be fully vested, and such Restricted Stock Units shall be settled in cash within the ninety (90) day period, or such shorter period set forth in the Award Agreement, following the date of the Change of Control.

4. All Other Equity-Based Awards shall vest and be exercisable, or shall vest and be settled in cash within the ninety (90) day period, or such shorter period set forth in the Award Agreement, following the date of the Change of Control.

5. The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, but only to the extent that such adjustments and/or settlements occur in accordance with Code Section 409A, the Regulations and any other interpretive authority promulgated thereunder.

SECTION VII

TERMINATION AND AMENDMENT

A. The Plan will terminate on the fifteenth anniversary of the Effective Date of the Plan. Under the Plan, Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

B. The Committee or the Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuance shall be made which would adversely impact the rights of a Participant under any Award theretofore granted without the Participant’s consent, except such an amendment made to comply with applicable law, including Code Section 409A and any interpretive authorities promulgated thereunder, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Corporation’s stockholders to the extent such approval is required by applicable law or the applicable rules of the New York Stock Exchange (or the applicable rules of such other securities exchange as may at the time be the principal market for the Common Stock).

C. The Committee may amend the terms of any Option or other Award theretofore granted, prospectively or retroactively; provided, however, that no such amendment shall adversely impact the rights of any Participant without the Participant’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, including Code Section 409A and any interpretive authorities promulgated thereunder, stock exchange rules or accounting rules; and provided, further, that in no event may an Option or Stock Appreciation Right be repriced without the approval of the stockholders of the Corporation except due to an adjustment pursuant to Section IV(C). Furthermore, no amendment may be made to an Option Award or a Stock Appreciation Right Award which would cause the exercise price or the grant price (as applicable) to be less than the Fair Market Value of the Common Stock on the Date of Grant, except as provided in Section IV(C).

D. Subject to the above provisions and unless prohibited by applicable law or the applicable rules of the New York Stock Exchange (or the applicable rules of such other securities exchange as may at the time be the principal market for the Common Stock), the Committee or the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

E. Upon termination of the Plan, the Corporation may settle any outstanding Award that is not subject to Code Section 409A as soon as is practicable following such termination and may settle any outstanding Award that is subject to Code Section 409A in accordance with one of the following:

1. the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

2. the termination and liquidation of the Plan pursuant to irrevocable action taken by the Committee or the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and the Committee or the Corporation, as the case may be, takes all necessary action to terminate and liquidate such other Aggregated Plans;

3. the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation’s financial health; (2) the Committee or the Corporation, as the case may be, terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the

Corporation does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate the Plan.

SECTION VIII

UNFUNDED STATUS OF PLAN

It is presently intended that the Plan will constitute an “unfunded” plan. The Committee may authorize the creation of rabbi trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such rabbi trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION IX

GENERAL PROVISIONS

A. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

B. Notwithstanding any other provision of the Plan or Award Agreements made pursuant thereto, with respect to any Award other than an Award that is subject to Code Section 409A, the Corporation shall not be required to evidence book-entry registration of shares of Common Stock under the Plan or issue or deliver any certificate or certificates for shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such shares on the applicable stock exchange; (ii) any registration or other qualification of such shares of the Corporation under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or Federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable, and, with respect to any Award that is subject to Code Section 409A, the Corporation shall not be required to issue or deliver any certificate or certificates for shares under the Plan if the Corporation reasonably anticipates that such issuance or delivery would violate applicable Federal securities laws or other applicable law, provided the Corporation issues or delivers the shares at the earliest date on which the Corporation reasonably anticipates that such issuance or delivery would not cause such violation.

C. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its directors.

D. Adoption of the Plan shall not confer upon any Eligible Director any right to continued service on the Board.

An Award Recipient may designate a Beneficiary to exercise the rights of the Award Recipient and to receive any property distributable with respect to any Award upon the death of the Award Recipient. Each Award or right under any Award shall be exercisable during the Award Recipient’s lifetime only by the Award Recipient or, if permissible under applicable law, by the Award Recipient’s guardian or legal representative. “Beneficiary” means any person(s) designated by an Award Recipient on a beneficiary designation form submitted to the administrator of the Plan, or, if no form has been submitted, any person(s) entitled to receive any amounts owing to such Award Recipient under this Plan upon his or her death by reason of having been named in the Award Recipient’s will or trust agreement or having qualified as a taker of the Award Recipient’s property under the laws of intestacy.

E. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, unless preempted by federal law, and also in accordance with Code Section 409A and any interpretive authorities promulgated thereunder.

SECTION X

EFFECTIVE DATE OF PLAN

This Plan is effective as of April 28, 2015 (the “Effective Date”).

EXHIBIT A

CHANGE OF CONTROL

A.	For the purpose of this Plan, a “Change of Control” shall mean:

1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection 1, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection A.3 of this Exhibit A; or

2.	Individuals who, as of the date hereof, constitute the Corporation’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4.	Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

B.	Except as otherwise provided in any Award Agreement, with respect to any Award subject to Section 409A of the Code and for purposes of subsection E. of Section VII above, the above definition of “Change of Control” shall mean:

1.	any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

2.	any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation;

3.	a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

4.	any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

The determination of whether a Change of Control has occurred under this Section B of Exhibit A shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.

ANNEX A

RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES

(dollar amounts in millions)

December 31	2014
Tangible Common Equity Ratio:
Common shareholders’ equity	$7,402
Less:
Goodwill	$635
Other intangible assets	$15

Tangible common equity	$6,752

Total assets	$69,190
Less:
Goodwill	$635
Other intangible assets	$15

Tangible assets	$68,540

Common equity ratio	10.85%
Tangible common equity ratio	9.85
Tangible Common Equity per Share of Common Stock:
Common shareholders’ equity	$7,402
Tangible common equity	6,752

Shares of common stock outstanding (in millions)	179

Common shareholders’ equity per share of common stock	$41.35
Tangible common equity per share of common stock	37.72

The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets and tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.

(in millions, except per share data)	2014	2013	2012	2011	2010	2009
Adjusted Return on Assets:
Net income (loss)	593	541	521	393
Plus:
Merger and restructuring charges, net of tax	—	—	22	47

Adjusted net income (loss)	$593	$541	$543	$440

Average assets	$66,338	$63,933	$62,569	$56,914
Return on assets	.89%	.85%	.83%	.69%
Adjusted return on assets	.89	.85	.87	.77

Adjusted Earnings per Share:
Net income (loss) available to common shareholders	$586	$533	$515	$389	$153	$(118)
Plus:
Merger and restructuring charges, net of tax	—	—	22	47	—	—

Adjusted net income (loss) available to common shareholders	$586	$533	$537	$436	$153	(118)

Diluted average common shares	185	187	192	186	173	149
Diluted earnings per common share	$3.16	$2.85	$2.67	$2.09	$0.88	$(0.79)
Adjusted earnings per share	3.16	2.85	2.79	2.35	0.88	(0.79)

A-1

The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, are added back to reported net income to determine adjusted EPS and adjusted ROA. Comerica believes these measurements, which are used for the determination of relative peer ranking for the Management Incentive Plan, are meaningful measures because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate our performance trends.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A-2

Location of Comerica Incorporated

2015 Annual Meeting of Shareholders

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Comerica Bank Tower is located on the corner of Main Street and North Ervay Street in downtown Dallas.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

A.	ELECTION OF DIRECTORS — The Board of Directors recommends a vote FOR all of the listed nominees.
1.	Nominees		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01.	Ralph W. Babb, Jr.	☐	☐	☐	06.	Alfred A. Piergallini	☐	☐	☐

	02.	Roger A. Cregg	☐	☐	☐	07.	Robert S. Taubman	☐	☐	☐

	03.	T. Kevin DeNicola	☐	☐	☐	08.	Reginald M. Turner, Jr.	☐	☐	☐

	04.	Jacqueline P. Kane	☐	☐	☐	09.	Nina G. Vaca	☐	☐	☐

	05.	Richard G. Lindner	☐	☐	☐

Please fold here – Do not separate

B.	DIRECTOR PROPOSALS — The Board of Directors recommends a vote FOR Items 2, 3 and 4.

2.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors	☐	For	☐	Against	☐	Abstain

3.	Approval of the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors	☐	For	☐	Against	☐	Abstain

4.	Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation	☐	For	☐	Against	☐	Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, AND FOR ITEMS 2, 3 AND 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMERICA INCORPORATED

2015 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 28, 2015

9:30 a.m., Central Time

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on April 28, 2015.

The proxy statement, annual report to security holders and additional soliciting materials are available at

www.proxydocs.com/cma.

proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Jon W. Bilstrom and Nicole V. Gersch, or either of them, as Proxies, each with the power to appoint his or her substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Comerica Incorporated held of record by the undersigned on February 27, 2015, at the Annual Meeting of Shareholders to be held on April 28, 2015, and any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Comerica’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

COMERICA INCORPORATED

2015 ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2015

9:30 a.m., Central Time

Vote by Internet, Telephone or Mail

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE 1-866-883-3382	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

www.proxydocs.com/cma

Use the Internet to vote your proxy

24 hours a day, 7 days a week, until

11:59 p.m. (CT) on April 27, 2015.

For shares held in Comerica’s employee

benefit plans, the deadline is

11:59 p.m. (CT) on April 26, 2015.

Please have your proxy card and the last

four digits of your Social Security Number

or Tax Identification Number available.

Follow the simple instructions to obtain your

records and create an electronic ballot.

Use any touch-tone telephone to vote your

proxy 24 hours a day, 7 days a week, until

11:59 p.m. (CT) on April 27, 2015.

For shares held in Comerica’s employee

benefit plans, the deadline is

11:59 p.m. (CT) on April 26, 2015.

Please have your proxy card and the last

four digits of your Social Security Number

or Tax Identification Number available.

Follow the simple instructions the

voice provides you.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.